Exhibit 4.36

ELECTRONIC PROOF

confidential • confidential • confidential

Imprima de Bussy Ltd

[GRAPHIC]

London	Paris	Frankfurt
Tel +44 (0) 20 7902 7200 Fax: +44 (0) 20 7928 9133	+33 (0) 1 58 36 06 60 +33 (0) 1 58 36 06 03	+49 (0) 69 915 09 80 +49 (0) 69 915 09 810

Amsterdam	Birmingham

THIS DOCUMENT IS IMPORTANT AND REQUIRES YOUR IMMEDIATE ATTENTION. When considering what action you should take, you are recommended to seek your own personal financial advice from your independent adviser, stockbroker, bank manager, solicitor, accountant or other professional adviser authorised under the Financial Services and Markets Act 2000, immediately.

If you sell or have sold or otherwise transferred all your Ordinary Shares, other than ex-rights, before 2 October 2002 please forward this document and the accompanying Form of Proxy and any Provisional Allotment Letter that you may receive to the purchaser or transferee or to the agent through whom the sale or transfer was or is effected for onward transmission to the purchaser or transferee. If you sell or have sold or otherwise transferred part of your holding of Ordinary Shares you should immediately consult the stockbroker, bank or other agent through whom the sale or transfer was effected.

A copy of this prospectus, which has been prepared in accordance with the listing rules of the UK Listing Authority made under Section 74 of the Financial Services and Markets Act 2000, has been delivered to the Registrar of Companies in England and Wales for registration in accordance with Section 83 of that Act.

Nomura International plc, which is regulated in the United Kingdom by the Financial Services Authority, is acting exclusively for Xenova Group plc in relation to the Rights Issue and is not advising any other person or treating any other person as its client in relation thereto, and will not be responsible to any person other than Xenova Group plc for providing the protections afforded to its clients nor for providing advice in relation to the Rights Issue nor any other matter referred to in this document.

The whole of the text of this document should be read. In particular, your attention is drawn to the section headed “Risk Factors” in Part 4 of this document.

Xenova Group plc

(incorporated and registered in England and Wales under the Companies Act 1985 with Registered No. 2698673)

8 for 33 Rights Issue of 33,710,703 New Ordinary Shares

at 32.5p per New Ordinary Share

Application has been made to the UK Listing Authority for the New Ordinary Shares to be admitted to the Official List. Application has also been made to the London Stock Exchange for the New Ordinary Shares to be admitted to trading on its market for listed securities. It is expected that admission to listing of such securities will become effective and dealings, nil paid, on the London Stock Exchange will commence on 7 October 2002.

It is expected that: (a) Provisional Allotment Letters will be despatched to Qualifying non-CREST Shareholders on 4 October 2002 and (b) Qualifying CREST Shareholders (who will not receive a Provisional Allotment Letter) will receive a credit to their appropriate stock accounts in CREST in respect of the Nil Paid Rights on 4 October. The Nil Paid Rights so credited are expected to be enabled for settlement by CRESTCo as soon as practicable after admission of the Nil Paid Rights to the Official List has become effective.

Qualifying Non-CREST Shareholders should retain this document for reference pending receipt of a Provisional Allotment Letter. Qualifying CREST Shareholders should note that they will receive no further written communications from the Company in respect of the Rights Issue. They should accordingly retain this document for, inter alia, details of the action they should take in respect of the Rights Issue.

Qualifying CREST Shareholders who are CREST sponsored members should refer to their CREST sponsors regarding the action to be taken in connection with this document and the Rights Issue.

Notice of an Extraordinary General Meeting, to be held at 10.00 a.m. on 4 October 2002, is set out at the end of this document. The accompanying Form of Proxy for use at the Extraordinary General Meeting should be completed and returned, in accordance with the instructions printed thereon, to Computershare Investor Services PLC, PO Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA as soon as possible but in any event so as to arrive no later than 10.00 a.m. on 2 October 2002.

The latest time for acceptance and payment in full for the New Ordinary Shares is expected to be 9.30 a.m. on 28 October 2002. The procedure for acceptance and payment is set out in Part 3 of this document and for Qualifying non-CREST Shareholders only will also be contained in the Provisional Allotment Letters. If you have any questions on the procedure for application and payment you should contact Computershare Investor Services PLC on telephone number: 0870 702 0100. For legal reasons, this helpline will not be able to provide advice on the merits of the Rights Issue or to provide financial advice.

This document does not constitute an offer to sell, or the solicitation of an offer to subscribe for, the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares in any jurisdiction in which such offer or solicitation is unlawful. Any Shareholder or other recipient of this document who is a resident of the US, Canada, Australia, the Republic of Ireland or Japan, or holds shares on behalf of persons resident in these countries, should refer to the paragraph headed “Overseas Shareholders” in Part 3 of this document. The Nil Paid Rights, the Fully Paid Rights, the New Ordinary Shares and the Provisional Allotment Letters have not been, and will not be, registered under the US Securities Act of 1933 as amended, under the securities laws of any state of the United States, or under the applicable securities laws of Canada, Australia, the Republic of Ireland, or Japan and accordingly, unless an exemption under any applicable laws is available, the New Ordinary Shares or Provisional Allotment Letters may not be offered, sold, transferred, taken up or delivered, directly or indirectly, in the US, Canada, Australia, the Republic of Ireland or Japan or any other country outside the United Kingdom where such distribution may otherwise lead to a breach of any law or regulatory requirement. Except as otherwise provided in this document, the Provisional Allotment Letters will not be posted to any Shareholder with a registered address in the US, Canada, Australia, the Republic of Ireland or Japan.

Overseas Shareholders and any persons (including, without limitation, custodians, nominees and trustees) who have a contractual or other legal obligation to forward this document outside the United Kingdom should read the paragraph entitled “Overseas Shareholders” in Part 3 of this document.

EXPECTED TIMETABLE OF PRINCIPAL EVENTS

2002
Record date for the Rights Issue	close of business on 2 October
Latest time and date for receipt of Forms of Proxy	10.00 a.m. on 2 October
Extraordinary General Meeting	10.00 a.m. on 4 October
Provisional Allotment Letters despatched to Qualifying non-CREST Shareholders	4 October
Admission, dealings in New Ordinary Shares to commence, nil paid	8.00 a.m. on 7 October
Nil Paid Rights and Fully Paid Rights enabled in CREST	8.00 a.m. on 7 October
Recommended latest time for requesting withdrawal of Nil Paid Rights or Fully Paid Rights from CREST(1)	9.30 a.m. on 22 October
Latest time for depositing renounced Provisional Allotment Letters (nil paid or fully paid) into CREST or for dematerialising Nil Paid Rights or Fully Paid Rights into a CREST stock account(2)	3.00 p.m. on 23 October
Latest time and date for splitting Provisional Allotment Letters, nil paid or fully paid	3.00 p.m. on 24 October
Latest time and date for acceptance and payment in full and for registration of renunciation	9.30 a.m. on 28 October
Dealings in New Ordinary Shares to commence, fully paid	8.00 a.m. on 29 October
CREST stock accounts credited for New Ordinary Shares in uncertificated form	29 October
Definitive share certificates for New Ordinary Shares despatched	by 4 November

Notes:

(1)	If your Nil Paid Rights or Fully Paid Rights are in CREST and you wish to convert them into certificated form.

(2)	If your Nil Paid Rights or Fully Paid Rights are represented by a Provisional Allotment Letter and you wish to convert them into uncertificated form in CREST.

The time and dates set out in the expected timetable above and mentioned throughout this document may be adjusted by the Company in consultation with Nomura, in which event details of the times and dates will be notified to the UK Listing Authority, the London Stock Exchange and, where appropriate, Qualifying Shareholders.

DIRECTORS, SECRETARY AND ADVISERS

Directors of the Company	John BH Jackson	Non-executive Chairman
	David A Oxlade	Chief Executive Officer
	Daniel Abrams, FCA, MA (Hons)	Chief Financial Officer
	Michael Moore, DSc, FRCPath	Chief Scientific Officer and Research Director
	John Waterfall, PhD	Development Director
	John St Clair Roberts, MRCS, LRCP, FFPM	Medical Director
	Peter L Gillett, FCA	Non-executive
	Adrian L Harris, DPhil, FRCP	Non-executive
	T Ronald Irwin, FRPharmS, PhC	Non-executive
	Howard S Wachtler	Non-executive
	Gerard H Fairtlough CBE, DSc	Non-executive

Company Secretary	Daniel Abrams

Registered Office of the Company	957 Buckingham Avenue Slough
Berkshire SL1 4NL

Details of the advisers to the Company and Nomura in connection with the Rights Issue are as follows:

Financial Adviser, Sponsor, Broker and Underwriter	Nomura International plc Nomura House 1 St Martin’s-le-Grand London EC1A 4NP
Auditors	PricewaterhouseCoopers Harman House 1 George Street Uxbridge Middlesex UB8 1QQ
UK Legal Advisers to the Company	Slaughter and May One Bunhill Row London EC1Y 8YY
Legal Advisers to the Financial Adviser, Sponsor, Broker and Underwriter	Freshfields Bruckhaus Deringer 65 Fleet Street London EC4Y 1HS
Receiving Agent	Computershare Investor Services PLC PO Box 859 The Pavilions Bridgwater Road Bristol BS99 1XZ
Registrar	Computershare Investor Services PLC PO Box 82 The Pavilions Bridgwater Road Bristol BS99 7NH

DEFINITIONS

The following terms apply throughout this document unless the context otherwise requires:

“Act”	the Companies Act 1985 (as amended)

“Admission”	admission of the New Ordinary Shares (nil paid) to the Official List and to trading on the market for listed securities of the London Stock Exchange

“American Depository Shares” or “ADSs”	depository shares in the Company issued by The Bank of New York, each representing one Ordinary Share

“Board”	the board of directors of the Company

“Cantab”	Cantab Pharmaceuticals plc

“Celltech”	Celltech Group plc

“Cell Genesys”	Cell Genesys, Inc.

“certificated form”	a share or other security which is not in uncertificated form

“CREST”	the relevant system (as defined in the Regulations) in respect of which CRESTCo Limited is the Operator (as defined in the Regulations)

“CRESTCo”	CRESTCo Limited, the operator of CREST

“CREST Courier and Sorting Service” or “CCSS”	the CREST Courier and Sorting Service established by CRESTCo to facilitate, amongst other things, the deposit and withdrawal of securities

“CREST Manual”	the rules governing the operation of CREST, consisting of the CREST Reference Manual, CREST Central Counterparty Service Manual, CREST International Manual, CREST Rules, Registrars Service Standards, Settlement Discipline Rules, CCSS Operations Manual, Daily Timetable, CREST Application Procedures and CREST Glossary of Terms (as updated in November 2001) (all as defined in the CREST Glossary of Terms promulgated by CRECTCo on 15 July 1996 and as amended since)

“CREST member”	a person who has been admitted by CRESTCo as a system-member (as defined in the Regulations)

“CREST personal member”	a CREST member admitted to CREST as a personal member

“CREST participant”	a person who is, in relation to CREST, a system-participant (as defined in the Regulations)

“CREST sponsor”	a CREST participant admitted to CREST as a CREST sponsor

“CREST sponsored member”	a CREST member admitted to CREST as a sponsored member (which includes all CREST personal members)

“CREST stock account”	a CREST stock account

“Deposit Agreement”	the agreement dated 14 July 1994 between the Company, The Bank of New York and owners and holders of ADSs

“Depository”	means The Bank of New York in its capacity as depository in respect of the ADSs

“Directors”	the directors of the Company, whose names are set out in paragraph 2 of Part 5 of this document

“Directors’ Undertakings”	the irrevocable undertakings of certain Directors to take up all or part of their entitlements as Qualifying Shareholders pursuant to the Rights Issue as set out in the paragraph entitled “Directors’ Entitlements” in Part 1 of this document

“EU”	the European Union first established by treaty made at Maastricht on 7 February 1992

“European Commission”	the Commission of the European Union

“Extraordinary General Meeting” or “EGM”	the extraordinary general meeting of the Company to be held at 10.00 a.m. on 4 October 2002, notice of which is set out at the end of this document

“Form of Proxy”	means the form of proxy for use at the EGM, which accompanies this document

“Fully Paid Rights”	the rights to acquire New Ordinary Shares, fully paid

“Genencor”	Genencor International, Inc.

“Genentech”	Genentech, Inc.

“GSK”	GlaxoSmithKline PLC

“Lilly”	Eli Lilly & Company of Indianapolis, USA

“London Stock Exchange”	London Stock Exchange PLC

“member account ID”	the identification code or number attached to any member account in CREST

“MetaXen”	MetaXen LLC

“Millennium”	Millennium Pharmaceuticals, Inc.

“NASDAQ”	the National Markets System of the National Association of Securities Dealers Automated Quotation market

“New Ordinary Shares”	Ordinary Shares to be issued pursuant to the Rights Issue

“NIDA”	National Institute of Drug Abuse (US)

“Nil Paid Rights”	the New Ordinary Shares, in nil paid form, provisionally allotted pursuant to the Rights Issue

“Nomura”	Nomura International plc

“Official List”	the Official List of the UKLA

“Ordinary Shares”	ordinary shares of 10 pence each in the share capital of the Company

“Overseas Shareholders”	Shareholders with registered addresses outside the United Kingdom or who are citizens or residents of countries outside the United Kingdom

“participant ID”	the identification code or membership number used in CREST to identify a particular CREST member or other CREST participant

“Pfizer”	Pfizer Animal Health, Inc.

“Phogen”	Phogen Ltd

“Provisional Allotment Letter” or “PAL”	the renounceable provisional allotment letter to be sent to Qualifying non-CREST Shareholders, in respect of the New Ordinary Shares to be provisionally allotted to them pursuant to the Rights Issue

“QLT”	QLT, Inc.

“Qualifying CREST Shareholders”	Qualifying Shareholders who hold Ordinary Shares on the relevant register of members of the Company at the close of business on the Record Date in uncertificated form

“Qualifying non-CREST Shareholders”	Qualifying Shareholders who hold Ordinary Shares on the relevant register of members of the Company at the close of business on the Record Date in certificated form

“Qualifying Shareholders”	holders of Ordinary Shares on the register of members of the Company as at the close of business on the Record Date, except as described in paragraph 7 of Part 3 in respect of certain Overseas Shareholders

“Record Date”	2 October 2002

“Regulations”	the Uncertificated Securities Regulations 2001 (SI/3755)

“Resolutions”	the special resolution (“Resolution 1”) and the ordinary resolution (“Resolution 2”) to be proposed at the EGM

“Rights Issue”	the offer of 33,710,703 New Ordinary Shares by way of rights to Qualifying Shareholders on the basis set out in this document and, for Qualifying non-CREST Holders only, the Provisional Allotment Letters

“Rights Issue Price”	32.5 pence per New Ordinary Share

“Shareholder”	a holder of Ordinary Shares

“Share Option Schemes”	the Xenova Limited 1988 Share Option Scheme, the Xenova Group 1992 Share Option Scheme, the Xenova Group 1996 Share Option Scheme, the Xenova Group 1996 Savings-Related Share Option Plan and the Xenova Deferred Share Bonus Plan

“stock account”	an account within a member account in CREST to which a holding of a particular share or other security in CREST is credited

“UKLA” or “UK Listing Authority”	the UK Listing Authority, being the Financial Services Authority acting as the competent authority for the purposes of Part VI of the Financial Services and Markets Act 2000

“uncertificated form”	a share or security which is for the time being recorded on the relevant register of members as being held in uncertificated form in CREST, and title to which, by virtue of the Regulations, may be transferred by means of CREST

“Underwriting Agreement”	the agreement dated 11 September 2002 between the Company and Nomura as described in paragraph 10(A) of Part 5 of this document

“US”, “USA” or “United States”	the United States of America, its territories and possessions and any state of the United States of America and the District of Columbia

“Vertex”	Vertex Pharmaceuticals Inc.

“Xenova Group” or the “Group”	Xenova and its subsidiary undertakings from time to time

“Xenova” or the “Company”	Xenova Group plc and/or where applicable any of its subsidiaries

For illustrative purposes only, and except as otherwise stated, the exchange rate of $1.5548 to £1.00 has been used to translate financial information into pounds sterling, being the $/£ exchange rate prevailing on 10 September 2002.

PART 1

LETTER FROM THE CHAIRMAN OF XENOVA

XENOVA GROUP PLC

Directors	Registered Office:

John BH Jackson, Chairman

David A Oxlade, Chief Executive Officer

Daniel Abrams, FCA, MA (Hons), Chief Financial Officer

Michael Moore, DSc, FRCPath, Chief Scientific Officer and Research Director

John Waterfall, PhD, Development Director

957 Buckingham Avenue Slough Berkshire SL1 4NL

John St Clair Roberts, MRCS, LRCP, FFPM, Medical Director

Peter L Gillett, FCA, Non-executive

Adrian L Harris, DPhil, FRCP, Non-executive

T Ronald Irwin, FRPharmS, PhC, Non-executive

Howard S Wachtler, Non-executive

Gerard H Fairtlough CBE, DSc, Non-executive

Registered in England and Wales Registered Number 2698673

11 September 2002

To Shareholders and, for information only, to participants in the Share Option Schemes

Dear Shareholder,

8 for 33 Rights Issue of 33,710,703 New Ordinary Shares at 32.5 pence per New Ordinary Share

Introduction

Your Board announced today that Xenova proposes to raise approximately £11.0 million (approximately £9.9 million net of expenses) by way of an 8 for 33 Rights Issue to Qualifying Shareholders of 33,710,703 New Ordinary Shares at a price of 32.5 pence per New Ordinary Share, representing a discount of 10.75 pence (24.9 per cent.) to the closing middle market price of 43.25 pence for Ordinary Shares trading on the London Stock Exchange on 10 September 2002 (the last practicable date prior to the date of this document). The issue of the New Ordinary Shares has been underwritten in full by Nomura (except to the extent of the Directors’ Undertakings) pursuant to the Underwriting Agreement.

The Rights Issue is conditional, inter alia, on the passing of Resolution 1 to be proposed at an EGM to be held on 4 October 2002, notice of which is set out at the end of this document.

The purpose of this document is to provide you with details of and background to the Rights Issue, to explain why the Board believes it is in the best interests of the Company, and to recommend that, at the Extraordinary General Meeting, you vote in favour of the Resolutions.

Background

Xenova is an emerging bio-pharmaceutical company focusing on the therapeutic areas of cancer and immune system disorders. The Group has a strong track record in the discovery and development of novel drug candidates, in which it creates and retains ownership of intellectual property. The Company merged with Cantab in April 2001, and now employs approximately 140 people at its facilities in Slough and Cambridge, in the United Kingdom.

The last eighteen months have been a most significant period in the history of the Company, during which the business was expanded through the successful completion of the merger with Cantab, a number of clinical trials were successfully completed and important and valuable commercial licensing agreements were entered into, validating both the strategy and the research and development activities of the Group. These significant events included:

•

the merger with Cantab, which brought together complementary competencies in the development of new cancer treatments and created a group with one of the largest clinical development pipelines among listed European bio-pharmaceuticals companies. Following the merger the Directors carried out a strategic review of the enlarged group, which resulted in focusing the Group’s activities and resources on key programmes and led to a substantial reduction in the combined operating expenses of the Group. Integration of the two businesses has now been successfully completed;

•	the entry into Phase III clinical trials of the Group’s lead drug candidate, tariquidar (XR9576), a P-glycoprotein inhibitor being developed for the treatment of MDR in cancer patients;

•	the entry into Phase I clinical trials of XR11576, one of the Group’s novel DNA targeting agents for potential cancer therapy;

•	a significant licensing agreement with QLT for the conduct and funding by QLT of North American and European registration studies, and North American marketing, of tariquidar (XR9576). Xenova retains substantially all marketing rights to commercialise the product outside North America;

•	a significant licensing agreement with Millennium for the development and North American marketing of three of the Company’s early stage novel DNA targeting agents (XR11576, XR5944 and XR11612) for potential cancer therapy. Xenova retains substantially all marketing rights to commercialise any products arising from this programme outside North America;

•	a further important licensing agreement with Genentech for the research, development, and worldwide marketing of products primarily targeting disorders of the immune system based on the OX40 receptor protein and anti-OX40 Ligand antibody programmes. Xenova has retained the global rights to the applications of the anti-OX40 antibodies and OX40 Ligand programmes relating to cancer and infectious diseases; and

•	two licensing agreements entered into by Phogen, a joint venture between Xenova and Marie Curie Cancer Care, in respect of the application of Phogen’s VP22 technology. The first of these collaborations, with Genencor, relates to the application of VP22 technology to the development of therapeutic vaccines for certain infectious viral diseases. The second, with Cell Genesys, relates to the application of VP22 technology to the enhanced delivery of certain proprietary Cell Genesys genes for the development of products for cancer and cardiovascular disease.

As a result of these and other developments, the Directors believe that Xenova now has a strong and well balanced portfolio of product candidates in development, with 8 products in clinical trials and a further 8 in preclinical development, and an experienced research and development team supported by a range of technologies to drive the progress of its product portfolio. The Group has established a number of commercial collaborations with major pharmaceutical companies and, in addition to QLT, Millennium, Genentech, Genencor and Cell Genesys referred to above, also has collaborations with Celltech, Lilly and Pfizer.

Details of each of the Group’s drug research and development programmes are set out in Part 2 of this document.

Strategy

Following the merger with Cantab last year, Xenova has focused its resources on the research and development of commercially attractive, novel, small molecule and biologic drug candidates. The Directors believe there are attractive commercial opportunities for novel cancer and immunotherapeutic drugs that address clear unmet clinical needs, and that through its expertise in these areas the Group is well placed to take advantage of this.

The Group will seek to further develop its product pipeline in its defined areas of focus, with the aim of creating a robust, sustainable and revenue generating company in the medium term. In the shorter term, the Group will, where the Directors consider this is appropriate, seek to optimise its revenue from upfront and milestone payments by entering into licensing agreements for its products.

The key elements of the Group’s strategy are:

•	discovering and developing novel drug candidates where the Group creates and owns the intellectual property involved;

•	developing and expanding the pipeline of potential drug candidates with the intention of having one new drug candidate enter clinical trials every year;

•	accessing new targets for drug screening and lead identification through close relationships and collaborations with academic research centres and institutions, and through in-licensing from other companies where attractive opportunities arise within the Group’s area of expertise; and

•	commercialising the products of its research and development, generally through partnering with major pharmaceutical and biotechnology companies.

In commercialising the Group’s products, the Directors will consider the optimal time for partnering on a project by project basis, following an assessment of the scientific and commercial risks and returns for each individual project and taking into account the cash flow and general funding position of the Group. Xenova will generally, if practicable, seek to finance the development of new drugs up to the completion of Phase II trials, at which point a licensing partner would be sought to complete the development and marketing of the product. However, in certain instances the Group may consider licensing a product at an earlier stage, for example, when an attractive commercial arrangement can be negotiated. The Group also seeks to retain rights to significant geographic territories in order to maximise the value of each product to Xenova through further out-licensing.

The success of Xenova’s strategy can be illustrated by the three major licensing deals which were entered into in the last year. The first of these was the partnering of a product at the end of Phase II trials, and the other two involved the partnering of projects at the commencement of clinical trials. All of the licensees were granted commercialisation rights only for certain specific markets and indications, with Xenova retaining rights to other territories and applications. Xenova intends to separately license out the commercialisation rights in other territories at a later stage, thereby building further value.

Current Trading and Prospects

The Company published its interim results on 14 August 2002. As at 30 June 2002, Xenova had £15.1 million in cash and liquid resources.

Since the date of the Company’s last published annual accounts, the Group has continued to make progress, in line with Directors’ expectations, with the development of its drug candidates and early stage programmes.

The Directors continue to expect that the output of its research and development activities will generate drug candidates that are capable of being partnered with pharmaceutical or biotechnology companies for their further development and eventual commercialisation in line with the Group’s commercial strategy. The Group will continue to seek opportunities to license out compounds at an appropriate stage of their development.

The Directors expect that losses and cash outflows will continue for a number of years. However, the Directors believe that this fundraising will place the Company in a stronger position to continue the development of the business. If the Rights Issue does not proceed the Company would need to out-license further products or rights to other territories at an earlier stage than otherwise intended. The timing of further fundraising will depend on the timing and magnitude of revenues, in particular milestones and other payments from programmes licensed out.

Reasons for the Rights Issue and Use of Proceeds

Xenova will use the proceeds of the Rights Issue to continue to develop and exploit its clinical products and to progress its promising early pipeline towards or into clinical development. The Group is also seeking to expand this pipeline through a focus on in-house drug discovery and on in-licensing of products as and when the right opportunities arise. The Directors believe that the additional financial strength resulting from the Rights Issue will put the Group in a better position to negotiate favourable terms for its licensing agreements or any other corporate transactions.

The specific areas to which the funds from the Rights Issue, as well as existing funds, will be applied include the following:

•	progressing tariquidar through Phase III clinical trials. While the North American rights to this product candidate have been licensed to QLT, Xenova intends to progress the development of Tariquidar in Europe and the Rest of the World, licensing it out in these other territories at the most appropriate time;

•	progressing one or more product candidates from the novel DNA targeting agent programme (XR11576, XR11612 and XR5944) to late stage clinical trials. While the North American rights of certain of these compounds have been licensed to Millennium, Xenova is responsible for any additional development costs in Europe and the Rest of the World;

•	progressing the addiction vaccines, TA-NIC and TA-CD through clinical trials;

•	progressing the DISC-PRO prophylactic vaccine and DISC-GMCSF gene-therapy product through clinical trials to a stage when they can be licensed out to a partner;

•	in respect of the Group’s early stage research projects, seeking to establish proof of concept of, amongst others MRP, OX40L, MEN.B, PAI-1 inhibitors (for cancer) and M3, and to progress a product candidate from each of these programmes towards or into clinical development; and

•	in-licensing of new early stage programmes from other companies or through collaborations with academic research centres and institutions as and when the right opportunities arise.

The net proceeds of the Rights Issue are expected to be £9.9 million. The Directors currently estimate that £6.6 million will be invested in the further development of programmes currently in clinical development and £3.3 million will be invested in the development of current research and early stage pre-clinical programmes.

Details of the Rights Issue

The Company is proposing to raise approximately £9.9 million, net of expenses, by way of the Rights Issue.

The Company proposes to issue 33,710,703 New Ordinary Shares, in aggregate, by way of rights to Qualifying Shareholders at a price of 32.5 pence per New Ordinary Share, payable in full on acceptance on the basis of:

8 New Ordinary Shares for every 33 Ordinary Shares

held on the Record Date and so in proportion for any other number of Ordinary Shares then held.

The entitlement of Qualifying Shareholders to New Ordinary Shares under the Rights Issue will be rounded down to the nearest whole number of New Ordinary Shares. Fractional entitlements to New Ordinary Shares will not be allotted to Qualifying Shareholders, but will be aggregated and sold in the market, nil paid, for the benefit of the Company.

The New Ordinary Shares will, when issued and fully paid, rank pari passu in all respects with the existing Ordinary Shares.

The Rights Issue is conditional upon:

(i)	the passing of Resolution 1 to be proposed at the Extraordinary General Meeting;

(ii)	the Underwriting Agreement not having terminated prior to the satisfaction of the condition referred to in sub-paragraph (iii) below; and

(iii)	Admission becoming effective by not later than 8.00 a.m. on 7 October 2002 (or such later time and/ or date as Nomura may decide, being not later than 8.00 a.m. on 15 October 2002).

Application has been made to the UK Listing Authority for the New Ordinary Shares to be admitted to the Official List and application has been made for the New Ordinary Shares to be admitted to trading on the market for listed securities of the London Stock Exchange. It is expected that Admission will become effective and that dealings in the New Ordinary Shares will commence, nil paid, at 8.00 a.m. on 7 October 2002.

The latest time and date for acceptance and payment in full under the Rights Issue is expected to be 9.30 a.m. on 28 October 2002.

Share Option Schemes

Xenova grants options to substantially all of its employees on a discretionary basis under the Share Option Schemes. To ensure that the Share Option Schemes can be operated appropriately, Shareholders are being asked to approve (as set out in Resolution 2) the removal of some of the detailed flow rates and dilution limits applying to the Share Option Schemes. These flow rates and dilution limits are quite prescriptive and limit the number of Ordinary Shares that can be issued through the Share Option Schemes during their 10 year lives, thereby limiting the Company’s flexibility in operating them. However, the overriding dilution limit of 10% of issued ordinary share capital that can be subscribed for in any ten years by directors and employees through all the Share Option Schemes will continue to apply.

In accordance with the rules of the Xenova Share Option Schemes as a result of the effect of the Rights Issue, the Directors may, if appropriate, make such adjustments to the number of Ordinary Shares comprised in each outstanding option and the price at which each such option is exercisable as are confirmed by the auditors of the Company to be in their opinion fair and reasonable. Optionholders will be informed of the adjustments in accordance with the terms of the Share Option Schemes.

Extraordinary General Meeting

You will find set out at the end of this document a notice convening an Extraordinary General Meeting for 10.00 a.m. on 4 October 2002 at Nomura House, 1 St. Martin’s-le-Grand, London EC1A 4NP.

At the Extraordinary General Meeting, Resolution 1, conditional on Admission, will be proposed to authorise the Directors to allot Ordinary Shares (including the New Ordinary Shares) and to disapply Shareholders’ pre-emption rights, as set out in the notice convening the EGM set out at the end of this document.

These authorities will be in addition to those granted at the Annual General Meeting of the Company held on 3 July 2002.

Resolution 2, if passed, will amend some of the Share Option Schemes in order to delete the prescriptive flow rates and dilution limits that are hindering the operation of the Share Option Schemes. The overriding 10% in ten years’ dilution limit will remain.

Following the passing of Resolution 1, the Directors will have authority to allot New Ordinary Shares under the Rights Issue up to a maximum nominal amount of £3,371,070, and the Directors will, pursuant to that Resolution, also have authority to allot further relevant securities up to a maximum nominal amount of £1,170,371 (bringing the total authority to allot available to the Directors after the Rights Issue, including pursuant to the AGM resolutions, up to approximately 33% of the Company’s issued share capital as it will be immediately after the Rights Issue). The authority granted under Resolution 1 represents, in aggregate, approximately 26% of the Company’s total issued share capital as at the date of this document. The authority will expire on the earlier of 15 months from the date on which Resolution 1 is passed and the date of the Annual General Meeting of the Company in 2003.

Resolution 1, if passed, will also give the Directors authority to issue equity securities (including the New Ordinary Shares) other than in accordance with statutory pre-emption rights, both under the Rights Issue and in respect of any other rights issue or open offer, up to the maximum nominal value referred to in the above paragraph. Resolution 1 will also give the Directors an additional authority to allot equity securities (other than in accordance with such pre-emption rights) of a nominal value of £337,203, which is equivalent to approximately 2.4% of the Company’s issued share capital as at the date of this document. Together with the AGM authorities, this would give the Directors authority to allot equity securities other than in accordance with pre-emption rights in an amount equal to around 10% of the Company’s issued share capital after the Rights Issue. This is in excess of the standing authority of 5% permitted by the guidelines of the Investor Protection Committees. However, the additional 5% standing authority has in the past been discussed with the Association of British Insurers and will only be used in connection with strategic alliances or other commercial arrangements entered into by the Company in the future.

Other than pursuant to the Rights Issue, your Directors have no present intention of exercising their authority to allot Ordinary Shares.

Action to be taken

(i)	Voting

Shareholders will find enclosed with this document a Form of Proxy for use in connection with the Extraordinary General Meeting.

Whether or not you intend to be present at the Extraordinary General Meeting, you are requested to complete the Form of Proxy and return it to the Company’s registrars, Computershare Investor Services PLC, PO Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA, as soon as possible, and in any event so as to arrive not later than 10.00 a.m. on 2 October 2002. The completion and return of a Form of Proxy will not preclude you from attending the Extraordinary General Meeting and voting in person should you wish to do so.

(ii)	Rights Issue

If you are a Qualifying non-CREST Shareholder, you will be sent a Provisional Allotment Letter following the passing of Resolution 1 at the EGM, which will show the number of New Ordinary Shares that you are entitled to take up. You should retain this document pending receipt of the Provisional Allotment Letter.

If you are a Qualifying CREST Shareholder no Provisional Allotment Letter will be sent to you. Subject to the passing of Resolution 1 at the EGM and to the Rights Issue otherwise becoming unconditional, you will receive a credit to your appropriate stock account in CREST in respect of the Nil Paid Rights to which you are entitled. The Nil Paid Rights so credited are expected to be enabled for settlement by CRESTCo as soon as practicable after Admission. You should retain this document for, inter alia, details of the action you should take in respect of the Rights Issue.

The latest time for acceptance and payment in full for the New Ordinary Shares is expected to be 9.30 a.m. on 28 October 2002. The procedure for acceptance and payment depends on whether, at the time at which acceptance and payment is made, the Nil Paid Rights are in certificated form (that is, are represented by a Provisional Allotment Letter) or are in uncertificated form (that is, are in CREST). The procedures for acceptance and payment are set out in paragraphs 3(a) and 4(b) in Part 3 of this document.

Qualifying CREST Shareholders who are CREST sponsored members should refer to their CREST sponsors regarding the action to be taken in connection with this document and the Rights Issue.

Overseas Shareholders

The attention of Shareholders who have registered addresses outside the United Kingdom, or who are citizens or residents of countries other than the United Kingdom, is drawn to paragraph 7 of Part 3 of this document.

United Kingdom Taxation

Information on UK taxation with regard to the Rights Issue is set out in paragraph 14 of Part 5 of this document. Shareholders who are in any doubt as to their tax position in relation to the Rights Issue, or who are resident or subject to tax in any jurisdiction other than the United Kingdom, should consult their independent professional advisers without delay.

Further Information and Risk Factors

Further details in relation to the Rights Issue are set out in Part 3 of this document.

Shareholders will be aware that an investment in Xenova involves a higher than normal degree of risk. In particular, your attention is drawn to the summary of risk factors set out in Part 4 of this document.

Additional information for Shareholders is set out in Parts 2 and 5 of this document.

Directors’ Entitlements

Certain Directors have irrevocably undertaken to take up part or all of their entitlements as Qualifying Shareholders under the Rights Issue in respect of 101,734 New Ordinary Shares in aggregate.

Recommendation

In the opinion of your Directors, who have received financial advice from Nomura in relation to the Rights Issue, the Rights Issue and the amendments to the Share Option Schemes are in the best interests of Shareholders as a whole, and accordingly your Directors unanimously recommend you to vote in favour of the Resolutions to be proposed at the Extraordinary General Meeting, as they intend to do in respect of their own beneficial holdings of 669,584 Ordinary Shares which, in aggregate, represent approximately 0.48% of the issued share capital of the Company. In giving its financial advice, Nomura has taken into account the Directors’ commercial assessment of the Rights Issue and Xenova’s current and future funding requirements.

Yours faithfully

John BH Jackson

Chairman

PART 2

INFORMATION ON XENOVA

1.	Introduction

Xenova is an emerging bio-pharmaceutical company which was founded in the UK and commenced operations in 1987. The company merged with Cantab in April 2001, and is currently focused on cancer therapy and immunotherapy. Xenova currently has 8 products in clinical development, including new chemical entities for the treatment of cancer and vaccines for the treatment of infectious disease, addiction and cancer.

Based in Slough and Cambridge in the UK, Xenova currently employs approximately 140 people at its two locations, of whom approximately 110 are directly involved in drug research and development. The Group’s Head Office, housing its small molecule research and development capability, is located in Slough while the Group’s immunotherapy activities are carried out at its Cambridge site. The Company also has a biologicals manufacturing plant located at the Cambridge site, which is used for the production of clinical grade materials for the Group’s own clinical trials and for contract manufacturing on behalf of third party clients.

2.	Review of current drug candidates and programmes

The Group’s drug candidates and early development programmes are summarised in the table below:

Drug Candidates / Programmes	Therapeutic area	Stage of Development	Partner
Clinical programmes
Tariquidar (XR9576)	Cancer	Phase III	QLT (North America only)
TA-HPV / TA-CIN	Cervical cancer	Phase II	—
TA-CD	Cocaine addiction	Phase II	NIDA*
XR11576	Solid tumours	Phase I	Millennium North America only)
DISC-PRO	Genital and oro-facial herpes prophylaxis	Phase I	—
TA-NIC	Nicotine addiction	Phase I	—
DISC-GMCSF	Cancer	Phase I	—
DISC-BHV	Bovine Herpes Virus	Phase I equivalent	Pfizer

Early development programmes
XR5944	Solid tumours	Preclinical	As XR11576
XR11612	Solid tumours	Preclinical	As XR11576
OX-40	Autoimmune disorders	Preclinical	Celltech, Genentech
OX-40L	Infectious diseases, anti-cancer	Preclinical	—
PAI-1	Cardiovascular	Preclinical	Lilly
PAI-1	Cancer	Preclinical	Lilly (option)**
MRP	Cancer and asthma	Preclinical	—
M3	Inflammatory disease and cancer	Preclinical	—
VP22 (Phogen joint venture)	Intra-cellular delivery system	Preclinical	Genencor, Cell Genesys
MEN-B	Meningitis	Preclinical	—

*	– NIDA provides funding to independent investigators for certain trials of TA-CD, but has no rights for its commercialisation, nor is funding required to be repaid by Xenova.

**	– Lilly has an option to acquire development and commercialisation rights relating to PAI-1 inhibitors in the cancer field.

Unless otherwise indicated, commercial rights to the programmes shown in the above schedule are held by the Group.

Note – where note numbers appear in brackets against certain text in this document (e.g. drugs(1)) you are referred to Part 5, paragraph 16 of this document for further information on the sources for such text.

Clinical Programmes

Tariquidar (XR9576)

There is a substantial market opportunity for a drug that overcomes Multi-Drug Resistance (MDR). It is estimated that, depending on the type of cancer, between 30% and 80% of solid tumours develop resistance to anti-cancer drugs(1). In 1999 the total cancer drugs market was around $23 billion per annum, of which over 30% was made up of cytotoxics(2). A drug resistance modulator such as tariquidar would be used in combination with these cytotoxics, such as the taxanes, anthracyclines and vinca alkaloids, and would therefore be expected to have significant market potential. Cancer cells which develop such drug resistance are a major obstacle to effective treatment of human malignancies. The most common known form of MDR is the result of over-production of a membrane protein, known as P-gp, which pumps anti-cancer drugs out of cells. There are estimated to be more than 1 million new cases of cancer each year in the US(3), and evidence suggests that over 30% of these people may develop P-gp related MDR. The Directors are not aware of any approved drugs which are currently marketed as direct P-gp modulators.

Tariquidar (XR9576) is a drug candidate which is being developed to restore the sensitivity of MDR cancer cells to specific cytotoxic drugs by blocking the P-gp pump, thus preventing the export of cytotoxic drugs from cancer cells. On the basis of at least an estimated 1.6 million administrations of cytotoxics in the non-hospital sector in the US in 2001(4) and the Directors’ current estimated price of US$900 per course of tariquidar, the estimated potential market for tariquidar in the US is some US$1.4 billion per annum.

Evidence indicating the potential importance of P-gp inhibitors, such as tariquidar, in modulating the response rates to chemotherapy with paclitaxel for Non Small Cell Lung Cancer (NSCLC) has been provided by a study using a radioactive tumour imaging agent in NSCLC patients(5). In this study the radioactive agent was used to detect the level of P-gp expression in lung cells as it had previously been shown that low or high retention of the radioactive agent by the cells is consistent with relative high and low expressions of P-gp, respectively, in the cells(6). 15 out of the 15 patients found to have low P-gp levels in the radioactive agent test responded well to chemotherapy, while 10 out of 15 patients found to have high P-gp levels proved poor responders to chemotherapy, suggesting that a reduction in the P-gp activity of the cells could improve the response to chemotherapy. In a further study the five year survival rate of NSCLC patients with a high expression of P-gp in cells was 47.6% compared to 73.6% for patients with low expression of P-gp, suggesting that patients with low expression of P-gp survive longer than patients with high expression of P-gp(7).

Phase I clinical trials for tariquidar began in May 1998 and were completed in early 1999. Phase I trial results for the intravenous and oral administration of tariquidar were presented at the May 1999 meeting of the American Society of Clinical Oncologists and demonstrated that tariquidar, when given by either route, was well tolerated at all doses, was orally bioavailable and gave virtually complete inhibition of P-gp, as measured in CD56+ cells. Data from these trials were used to select the dose for the Phase II trials as a once-per-day treatment.

A series of three Phase IIa trials for tariquidar have been carried out to study the pharmacokinetic behaviour of tariquidar when given with a range of marketed cytotoxic agents, namely vinorelbine, doxorubicin and paclitaxel, comprising some of the world’s best-selling cytotoxic drugs. The primary purpose of these trials, which were carried out at a number of centres in Europe and in the US, was to assess the degree of interaction, if any, between tariquidar and the cytotoxic agent. Pharmacokinetic (PK) results from the tariquidar/paclitaxel study in ovarian cancer patients, announced in March 2000, showed no clinically significant PK interaction between paclitaxel and tariquidar in plasma. Results from the tariquidar/doxorubicin trial, which were presented at the American Association for Cancer Research in March 2001, and for the tariquidar/vinorelbine trial, presented at the American Society of Clinical Oncology in May 2001, again showed no clinically significant PK interaction between tariquidar and either doxorubicin or vinorelbine. The results of these three studies demonstrated that tariquidar is a potent P-gp inhibitor, without significant side effects and with less PK interaction than other inhibitors used previously. The trial investigator reported that 7 patients received symptomatic benefit out of a 12 patient sample receiving paclitaxel, carboplatin and tariquidar. However, interpretation of these observations should take into account the relatively small number of patients in the trial. The Directors believe that the data generated to date significantly differentiates tariquidar from other drugs which modulate MDR and are currently undergoing clinical trials.

As announced in August 2001, Xenova has entered into an agreement with QLT for the development and North American marketing of tariquidar. This agreement will provide Xenova with funding, in the form of licence and milestone payments and research and development funding, to gain product marketing approval. QLT paid an upfront licence fee of US$10 million (£7.1 million) and will provide up to

US$45 million (£28.9 million) in funding for development activities related to Phase III clinical studies for tariquidar in North America and Europe. In addition, milestones of up to US$50 million (£32.2 million) and royalties in the range of 15% to 22%, depending on the level of North American sales, are also payable to Xenova. Xenova retains substantially all the rights to commercialise tariquidar in Europe and the Rest of the World and the Directors intend to establish further collaborations to maximise the value of this potentially first-in-class drug.

In June 2002 it was announced that patient enrolment has begun in two pivotal Phase III clinical trials for tariquidar, in which tariquidar is being used as an adjunctive treatment in combination with first-line chemotherapy for NSCLC patients. The two double-blind, randomised, placebo-controlled trials are being carried out on approximately 1,000 patients at approximately 100 centres located throughout North America and Europe. An interim safety analysis is planned for mid-2003. The primary end-point of both trials is overall survival. It is anticipated that, on successful completion of the Phase III programme, Xenova’s partner QLT will file for approval of tariquidar in North America for use in combination with first-line chemotherapy in advanced NSCLC by the end of 2005.

A number of specific P-gp modulators are under development by other companies and include Lilly’s LY335979 (Phase II clinical trials), Ontogen Corporation’s OC144093 (Phase I clinical trials) and Vertex’s Incel and VX853 (Phase II clinical trials).

XR11576, XR11612 and XR5944

In 1999, the market for cytotoxic drugs comprised over 30% of the total market for anti-cancer drugs(2). One of the mechanisms used by cytotoxic agents is to inhibit the actions of enzymes which are critically involved in cell growth and division, such as topoisomerases I and II. Topoisomerases are involved in the replication of DNA and therefore play a key role in the proliferation of cancer cells. It is estimated that, in 2000, worldwide sales of topoisomerase I inhibitors, such as irinotecan and topotecan, were in excess of $800m and sales of topoisomerase II inhibitors, such as doxorubicin and etoposide, were in excess of $275m(8). The Directors believe that there are currently no marketed inhibitors of both topoisomerase I and II.

XR11576, XR11612 and XR5944 are novel DNA targeting agents, whose mode of action includes dual inhibition of topoisomerases I and II. XR11576 and XR11612 are closely related in structure whereas XR5944 is from a chemically distinct class. Given the differing roles and expression of the two types of enzymes within the cell cycle, inhibitors of both topoisomerase I and topoisomerase II are expected to have significant therapeutic benefit over agents targeting one type of topoisomerase alone.

In preclinical studies, XR11576 was shown to be highly potent as a cytotoxic agent in both parental and MDR expressing cell-lines. In vivo, it has been shown both to inhibit the growth of human and murine tumours after intravenous and oral administration, and to display good potency when compared with existing therapies.

XR11576 is currently in Phase I clinical trials as an orally administered compound while XR11612 is in preclinical testing as a back-up to XR11576. The Phase I results are expected in the first half of 2003, with Phase II clinical trials currently expected to commence in the second half of 2003.

XR5944 has been shown to be unaffected by atypical MDR and to have exceptionally high potency as a cytotoxic agent in preclinical studies with a number of tumour cell lines. XR5944 is being developed as an intravenous therapeutic agent.

In December 2001, Xenova entered into an agreement with Millennium for the development and North American marketing of all three of the above mentioned compounds. Xenova received an upfront payment of US$11.5 million and will receive substantial future milestone payments and significant royalties following the achievement of specific development and sales goals. Xenova retains substantially all commercialisation rights for all products arising from the collaboration outside the United States, Canada and Mexico. Xenova retains responsibility for performing development of the compounds, which will be funded by Millennium commencing in 2003 up to the agreed level of US$20 million (£12.9 million), to the end of Phase II clinical trials. During this period Millennium will provide the agreed levels of funding and Xenova will be responsible for any development costs in excess of such agreed levels. Thereafter Millennium will assume responsibility for subsequent development activities in North America and Xenova will retain responsibility for development activity in Europe and the Rest of the World.

TA-CIN and TA-HPV

TA-CIN is a therapeutic vaccine which is being developed for the treatment of cervical intra-epithelial neoplasia, the name given to abnormal pre-cancerous cell growth in the area of the cervix. The cause of these abnormal cells is generally believed to be infection with human papilloma virus (HPV) and is part of the disease pathway that can lead to the development of cancer. As a result of screening programmes, there is a defined target population for a vaccine that can treat cervical dysplasia. Once a diagnosis of moderate to severe cervical dysplasia has been made, current treatment involves invasive procedures. TA-CIN employs a recombinant fusion protein derived from HPV 16, the strain of virus most closely associated with cervical cancer. In a recently completed Phase I trial of TA-CIN, the vaccine was found to be well-tolerated and immunogenic. Several other products are under development for the prevention or cure of HPV-associated disease, such as the prophylactic vaccines from GSK and Merck, and the therapeutic vaccine from Stressgen Biotechnologies Corporation’s therapeutic vaccine.

TA-HPV is a vaccinia viral vector carrying inserted HPV genes, which is being developed to treat cervical cancer, the most serious of the conditions caused by the HPV virus. Approximately 500,000 new cases of cervical cancer, the second most common tumour in women, are diagnosed worldwide each year(9) presenting a significant opportunity for the development of an effective treatment. Phase I trials of TA-HPV provided immunogenicity and safety data. A series of physician-initiated Phase IIa trials was carried out at three centres across the UK. The results of one of these, in which TA-HPV was tested in 18 patients with high grade vulval intra-epithelial neoplasia (VIN 3), were presented in September 2001 at the 19th International Human Papillomavirus Conference. 44% of patients were judged to show an objective clinical response at six months and a further 22% showed significant symptom relief. Studies have found that 50 to 90% of VIN patients are HPV positive(10). The results of a further Phase IIa trial, in 12 patients with HPV-positive ano-genital intraepithelial neoplasia, were announced in March 2002 at a meeting of the British Society of Investigative Dermatology. The results were consistent with the data announced from the earlier trial with 42% of patients showing at least 50% reduction in total lesion diameter over 24 weeks, of whom one patient showed complete regression of her lesion. Overall, there was an average decrease in lesion size of 40%, with 83% of women showing some improvement.

Pre-clinical studies have demonstrated that a combination of TA-HPV and TA-CIN results in an immune response that is significantly stronger than that observed with either product alone. The start of combined Phase II physician-sponsored open label ‘prime-boost’ trials, targeting the treatment of HPV associated ano-genital neoplasias, was announced in October 2001. These studies are being conducted in up to 30 women with HPV associated conditions at 3 centres in the UK. Results of these trials are expected around the end of 2002.

TA-CD

TA-CD is a therapeutic vaccine, under development for the treatment of cocaine addiction. In 2000, it was estimated that there were 1.2 million current cocaine users in the US alone(11). There is currently no effective pharmacotherapy available for cocaine dependence. Treatment programmes for cocaine addiction consist primarily of counselling services and medication to treat the symptoms of depression and anxiety associated with cocaine withdrawal. The Directors are not aware of any medication on the market that addresses the strong cravings for cocaine that an addicted individual experiences, despite the fact that in 1997 there were an estimated 800,000 to 900,000 addicts who entered treatment programmes annually in the US(12). Overall retention rates in treatment programmes in the US are low and recidivism rates appear to be approximately 40%(13) in the first year following treatment.

TA-CD is designed to induce cocaine-specific antibodies which bind to cocaine in the blood, blocking its passage into the brain. The human physiological response to cocaine is therefore altered, reducing the reinforcing properties of cocaine. In a preclinical model of cocaine self-administration, immunisation with an anti-cocaine antibody measurably reduced drug-seeking behaviour. To date, two clinical studies have been conducted to assess the safety and immunogenicity of TA-CD. In both studies, TA-CD was found to be well tolerated both locally and systemically. Antibody levels correlated both with the dose of vaccine given and with the number of vaccinations.

The successful results of a Phase IIa clinical trial, which was supported by NIDA, were announced in July 2001. Attenuation of the usual euphoric effect of cocaine was reported amongst patients who admitted using cocaine during the study, which provided anecdotal evidence of the benefit of TA-CD. Patient dosing began in April 2002 for a new Phase IIa dose escalation trial. The open-label study is designed to evaluate the safety and immunogenicity of a four or five dose vaccination schedule and the results are expected in the second half of 2003. The study is being funded in part by NIDA. A Phase II ‘cocaine administration’ study, which has been designed to provide an assessment of the preliminary efficacy of TA-CD, as determined by quantitative behavioural and other measurements, will begin in the second half of 2002. NIDA will continue to partially fund this new study.

TA-NIC

TA-NIC is a therapeutic vaccine which is under development for the treatment of nicotine addiction. Over 1 billion people worldwide smoke tobacco products, resulting in an estimated 4 million deaths annually from smoking-related disease(14). An estimated 46% of smokers try to quit each year and in the US alone around 30% of the population are smokers, suggesting a large potential market for an effective therapy(15). Smoking cessation is difficult to achieve due to the addictive properties of nicotine and the unpleasant withdrawal symptoms (irritability, anxiety, weight gain, nicotine craving). Current treatments focus on using nicotine replacement therapy to address the withdrawal symptoms and are often used in conjunction with smoking cessation clinics or support groups. A nicotine-free alternative is the anti-depressant, bupropion, which is available in some countries for smoking cessation.

TA-NIC is designed to induce nicotine-specific antibodies. On smoking, nicotine enters the bloodstream where it is expected that it will encounter and bind to these antibodies. This nicotine-antibody complex is too large to cross the blood-brain barrier, so the pleasurable stimulus which usually accompanies smoking should be absent or reduced. It is anticipated that this would help to break the habit.

TA-NIC entered a double-blind, randomised, placebo-controlled Phase I study in September 2001. Results of these studies were announced in June 2002 and showed TA-NIC to be safe and well tolerated both systemically and locally and that the vaccine generated a specific anti-nicotine response. The trial was carried out in both smokers and non-smokers and is the first evaluation of an anti-nicotine vaccine in man. TA-NIC is currently anticipated to enter Phase I (dose optimisation) clinical trials in the second half of 2003.

DISC-GMCSF

GMCSF is a cytokine or cell-signalling molecule. DISC-GMCSF is a gene therapy product which uses Xenova’s DISC (disabled infectious single-cycle) technology to deliver the GMCSF gene to tumour cells and is being developed to render these cells immunogenic. If immunogenic, these cells would stimulate a general attack by the immune system on cancer cells wherever they are in the body, and would therefore potentially destroy not only the cells in any primary tumour but also those cancer cells that may have migrated elsewhere in the body. It may also have the potential to provide the body with an immunological ‘memory’ that could protect against subsequently recurring tumours. DISC-GMCSF is based on a disabled herpes virus.

Preclinical data relating to DISC-GMCSF was published in July 2001 and showed DISC-GMCSF to be safe with no adverse reactions reported. Preclinical models have also shown DISC-GMCSF to have efficacy in models of breast and colorectal cancer.

The results of a Phase I trial for DISC-GMCSF were announced in June 2002. The dose-escalating safety study was carried out in a total of nine patients with metastatic melanoma at three centres in the UK. DISC-GMCSF was injected directly into superficial lesions. The trial found DISC-GMCSF to be well tolerated. The DISC vector was shown to be localised at the site of injection and had not spread beyond the required therapeutic area, a key objective of the study.

The other GMCSF-based cancer therapies currently in clinical development are a renal cancer product from Mologen GmbH (Phase II clinical trials), and a melanoma vaccine from Argonex, Inc. (Phase II clinical trials).

DISC-PRO

DISC-PRO is a prophylactic vaccine in development for the treatment of oro-facial and genital herpes. The incidence of herpes simplex virus-related (HSV-related) herpes is high and increasing worldwide. DISC-PRO is aimed at the prevention of symptomatic disease in adolescents or subjects who are sexually active (genital herpes disease) and all children (oral-facial disease).

The market for a prophylactic vaccine against genital herpes would include young adolescents prior to the onset of sexual activity, and subjects at high risk of infection. Genital herpes is an extremely common and debilitating sexually transmitted disease. In 1998, there was estimated to be an annual incidence of more than 500,000 new cases in the United States alone(16).

It is estimated that 20% to 40% of the US population have suffered from cold sores(17), which represents a significant clinical condition. The target market for a vaccine against oral-facial herpes would include children and young adolescents.

During the course of 2000 a double-blind, placebo-controlled Phase I dose-escalation study was completed in 110 asymptomatic adults categorised according to their degree of infectivity with the HSV virus. DISC-PRO was found to be very well tolerated and immunogenic. It is intended to seek a corporate partner ahead of entering Phase II/III clinical trials for the further development of this programme.

Vaccines currently undergoing clinical trials for the treatment of genital herpes include GSK’s Simplirix which is in Phase II/III.

DISC-VET

DISC-VET is a programme to develop Xenova’s DISC technology for the treatment of animal disease. DISC-BHV is a vaccine designed for the prevention of infectious bovine rhinotracheitis, an upper respiratory tract infection in cattle caused by the Bovine Herpes Virus. DISC-VET is currently in development in partnership with Pfizer, DISC-BHV has been shown to be both safe and to offer effective protection against disease symptoms. Pfizer entered DISC-BHV into development in January 2001. Xenova’s DISC vaccine technology is applicable to multiple disease targets including diseases which affect other animal species.

Early development programmes

OX40/OX40L

OX40 is a platform technology which is capable of producing multiple drug candidates. OX40 and OX40L (OX40 ligand) are a pair of interacting cell-surface proteins. The therapeutic potential of those products lies in their ability to regulate the OX40 receptor/ligand interaction (a co-stimulatory factor in the initiation of the immune cascade) thereby modulating the signals which are central to a wide range of disease processes, including autoimmune disease and cancer. The treatment of autoimmune disease is currently a fast growing market, as is evidenced by the success of products such as Embrel and Remicade. Xenova’s partner Celltech is developing an antibody based product against OX40 for the treatment of autoimmune disease. The second product candidate, OX40L, has shown efficacy in several disease models including cancer. Xenova is currently developing a fusion protein that is based on OX40L and therefore interaction between it and OX40 should lead to stimulation of the immune system. This approach could boost the weak natural immune response to tumour cells to therapeutic levels. A paper relating to the successful development of an immunoassay for OX40 was published in 2001.

In April 2002, Xenova entered into an agreement with Genentech for the research, development and worldwide marketing of products primarily targeting disorders of the immune system based on the OX40 receptor protein and anti-OX40L antibody programmes. Xenova will receive licence payments of up to $5 million (£3.2 million) in the first year and future milestones of up to $58 million (£37.3 million) assuming successful development and commercialisation of a product. Significant tiered royalties, depending on the level of sales, are also receivable by Xenova. Xenova has retained the global rights to the applications of the anti-OX40 antibody and OX40 Ligand programmes relating to cancer and infectious disease.

PAI-1 Inhibitors (Anti-Thrombotic)

The global anticoagulant market was $6.6 billion in the 12 months to June 2000(18).

PAI-1 belongs to the family of serine protease inhibitors. Research has shown that when PAI-1 activity is inhibited or depleted the tendency to form blood clots is reduced, but without a corresponding increase in spontaneous or delayed bleeding. The Directors believe that PAI-1 inhibitors used as an antithrombotic treatment have the potential to avoid or reduce serious bleeding side-effects. As a result, the Directors believe that less clinical supervision and fewer associated monitoring tests would be required, making treatment more convenient and reducing associated costs. So far as the Directors are aware, no directly competing product has been marketed. The Directors believe that any product that requires more limited patient monitoring, with lower attendant costs, is likely to command a price premium.

Xenova established a drug development partnership with Lilly in February 1998, based on compounds from Xenova’s XR334 series of compounds, which are capable of oral absorption and are active in venous and arterial models of thrombosis. Under the partnership Xenova had the potential to receive up to $35 million over four years in licence fees, research funding and milestone payments over the drug development cycle, subject to the achievement of certain objectives. Although the milestones were not achieved, the parties have agreed to continue the collaboration with no obligation on either party to provide funding, but with Xenova’s rights to milestone payments retained, if and when the milestones are achieved. Xenova will also receive royalties on commercialised products emerging from the collaboration.

A paper describing Xenova’s successful synthesis of, and the biological activities of, a series of inhibitors of PAI-1, based on a Xenova-discovered compound known as XR5118, was published in 2001. These compounds show a marked improvement in potency over XR5118, which may prove useful in further evaluating the therapeutic potential of inhibiting PAI-1 activity.

PAI-1 Inhibitors (Anti-Cancer)

PAI-1 is also believed to play a role in the spread of cancer (metastasis). In a number of types of tumours susceptible to metastasis, a strong correlation has been observed between elevated PAI-1 levels, disease progression and reduced patient survival time. Inhibition of PAI-1 activity should therefore be beneficial in the treatment of patients with a variety of metastatic cancers.

Xenova is collaborating with the Institute for Cancer Research in developing an active novel inhibitor of PAI-1 for the treatment and prevention of metastatic cancer. Xenova presented ‘proof of concept’ studies at the British Association for Cancer Research Meeting (Edinburgh 1999) demonstrating that anti-PAI-1 antibodies inhibit tumour cell invasion in an in vitro model of cancer metastasis. Data published by Xenova in 2001 indicate that antibodies to PAI-1 alter the invasive and migratory properties of human tumour cells in vitro and that the modulation of PAI-1 activity may be of therapeutic benefit in the treatment of a variety of cancers.

In 1998 Lilly was granted an option to acquire exclusive rights to develop and commercialise PAI-1 inhibitors in the cancer field. If Lilly exercises this option, Xenova will receive an upfront payment and further milestone payments over the drug development process which could amount in aggregate to $16.5 million (£10.6 million) together with additional royalties on commercialised products.

So far as the Directors are aware, there are no products of this type currently on the market and there are no similar products in clinical testing.

Multi-Drug Resistance Protein (MRP)

MRP acts as a pump, which, like P-gp, expels small molecules (such as cytotoxins) from cells and thus can help protect tumour cells from certain chemotherapeutic agents. The Group has developed the assays needed to carry out a medicinal chemistry project to find a drug candidate which inhibits MRP. The Directors expect the project to enter preclinical development in late 2002.

The Group is also exploring the potential application of MRP inhibitors in the prevention of inflammation of the airways suffered by asthma patients. The Group is currently evaluating drug leads from its MRP cancer programme in the search for new classes of anti-asthmatic drug candidates.

M3

M3 is a virally-derived broad-spectrum chemokine binding protein. Chemokines regulate cell movement and function, and play a key role in inducing and maintaining inflammation. Recent evidence suggests that chemokines may also play a significant role in tumour growth and metastasis. Over 50 chemokines and 16 chemokine receptors have been discovered to date, and there is considerable overlap in their function, meaning inhibition of a single chemokine may not have an impact on disease. M3 is a broad spectrum inhibitor, and thus has the potential to overcome this problem. It has potential application in many disease indications, including rheumatoid arthritis, acute transplant rejection and cancer. Xenova is currently exploring the potential of M3 in a variety of disease models, including cancer and immune/inflammatory disease.

VP22

VP22 is a transport protein derived from the ‘shell’ that surrounds the DNA of the herpes simplex virus. VP22 transports genes, proteins, and certain classes of therapeutic small molecules, such as antisense drugs, into cells where it targets the delivery to the nucleus. VP22 technology has two broad categories of application. The VP22 gene can be used to enhance the efficiency of gene delivery in conjunction with a wide range of standard vector systems. In addition, the VP22 protein can be formed into transport particles termed vectosomes, which can be activated by light to deliver oligonucleotides, peptides and small molecules.

A 50/50 funded joint venture biopharmaceutical company, Phogen, was formed in 1997 with Marie Curie Cancer Care to exploit the potential use of VP22 in drug delivery and gene therapy.

Phogen aims, over the short to medium term, to demonstrate the in vivo potential of the VP22 platform, to continue to license out the VP22 technology on a commercial basis and to continue refining the vectosome technology.

Phogen signed a licensing collaboration with Genencor in August 2001 for the application of VP22 technology to the development of a limited number of therapeutic vaccines for certain infectious viral diseases. Genencor has opt-in rights for certain other infectious disease and cancer targets of the technology. The licence agreement will provide Phogen with £1.2 million in the first year and is potentially worth up to £15 million in licence, option and contract research payments, plus royalties following product launches. A further research collaboration was announced with Cell Genesys in October 2001 in the field of gene therapy and relating to products for cancer and cardiovascular disease. The research collaboration aims to evaluate the ability of VP22 technology to enhance the delivery and therapeutic effect of Cell Genesys’ proprietary genes using Cell Genesys’ lentiviral gene delivery technology.

MEN.B

Xenova is currently developing a vaccine for the prevention of meningitis caused by meningococcal group B infections. This programme is being carried out in collaboration with the Institute for Infections and Immunity, based at Nottingham University. The aim is to construct a live attenuated vaccine, which should give good protection against all group B strains. The programme is currently at the lead product evaluation stage.

3.	Intellectual Property

The Group works closely with its patent attorneys to maximise patent protection for its research and development product portfolio. Whenever Xenova believes that novel technical developments have been made, patent protection is considered immediately. The Group’s general strategy with respect to patent applications is to file a priority application in the United Kingdom which forms the basis for subsequent patent applications filed in other jurisdictions where protection of the potential market for the product is considered appropriate.

The Group is the proprietor of a total of 58 families of patent applications and patents in various jurisdictions around the world. Of these, 49 families are considered to be of fundamental importance to the Group’s proprietary projects.

XR9576 is protected by a family of patent applications in a number of territories, deriving from an international patent application which claims novel compounds, a process for producing the compounds, pharmaceutical compositions containing them and their use as modulators of MDR.

XR5944 is protected by a family of patent applications which represents a class of next generation joint topoisomerase I and II inhibitors, and by granted US patent No. 6,114,332. The European Patent Office have indicated that they will grant a European Patent, but actual grant has not yet occurred.

The XR11576 series of compounds, which includes XR11612, represents a class of next generation joint topoisomerase I and II inhibitors, and is protected by published PCT application WO 01/46/57.

The XR334 series of compounds, which includes candidates in the PAI-1 project, are protected by 4 families of patents and patent applications in the field of thrombosis. The first family relates to their novel use as PAI-1 inhibitors. The applications have been granted in certain territories. The second family of patent applications relates to novel compounds, a process for producing the compounds and pharmaceutical compositions containing them. The third family of patent applications relates to a selected group of novel compounds, a process for producing them and pharmaceutical compositions containing them as well as their use as PAI-1 inhibitors. The final family of patent applications relates to novel compounds, a process for producing the compounds, pharmaceutical compositions containing them and their use as inhibitors of PAI-1. These applications have been granted in certain territories.

DISC-PRO, which is being developed for prophylactic vaccination against herpes simplex virus infection, and veterinary herpes virus vaccines under development by Pfizer are protected, inter alia, by granted European patent EP 0 550 553, and by granted US patents 5,665,362 and 5,837,261.

DISC-GMCSF is protected by one further patent family, which concerns genetically disabled herpesvirus vectors carrying for example a cytokine gene. This family is protected, inter alia, by published PCT application WO 96/26267, and a US patent covering anti-tumour uses of Xenova’s DISC-GMCSF has been issued (US 6287557), with further US applications pending.

TA-CIN is protected by two patent families (one licensed from Cancer Research Campaign Technology Ltd) which concern papillomavirus subunit vaccines. These families are protected, inter alia, by granted European patent EP 0592 480 (CRCT) and granted US patents 5,955,087 and 6,123,948 (Cantab). In addition, in relation to ‘prime-boost’ combination vaccines involving TA-CIN and a virus vector vaccine, Xenova has exclusive rights in respect of a recent patent application held jointly by Xenova and a university covering certain ‘prime-boost’ combinations of subunit vaccine and virus-vector vaccine for HPV.

OX40 and OX40L are protected by two patent families (licensed from Stanford University) concerning these immune-system proteins. The families are protected, inter alia, by granted US patent 5,821,332 and 6,156,878 (Stanford et al), and by published PCT application WO 95/21915 (and granted US patent 6,242,566).

VP22 (transport-protein) technology is protected by three main patent families (where Xenova holds a licence via Phogen, inter alia, for vaccine applications, in some cases under a head-licence from Marie Curie Cancer Care). These patent families are protected, inter alia, by published PCT applications WO 97/05265, WO 98/32866, and WO 98/42742, and granted US patents 6,017,735, 6184038, and 6251398.

TA-CD and TA-NIC are protected by two patent families (applied for or granted to ImmuLogic, and assigned or under assignment to Xenova) which concern conjugate vaccines for use in treatments against addiction to nicotine and cocaine. These are protected, inter alia, by granted US patents US 5,876,727, US 5,773,003, US 5,840,307, US 5,760,184, and US 6,054,127, and published PCT applications WO 96/ 30049 and WO 98/14216.

Licensing discussions are in progress in respect of a third party patent that may be needed to exploit TA-CD commercially in the United States.

Two of Xenova’s granted patents covering DISC virus vaccines have been the subject of interference proceedings which were decided in Xenova’s favour by the US Patent and Trademark Office Board of Patent Appeals and Interferences in successive decisions of May 2001, August 2001 and a final decision mailed in December 2001. The Board’s final decision terminated the proceedings and left Xenova’s patents in place. The parties to the proceedings entered into a settlement agreement in September 2001 pursuant to which each party has granted the other immunity from certain further proceedings in return for certain undertakings, including the payment of royalties on any future sales in the US of human HSV vaccines falling under the US patents involved in the interference.

PART 3

TERMS AND CONDITIONS OF THE RIGHTS ISSUE

1.	Details of the Rights Issue

The Company is proposing to raise approximately £9.9, net of expenses, by way of the Rights Issue. Subject to the terms and conditions set out below, it is proposed that 33,710,703 New Ordinary Shares will be provisionally allotted by way of rights to Qualifying Shareholders at a price of 32.5 pence per share, payable in full on acceptance, on the following basis:

8 New Ordinary Shares for every 33 Ordinary Shares

held on the Record Date and so in proportion for any other number of Ordinary Shares then held. Holdings of shares in certificated and uncertificated form will be treated as separate holdings for the purposes of calculating entitlements under the Rights Issue. Entitlements of Qualifying Shareholders under the Rights Issue will be rounded down to the nearest whole number of New Ordinary Shares. Fractions of New Ordinary Shares will not be allotted to Qualifying Shareholders but will be aggregated and sold in the market, nil paid, for the benefit of the Company. The allotment and issue of the New Ordinary Shares will be made to Qualifying non-CREST Shareholders upon and subject to the terms and conditions set out in this document, the Provisional Allotment Letters and the Company’s memorandum and articles of association. The offer of New Ordinary Shares to Qualifying CREST Shareholders will be made, on the terms and conditions set out in this document and the Company’s memorandum and articles of association, at the time when (such Qualifying CREST Shareholders’ stock accounts having been credited as described in sub-paragraph (a) below) Nil Paid Rights are enabled for settlement as described in sub-paragraph (b) below.

Application has been made to the UKLA for the New Ordinary Shares to be admitted to the Official List and application has been made for the New Ordinary Shares to be admitted to trading on the market for listed securities of the London Stock Exchange. It is expected that Admission will become effective and that dealings in the New Ordinary Shares, nil paid, will commence at 8.00 a.m. on 7 October 2002. The New Ordinary Shares will, when issued and fully paid, rank pari passu in all respects with the existing Ordinary Shares, including the right to receive in full all dividends and other distributions hereafter paid, made or declared on the Ordinary Shares.

The existing Ordinary Shares are already admitted to CREST. Applications will be made for the Nil Paid Rights, the Fully Paid Rights and the New Ordinary Shares to be admitted to CREST. CRESTCo requires, amongst other things, the Company to confirm to it that the New Ordinary Shares have been admitted to the Official List before CRESTCo will admit any security to CREST. As soon as practicable after Admission, the Company will confirm this to CRESTCo.

Subject to the passing of Resolution 1 and save as provided in paragraph 7 below, Provisional Allotment Letters in respect of Nil Paid Rights will be despatched to Qualifying non-CREST Shareholders at their own risk on 4 October 2002.

Subject, inter alia, to the conditions referred to below being satisfied and save as provided in paragraph 7 below, it is intended that:

(a)	Computershare Investor Services PLC will instruct CRESTCo to credit the appropriate stock accounts of Qualifying CREST Shareholders with such shareholders’ entitlements to Nil Paid Rights on 4 October 2002; and

(b)	the Nil Paid Rights and the Fully Paid Rights will be enabled for settlement by CRESTCo by 8.00 a.m. on 7 October 2002, or, if later, as soon as practicable after the Company has confirmed to CRESTCo that all the conditions for admission of such rights to CREST have been satisfied.

The Rights Issue has been fully underwritten by Nomura (except to the extent of the Directors’ Undertakings). Details of the Underwriting Agreement are set out at paragraph 10(A) of Part 5 of this document.

The Rights Issue is conditional upon:

(i)	the passing of Resolution 1 to be proposed at the Extraordinary General Meeting;

(ii)	the Underwriting Agreement not having terminated prior to the satisfaction of the condition referred to in sub-paragraph (iii) below; and

(iii)	Admission becoming effective by no later than 8.00 a.m. on 7 October 2002 (or such later time and/or date as Nomura may decide, being not later than 8.00 a.m. on 15 October 2002).

The attention of Overseas Shareholders is drawn to paragraph 7 below.

The latest time and date for acceptance and payment in full in respect of the Rights Issue is expected to be 9.30 a.m. on 28 October 2002.

2.	Action to be taken

The action to be taken in respect of New Ordinary Shares depends on whether, at the relevant time, the Nil Paid Rights or Fully Paid Rights in respect of which action is to be taken, are in certificated form (that is, are represented by Provisional Allotment Letters) or are in uncertificated form (that is, are in CREST).

If you are a Qualifying non-CREST Shareholder please refer to paragraph 3 and paragraphs 5 to 10 of this Part 3.

If you are a Qualifying CREST Shareholder please refer to paragraphs 4 to 10 of this Part 3 and to the CREST Manual for further information on the CREST procedures referred to below.

CREST SPONSORED MEMBERS SHOULD REFER TO THEIR CREST SPONSORS AS ONLY THEIR CREST SPONSORS WILL BE ABLE TO TAKE THE NECESSARY ACTION SPECIFIED BELOW TO TAKE UP THEIR ENTITLEMENTS OR OTHERWISE TO DEAL WITH THE NIL PAID RIGHTS OR FULLY PAID RIGHTS.

3.	Action to be taken in relation to Nil Paid Rights represented by Provisional Allotment Letters

(a)	Procedure for acceptance and payment

Subject, inter alia, to the passing of Resolution 1 at the Extraordinary General Meeting, it is expected that Provisional Allotment Letters will be despatched to Qualifying non-CREST Shareholders on 4 October 2002. If for any reason Provisional Allotment Letters are posted later than the date for which the Extraordinary General Meeting has been convened, the times and dates set out in this document will be adjusted and the revised times and dates will be set out in the Provisional Allotment Letters.

Each Provisional Allotment Letter will set out the holding of Ordinary Shares on which a Qualifying non-CREST Shareholder’s entitlement has been based and the number of New Ordinary Shares that have been provisionally allotted to that Qualifying non-CREST Shareholder. The Provisional Allotment Letter will contain full details regarding acceptance and payment, splitting, renunciation and registration and the procedure to be followed if a Qualifying non-CREST Shareholder wishes to dispose (whether before or after payment) of all or part of his entitlement.

To take up his entitlement in whole or in part to New Ordinary Shares, a Qualifying non-CREST Shareholder must lodge his Provisional Allotment Letter together with the appropriate remittance for the full amount payable on acceptance, in accordance with the instructions printed thereon, by post or, (during normal business hours being Monday to Friday inclusive, 9.00 a.m. to 5.00 p.m.) by hand to Computershare Investor Services PLC, PO Box 859, The Pavilions, Bridgwater Road, Bristol BS99 1XZ or by hand only (during business hours only) to Computershare Investor Services PLC at 7th Floor, Jupiter House, Triton Court, 14 Finsbury Square, London EC2A 1BR, so as to arrive, in each case, not later than 9.30 a.m. on 28 October 2002. A first-class reply paid envelope will be enclosed with the Provisional Allotment Letter for the purpose of lodging the Provisional Allotment Letter in respect of the Qualifying non-CREST Shareholder’s entitlement. Provisional Allotment Letters and accompanying remittances arriving after the above time will, subject to the late acceptance procedure set out below, be deemed to have been declined, in which event the entitlement will lapse and the provisions of paragraph 5 will apply.

Cheques and bankers’ drafts should be payable to “The Royal Bank of Scotland plc A/C Xenova” and crossed “Account Payee only”. All payments must be made for the full amount by cheque or bankers’ draft in pounds sterling, drawn on an account at a bank or building society in the UK, the Channel Islands or the Isle of Man which is either a settlement member of the Cheque and Credit Clearing Company Limited or the CHAPS Clearing Company Limited, or which has arranged for its cheques or bankers’ drafts (as appropriate) to be cleared through the facilities provided for the members of any of those companies, and must bear the appropriate sort code in the top right hand corner. Interest on payments made before they are due will not be paid, but will accrue to the benefit of the Company.

Return of the Provisional Allotment Letter with the appropriate remittance will constitute a warranty from the Qualifying non-CREST Shareholder to the Company that the remittance (which the Company reserves the right to have presented on receipt) will be honoured on first presentation. The Company may elect to treat as invalid acceptances in respect of which cheques or other remittances are notified to it or its agents as not having been so honoured. The Company reserves the right to instruct Computershare Investor

Services PLC to seek special clearance of cheques to allow the Company to obtain value for remittances at the earliest opportunity.

The Company may, at its discretion, treat a Provisional Allotment Letter as valid and binding on the person(s) by whom, or on whose behalf, it is lodged even if not completed or lodged in accordance with the relevant instructions or not accompanied by a valid power of attorney, where required.

All documents and remittances will be sent to or by allottees or their renouncees (or their agents, as appropriate) at their risk. Nomura and the Company reserve the right, but shall not be obliged, to treat as valid:

(i)	Provisional Allotment Letters and accompanying remittances which are received through the post not later than 9.30 a.m. on the business day immediately following the final date for acceptance and payment under the Rights Issue (the cover bearing a legible postmark not later than 9.30 a.m. on the final date for acceptance and payment under the Rights Issue); and

(ii)	applications in respect of which a remittance is received prior to 9.30 a.m. on the final date for acceptance and payment from an authorised person (for the purposes of the Financial Services and Markets Act 2000) identifying the shares concerned and undertaking to lodge the relevant Provisional Allotment Letter duly completed in due course.

References in this document to the rights of New Ordinary Shares having been taken up include rights which Qualifying non-CREST Shareholders shall be deemed to have validly taken up pursuant to either of the procedures described above.

(b)	Money Laundering Regulations 1993

The Money Laundering Regulations 1993 (the “Money Laundering Regulations”) may require Computershare Investor Services PLC, at its absolute discretion, to verify the identity of a person lodging or on whose behalf a Provisional Allotment Letter is lodged (which requirements are referred to below as the “verification of identity requirements”).

The person (the “Acceptor”) who, by lodging a Provisional Allotment Letter with payment, as described above, accepts the allotment of the New Ordinary Shares (the “relevant New Ordinary Shares”) comprised in such Provisional Allotment Letter (being the provisional allottee or, in the case of renunciation, the person named in Form Y of such Provisional Allotment Letter on his behalf) shall thereby be deemed to agree to provide Computershare Investor Services PLC and/or the Company with such information and other evidence as they or either of them may require to satisfy the verification of identity requirements. If it appears to Computershare Investor Services PLC that the Acceptor is acting on behalf of some other person, verification of the identity of any person on whose behalf the Acceptor appears to be acting may be required.

If Computershare Investor Services PLC determines that the verification of identity requirements apply to an acceptance of an allotment, the relevant New Ordinary Shares will be allotted to the Acceptor, but (notwithstanding any other term of the Rights Issue) will not be issued to him or registered in his name until the verification of identity requirements have been satisfied.

If within a reasonable period of time following a request for verification of identity, but in any event not later than 9.30 a.m. on 28 October 2002, Computershare Investor Services PLC has not received evidence satisfactory to it as aforesaid, the Company may (at its absolute discretion) elect to treat as invalid the acceptance of the relevant Provisional Allotment Letter, in which event, if such determination is made prior to 9.30 a.m. on 28 October 2002, the provisional allotment will be deemed to have been declined and will lapse and the arrangements described in paragraph 5 below will apply. Alternatively, the Company may terminate the Acceptor’s rights in respect of the New Ordinary Shares to which such Provisional Allotment Letter relates, in which case the relevant rights will lapse. The monies paid on acceptance of the rights will be returned without interest to the Acceptor to whom the provisional allotment was made. Such termination will be without prejudice to the rights of the Company to take proceedings against the Acceptor to recover the amount by which the net proceeds of sale (if any) of the relevant New Ordinary Shares falls short of the full amount payable on acceptance under the Rights Issue in respect thereof and any other loss or damage incurred by the Company as a result of the failure to produce satisfactory evidence.

If the verification of identity requirements apply, failure to provide the necessary evidence of identity will result in your acceptance being treated as invalid.

The verification of identity requirements will not usually apply, if:

(a)	the Acceptor is a regulated UK broker or intermediary acting as agent and is itself subject to the Money Laundering Regulations; or

(b)	the Acceptor is an organisation required to comply with the EU Money Laundering Directive (the Council Directive on prevention of the use of the financial system for the purpose of money laundering (91/308/EEC)); or

(c)	the Acceptor (not being an Acceptor who delivers his acceptance in person) makes payment by way of a cheque drawn on an account in the name of such Acceptor; or

(d)	the aggregate subscription price for the relevant New Ordinary Shares is less than £9,000 (or the equivalent of €15,000).

Where verification of identity requirements apply, satisfaction of these requirements may be facilitated in the following way:

(i)	if payment is made by building society cheque (not being a cheque drawn on an account of the Acceptor) or bankers’ draft, by requesting the building society or bank to endorse the cheque or draft with the Acceptor’s name and the number of an account held in the Acceptor’s name at such building society or bank, such endorsement being validated by a stamp and authorised signature; or

(ii)	if payment is not made by cheque drawn on an account in the name of the Acceptor and (i) above does not apply, by the Acceptor enclosing with his Provisional Allotment Letter evidence of his name and address from an appropriate third party, for example, a recent bill from a gas, electricity or telephone company or a bank statement, in each case bearing the Acceptor’s name and address (originals of such documents (not copies) are required and such documents will be returned in due course); or

(iii)	if the Provisional Allotment Letter is lodged with payment by an agent which is an organisation of the kind referred to in (b) above or which is subject to anti-money laundering regulation in a country which is a member of the Financial Action Task Force (the non-European members of which are Argentina, Australia, Bahrain, Brazil, Canada, China, Hong Kong, Iceland, Japan, Kuwait, Mexico, New Zealand, Norway, Oman, Qatar, Saudi Arabia, Singapore, Switzerland, Turkey, the United Arab Emirates and the United States), the agent should provide written confirmation with the Provisional Allotment Letter that it has that status and written assurances that it has obtained and recorded evidence of the identity of the persons for whom it acts and that it will on demand make such evidence available to Computershare Investor Services PLC or the relevant authority; or

(iv)	if a Provisional Allotment Letter is lodged by hand by the Acceptor in person, he should ensure that he has with him evidence of identity bearing his photograph (for example, his passport) and evidence of his address.

In order to confirm the acceptability of any written assurance referred to in sub-paragraph (iii) above or in any other case, the Acceptor should contact Computershare Investor Services PLC (tel: 0870 702 0100).

Computershare Investor Services PLC, the Company and/or Nomura are entitled, in their absolute discretion, to determine whether the verification of identity requirements apply to any Acceptor and whether such requirements have been satisfied.

Neither the Company, Computershare Investor Services PLC nor Nomura shall be responsible for or have any liability for any loss or damage (whether actual or alleged) arising from the election by the Company to treat a Provisional Allotment Letter lodged by an Acceptor as invalid or to terminate the Acceptor’s rights in respect of the relevant New Ordinary Shares, as a result of Computershare Investor Services PLC not having received from the Acceptor evidence reasonably satisfactory to it as to the identity of the person(s) lodging the Provisional Allotment Letter within a reasonable period of the time of request for such, but in any event, not later than 9.30 a.m. on 28 October 2002.

All enquiries in connection with Provisional Allotment Letters should be addressed to Computershare Investor Services PLC, PO Box 859, The Pavilions, Bridgwater Road, Bristol BS99 1XZ (tel: 0870 702 0100). For legal reasons, the shareholders helpline will not be able to provide advice on the merits of the Rights Issue or to provide financial advice.

(c)	Dealing in nil paid rights

Subject to the fulfilment of the conditions set out in paragraph 1 above, dealings on the London Stock Exchange in the Nil Paid Rights are expected to commence on 7 October 2002. A transfer of such rights in nil paid form may be made (subject to paragraph 7 below) without payment of the Rights Issue Price for the provisionally allotted New Ordinary Shares by renunciation of the Provisional Allotment Letter in accordance with the instructions printed on it and delivery of the Provisional Allotment Letter to the transferee. To transfer all or part of an entitlement to subscribe for New Ordinary Shares, the instructions contained in paragraph (e) below and in the Provisional Allotment Letter should be followed.

If Admission does not become effective by 8.00 a.m. on 7 October 2002 or such later date, being not later than 8.00 a.m. on 15 October 2002, as Nomura may agree, the provisional allotment of the New Ordinary Shares will lapse and any payments will be returned without interest to the Shareholder to whom the provisional allotment was made.

(d)	Dealings in fully paid rights

After acceptance of a provisional allotment and payment in full in accordance with the provisions set out in this document and in the Provisional Allotment Letter, the fully paid rights to the New Ordinary Shares may be transferred by renunciation of the relevant Provisional Allotment Letter and lodging the same, by post or (during normal business hours) by hand, with Computershare Investor Services PLC, PO Box 859, The Pavilions, Bridgwater Road, Bristol BS99 1XZ at any time up to 9.30 a.m. on 28 October 2002. Thereafter, the New Ordinary Shares will be registered and transferable by written instrument of transfer complying with the Company’s articles of association.

(e)	Renunciation and splitting

The Provisional Allotment Letters will be fully renounceable (subject to the restrictions in paragraph 7 below) and may be split at any time prior to 3.00 p.m. on 24 October 2002. The latest time for registration of renunciation will be 9.30 a.m. on 28 October 2002 and thereafter the New Ordinary Shares will be in registered form and will be transferable only by instrument of transfer complying with the Company’s articles of association.

A transfer of rights to subscribe for New Ordinary Shares may be made by a Qualifying non-CREST Shareholder by renunciation of the Provisional Allotment Letter and delivery of such letter (which will, on renunciation, become a negotiable instrument in bearer form) to the transferee or, by any renouncee (or subsequent transferee), by delivery of the Provisional Allotment Letter to the transferee. Payment of the Rights Issue Price for the New Ordinary Shares so transferred must be made prior to 9.30 a.m. on 28 October 2002.

A Qualifying non-CREST Shareholder who wishes to renounce all the New Ordinary Shares comprised in a Provisional Allotment Letter must complete and sign Form X on the Provisional Allotment Letter and (subject to the restrictions on distribution of this document and the Provisional Allotment Letter referred to in paragraph 7 below) deliver the Provisional Allotment Letter to the transferee, or the broker or bank acting for such Qualifying non-CREST Shareholder in the transaction for delivery to the transferee.

If a Qualifying non-CREST Shareholder wishes to transfer some only of the New Ordinary Shares to which he is entitled and to retain the remainder or to transfer all the New Ordinary Shares but to different persons, he may have the Provisional Allotment Letter split, for which purpose he must complete and sign Form X on the Provisional Allotment Letter. The Provisional Allotment Letter must then be lodged, by post or by hand (during normal business hours), with Computershare Investor Services PLC at 7th Floor, Jupiter House, Triton Court, 14 Finsbury Square, London EC2A 1BR to be received no later than 3.00 p.m. on 24 October 2002, to be cancelled and exchanged for the split Provisional Allotment Letters required. The number of split Provisional Allotment Letters required and the number of New Ordinary Shares to be comprised in each such letter should be stated in an accompanying letter. Form X on the split Provisional Allotment Letters will be marked “Original Duly Renounced” before issue.

(f)	Registration in the names of Qualifying Shareholders

A Qualifying non-CREST Shareholder who wishes to have all his entitlement to New Ordinary Shares registered in his name must accept and make payment for such New Ordinary Shares in accordance with the provisions set out in this document and the Provisional Allotment Letter, but need take no further action.

(g)	Registration in the names of persons other than Qualifying Shareholders

A renouncee (or his agent) must complete Form Y on the Provisional Allotment Letter and lodge the entire Provisional Allotment Letter, by post or (during normal business hours) by hand, with Computershare Investor Services PLC, PO Box 859, The Pavilions, Bridgwater Road, Bristol BS99 1XZ not later than 9.30 a.m. on 28 October 2002. Registration cannot be effected unless the Provisional Allotment Letter is endorsed as fully paid.

(h)	Deposit of Nil Paid Rights or Fully Paid Rights into CREST

The Nil Paid Rights or Fully Paid Rights represented by a Provisional Allotment Letter may be converted into uncertificated form, that is, deposited into CREST (whether any such conversion arises as a result of a renunciation of those rights or otherwise). Subject as provided in the next paragraph (or in the Provisional Allotment Letter), normal CREST procedures (including timings) apply in relation to any such conversion. You are recommended to refer to the CREST Manual for details of such procedures.

The procedure for depositing the Nil Paid Rights or Fully Paid Rights represented by a Provisional Allotment Letter into CREST, whether such rights are to be converted into uncertificated form in the name(s) of the person(s) whose name(s) and address(es) appear in the Provisional Allotment Letter or in the name(s) of a person or persons to whom the Provisional Allotment Letter has been renounced, is as follows. Form X and the CREST Deposit Form will need to be completed and the Provisional Allotment Letter deposited by you or your CREST Sponsor (as appropriate) with the CCSS; in addition, the normal CREST Stock Deposit procedures will need to be carried out except that (a) it will not be necessary to complete and lodge a separate CREST Transfer Form (prescribed under the Stock Transfer Act 1963) with the CCSS and (b) only the whole of the Nil Paid Rights or Fully Paid Rights represented by the Provisional Allotment Letter may be deposited into CREST. If you wish to deposit some only of the Nil Paid Rights or Fully Paid Rights represented by the Provisional Allotment Letter into CREST, you must first apply for split Provisional Allotment Letters, bearing in mind the latest time for depositing the Nil Paid Rights or Fully Paid Rights represented by the Provisional Allotment Letter into CREST. If the rights represented by more than one Provisional Allotment Letter are to be deposited, the CREST Deposit Form on each letter must be completed and deposited. The consolidation listing form must not be used.

A holder of Nil Paid Rights represented by a Provisional Allotment Letter who is proposing to convert those rights into uncertificated form (whether following a renunciation of such rights or otherwise) is recommended to ensure that the conversion procedures are implemented in sufficient time to enable the person holding or acquiring the Nil Paid Rights in CREST following the conversion to take all necessary steps in connection with taking up the entitlement prior to 9.30 a.m. on 28 October 2002. In particular, having regard to normal processing times in CREST and on the part of Computershare Investor Services PLC, the latest recommended time for depositing a renounced Provisional Allotment Letter, with Form X and the CREST Deposit Form on page 4 of the Provisional Allotment Letter duly completed, with the CCSS (in order to enable the persons holding or (as appropriate) acquiring the Nil Paid Rights in CREST to take all necessary steps in connection with taking up the entitlement prior to 9.30 a.m. on 28 October 2002) is 3.00 p.m. on 23 October 2002.

(i)	Issue of new ordinary Shares in definitive form

Definitive share certificates are expected to be despatched by first class post by 4 November 2002 to the persons entitled thereto, unless lodging agent details have been completed in the Provisional Allotment Letter. After despatch of such certificates, Provisional Allotment Letters will cease to be valid for any purpose whatsoever. Pending despatch of definitive share certificates, valid instruments of transfer will be certified by Computershare Investor Services PLC against the register, against lodgement of fully paid Provisional Allotment Letters and/or, in the case of renounced Provisional Allotment Letters, against the registration receipt, Form Y, bearing the stamp of Computershare Investor Services PLC.

4.	Action to be taken in relation to Nil Paid Rights in CREST

(a)	General

Subject to paragraph 7, it is expected that each Qualifying CREST Shareholder will receive a credit to his CREST stock account of his entitlement to Nil Paid Rights on 4 October 2002, which will be enabled by 8.00 a.m. on 7 October 2002, or, if later, as soon as is practicable after the Company has confirmed to CRESTCo that all the conditions for admission of such rights to CREST have been satisfied. The CREST stock account to be credited will be an account under the participant ID and member account ID that apply to the existing Ordinary Shares held on the Record Date by the Qualifying CREST Shareholder in respect of which the Nil Paid Rights are provisionally allotted.

The Nil Paid Rights will constitute a separate security for the purposes of CREST and can accordingly be transferred, in whole or in part, by means of CREST in the same manner as any other security that is admitted to CREST.

If for any reason stock accounts of Qualifying CREST Shareholders cannot be credited, or the Nil Paid Rights cannot be enabled, by 8.00 a.m. on 7 October 2002, the expected timetable as set out in this document may be adjusted as appropriate. References to dates and times in this document should be read as being subject to any such adjustment. The Company will make an appropriate announcement to a

Regulatory Information Service of the London Stock Exchange giving details of the revised dates but Qualifying CREST Shareholders may not receive any further written communication. Further, in such circumstances, a Provisional Allotment Letter may be sent to each Qualifying CREST Shareholder in substitution for the Nil Paid Rights which would have been credited to its stock account in CREST.

CREST members who wish to take up all or part of their entitlements in respect of, or otherwise to transfer, Nil Paid Rights or Fully Paid Rights held by them in CREST should refer to the CREST Manual for further information on the CREST procedures referred to below. If you are a CREST sponsored member and wish to take up your entitlement you should consult your CREST sponsor as only your CREST sponsor will be able to take the necessary action to take up your entitlements or otherwise to deal with your Nil Paid Rights or Fully Paid Rights.

(b)	Procedure for acceptance and payment

(i)	Many-To-Many Instructions

CREST members who wish to take up all or part of their entitlement in respect of Nil Paid Rights in CREST must send (or, if they are CREST sponsored members, procure that their CREST sponsor sends) a Many-To-Many (“MTM”) instruction to CRESTCo which, on its settlement, will have the following effect:

(aa)	the crediting of a stock account of Computershare Investor Services PLC, under the participant ID and member account ID specified below, with the number of Nil Paid Rights to be taken up;

(bb)	the creation of a settlement bank payment obligation (as defined in the CREST Manual), in accordance with the CREST RTGS payment mechanism (as defined in the CREST Manual), in favour of the RTGS settlement bank of Computershare Investor Services PLC in sterling, in respect of the full amount payable on acceptance in respect of the Nil Paid Rights referred to in sub-paragraph (aa) above; and

(cc)	the crediting of a stock account of the accepting CREST member (being an account under the same participant ID and member account ID as the account from which the Nil Paid Rights are to be debited on settlement of the MTM instruction) of the corresponding number of Fully Paid Rights to which the CREST member is entitled on taking up his Nil Paid Rights referred to in sub-paragraph (aa) above.

(ii)	Contents of MTM instructions

The MTM instruction must be properly authenticated in accordance with CRESTCo’s specifications and must contain, in addition to the other information that is required for settlement in CREST, the following details:

(aa)	the number of Nil Paid Rights to which the acceptance relates;

(bb)	the participant ID of the accepting CREST member;

(cc)	the member account ID of the accepting CREST member from which the Nil Paid Rights are to be debited;

(dd)	the participant ID of Computershare Investor Services PLC, in its capacity as a receiving agent. This is 3RA47;

(ee)	the member account ID of Computershare Investor Services PLC in its capacity as a receiving agent. This is XENOVA;

(ff)	the number of Fully Paid Rights that the CREST member is expecting to receive on settlement of the MTM instruction. This must be the same as the number of Nil Paid Rights to which the acceptance relates;

(gg)	the amount payable by means of the CREST settlement bank payment obligations (as defined in the CREST Manual) on settlement of the MTM instruction. This must be the full amount payable on acceptance in respect of the number of Nil Paid Rights to which the acceptance relates;

(hh)	the intended settlement date. This must be before 9.30 a.m. on 28 October 2002;

(ii)	the nil paid ISIN Number which is GB0031981177;

(jj)	the fully paid ISIN Number which is GB0031981060;

(kk)	the Corporate Action Number for the Rights Issue. This will be available by viewing the relevant corporate action details in CREST.

(iii)	Valid acceptance

An MTM Instruction complying with each of the requirements as to authentication and contents set out in sub-paragraph (ii) of this paragraph 4(b) will constitute a valid acceptance where either:

(aa)	the MTM Instruction settles by not later than 9.30 a.m. on 28 October 2002; or

(bb)	(i) the MTM Instruction is received by CRESTCo by not later than 9.30 a.m. on 28 October 2002 and (ii) a number of Nil Paid Rights at least equal to the number of Nil Paid Rights inserted in the MTM instruction is credited to the CREST stock account of the accepting CREST member specified in the MTM instruction at 9.30 a.m. on 28 October 2002.

An MTM instruction will be treated as having been received by CRESTCo for these purposes at the time at which the instruction is processed by the Providers’ Communications Host (as this term is defined in the CREST Manual) at CRESTCo, of the network provider used by the CREST member (or by the CREST sponsored member’s CREST sponsor). This will be conclusively determined by the input time stamp applied to the MTM instruction by the Communications Host.

(iv)	Representations, warranties and undertakings of CREST members

A CREST member or CREST sponsored member who makes a valid acceptance in accordance with this paragraph 4(b) represents, warrants and undertakes to the Company that he has taken (or procured to be taken), and will take (or will procure to be taken), whatever action is required to be taken by him or by his CREST sponsor (as appropriate) to ensure that the MTM instruction concerned is capable of settlement at 9.30 a.m. on 28 October 2002 and remains capable of settlement at all times after that until 2.00 p.m. on 28 October 2002 (or until such later time and date as the Company may determine). In particular, the CREST member or CREST sponsored member represents, warrants and undertakes that at 9.30 a.m. on 28 October 2002 and at all times thereafter until 2.00 p.m. on 28 October 2002 (or until such later time and date as the Company may determine), there will be sufficient Headroom within the Cap (as those terms are defined in the CREST Manual) in respect of the cash memorandum account to be debited with the amount payable on acceptance to permit the MTM instruction to settle. CREST sponsored members should contact their CREST sponsor if they are in any doubt.

(v)	CREST procedures and timings

CREST members and CREST sponsors (on behalf of CREST sponsored members) should note that CRESTCo does not make available special procedures in CREST for any particular corporate action. Normal systems timings and limitations will therefore apply in relation to the input of an MTM instruction and its settlement in connection with the Rights Issue. It is the responsibility of the CREST member concerned to take (or, if the CREST member is a CREST sponsored member, to procure that his CREST sponsor takes) the action necessary to ensure that a valid acceptance is received as stated above by 9.30 a.m. on 28 October 2002. In this connection CREST members and (where applicable) CREST sponsors are referred in particular to those sections of the CREST Manual concerning practical limitations of the CREST system and timings.

(vi)	CREST members’ undertaking to pay

A CREST member or CREST sponsored member who makes a valid acceptance in accordance with the procedures set out in this paragraph 4(b), (aa) undertakes to pay the Company, or procure the payment to the Company of, the amount payable in sterling on acceptance in accordance with the above procedures or in such other manner as the Company may require (it being acknowledged that, where payment is made by means of the RTGS payment mechanism (as defined in the CREST Manual), the creation of a RTGS settlement bank payment obligation in pounds sterling to Computershare Investor Services PLC’s RTGS settlement bank in accordance with the RTGS payment mechanism shall, to the extent of the obligation so created, discharge in full the obligation of the CREST member (or CREST sponsored member) to pay to the Company the amount payable on acceptance) and (bb) requests that the Fully Paid Rights and/or New Ordinary Shares to which he will become entitled be issued to him on the terms set out in this document and subject to the memorandum and articles of association of the Company.

(vii)	Company’s discretion as to rejection and validity of acceptances

The Company may:

(aa)	following consultation with Nomura reject any acceptance constituted by an MTM instruction, which is otherwise valid, in the event of a breach of any of the representations, warranties and undertakings set out or referred to in this paragraph 4(b). Where an acceptance is made as described in this paragraph 4(b) which is otherwise valid, and the MTM instruction concerned fails to settle by 2.00 p.m. on 28 October 2002 (or by such later time and date as the Company and Nomura may determine), the Company shall be entitled to assume, for the purposes of its right to reject an acceptance contained in this paragraph 4(b), that there has been a breach of the representations, warranties and undertakings set out or referred to in this paragraph 4(b) unless the Company is aware of any reason outside the control of the CREST members or CREST sponsor (as appropriate) concerned for the failure to settle;

(bb)	treat as valid (and binding on the CREST member or CREST sponsored member concerned) an acceptance which does not comply in all respects with the requirements as to validity set out or referred to in this paragraph 4(b);

(cc)	accept an alternative properly authenticated dematerialised instruction from a CREST member or (where applicable) a CREST sponsor as constituting a valid acceptance in substitution for, or in addition to, an MTM instruction and subject to such further terms and conditions as the Company may determine;

(dd)	with the agreement of Nomura, treat a properly authenticated dematerialised instruction (in this sub-paragraph the “first instruction”) as not constituting a valid acceptance if, at the time at which Computershare Investor Services PLC receives a properly authenticated demateralised instruction giving details of the first instruction, either the Company or Computershare Investor Services PLC has received actual notice from CRESTCo of any of the matters specified in regulation 35(5a) of the Regulations in relation to the first instruction.

These matters include notice that any information contained in the first instruction was incorrect or notice of lack of authority to send the first instruction; and

(ee)	accept an alternative instruction or notification from a CREST member or CREST sponsored member or (where applicable) a CREST sponsor, or extend the time for acceptance and/or settlement of an MTM instruction or any alternative instruction or notification if, for reasons or due to circumstances outside the control of any CREST member or CREST sponsored member or (where applicable) CREST sponsor, the CREST member or CREST sponsored member is unable validly to take up all or part of his Nil Paid Rights by means of the above procedures. In normal circumstances, this discretion is only likely to be exercised in the event of any interruption, failure or breakdown of CREST (or of any part of CREST) or on the part of facilities and/or systems operated by Computershare Investor Services PLC in connection with CREST.

(c)	Money Laundering Regulations

If you hold your Nil Paid Rights in CREST and apply to take up all or part of your entitlement as agent for one or more persons and you are not a UK or EU regulated person or institution (e.g. a UK financial institution), then, irrespective of the value of the application, Computershare Investor Services PLC is obliged to take reasonable measures to establish the identity of the person or persons on whose behalf you are making the application. You must therefore contact Computershare Investor Services PLC before sending any MTM instruction or other instruction so that appropriate measures may be taken.

Submission of an MTM instruction which constitutes, or which may on its settlement constitute, a valid acceptance as described above constitutes a warranty that the Money Laundering Regulations 1993 will not be breached by the acceptance of the remittance and an undertaking by the applicant to provide promptly to Computershare Investor Services PLC any information which Computershare Investor Services PLC may specify as being required for the purposes of the Money Laundering Regulations. Pending the provision of evidence satisfactory to Computershare Investor Services PLC as to identity, Computershare Investor Services PLC, having consulted the Company and Nomura, may take, or omit to take, such action as it may determine to prevent or delay settlement of the MTM instruction. If satisfactory evidence of identity has not been provided within a reasonable time, then Computershare Investor Services PLC will not permit the MTM instruction concerned to proceed to settlement but without prejudice to the right of the Company to take proceedings to recover any loss suffered by it as a result of failure by the applicant to provide satisfactory evidence.

(d)	Dealings in Nil Paid Rights

Assuming Resolution 1 is passed at the Extraordinary General Meeting and the Rights Issue is otherwise unconditional, dealings in the Nil Paid Rights on the London Stock Exchange are expected to commence at (or as soon as is practicable after) 8.00 a.m. on 7 October 2002. A transfer in whole or in part of Nil Paid

Rights can be made by means of CREST in the same manner as any other security that is admitted to CREST. The Nil Paid Rights are expected to be disabled in CREST after the close of CREST business on 28 October 2002.

(e)	Dealings in Fully Paid Rights

After acceptance of the provisional allotment and payment in full in accordance with the provisions set out in this document, and (where appropriate) the Provisional Allotment Letter, the Fully Paid Rights may be transferred (in whole or in part) by means of CREST in the same manner as any other security that is admitted to CREST. The last date for settlement of any transfer of Fully Paid Rights in CREST is expected to be 28 October 2002. The Fully Paid Rights are expected to be disabled in CREST after the close of CREST business on 28 October 2002.

From 29 October 2002, the New Ordinary Shares will be registered in the name(s) of the person(s) entitled to them in the Company’s register of members and will be transferable in the usual way (see paragraph 4(g) of this Part 3).

(f)	Withdrawal of Nil Paid Rights or Fully Paid Rights from CREST

Nil Paid Rights or Fully Paid Rights held in CREST may be converted into certificated form, that is, withdrawn from CREST. Normal CREST procedures (including timings) apply in relation to any conversion. You are recommended to refer to the CREST Manual for details of such procedures.

The recommended latest time for receipt by CRESTCo of a properly authenticated dematerialised instruction requesting withdrawal of Nil Paid Rights from CREST is 9.30 a.m. on 22 October 2002, so as to enable the person acquiring or (as appropriate) holding the Nil Paid Rights following the conversion to take all necessary steps in connection with taking up the entitlement prior to 9.30 a.m. on 28 October 2002.

(g)	Issue of New Ordinary Shares in CREST

Fully Paid Rights in CREST are expected to be disabled in CREST after the close of CREST business on 28 October 2002 (the latest date for settlement of transfers of Fully Paid Rights in CREST). New Ordinary Shares (in definitive form) will be issued in uncertificated form to those persons registered as holding such Fully Paid Rights in CREST at the close of business on that date. Computershare Investor Services PLC will instruct CRESTCo to credit the appropriate stock accounts of those persons (under the same participant ID and member account ID that applied to the Fully Paid Rights held by those persons) with their entitlements to New Ordinary Shares with effect from the next business day (expected to be 29 October 2002).

(h)	Rights to allot/issue in certificated form

Despite any other provision of this document, the Company reserves the right to allot and/or issue any Nil Paid Rights, Fully Paid Rights or New Ordinary Shares in certificated form. In normal circumstances, this right is only likely to be exercised in the event of an interruption, failure or breakdown of CREST (or of any part of CREST) or on the part of the facilities and/or systems operated by Computershare Investor Services PLC in connection with CREST.

5.	Procedure in respect of rights not taken up (whether certificated or in CREST)

If any entitlement to New Ordinary Shares is not validly taken up, in accordance with the procedure laid down for acceptance and payment, then that provisional allotment will be deemed to have been declined and will lapse. Nomura will endeavour to procure, by not later than close of business on 30 October 2002, for all (or, at Nomura’s discretion, as many as possible) of those New Ordinary Shares not taken up, subscribers from whom an amount can be obtained per share which is at least equal to the aggregate of the Rights Issue Price and the expenses of procuring the relevant subscribers (including applicable brokerages and commissions and any amounts in respect of value added tax). Notwithstanding the above, Nomura shall not be obliged to procure such subscribers if, in its opinion, it is unlikely that any such subscribers can be so procured at such a price by such time, whereupon Nomura shall be under no obligation to endeavour to procure any such subscribers.

It will be a term of such subscription that any premium over the aggregate of the Rights Issue Price and the expenses of procuring subscribers (including applicable brokerages and any commissions and amounts in respect of value added tax) shall be paid (subject as provided in this paragraph 5):

(i)	where the provisional allotment was, at the time of its lapsing, represented by a Provisional Allotment Letter, to the person whose name and address appeared in the Provisional Allotment Letter;

(ii)	where the Nil Paid Rights were, at the time of their lapsing, in uncertificated form, to the person registered as the holder of such Nil Paid Rights at the time of their disablement in CREST; and

(iii)	in the case of Overseas Shareholders to whom this paragraph applies, to the first named Overseas Shareholder at his registered address.

New Ordinary Shares for which subscribers are procured on this basis will be re-allotted to the subscribers and the aggregate premium (being the amount paid by the subscribers after deducting the Rights Issue Price and the expenses of procuring the subscribers, including applicable brokerages and commissions and any value added tax) will be distributed by cheque (without interest) to those persons entitled (as referred to above) pro rata to the relevant lapsed provisional allotments save that amounts of less than £3 will not be paid but will be aggregated and retained for the benefit of the Company. Cheques for amounts due will be sent by post, at the risk of persons entitled to them, to the first named shareholder at his registered address, provided that where any entitlement concerned was held in CREST, the amount due will, unless the Company (in its absolute discretion) otherwise determines, be satisfied by the Company procuring the creation of a settlement bank payment in favour of the relevant CREST member’s (or CREST sponsored member’s) RTGS settlement bank in respect of the cash amount concerned in accordance with the RTGS payment mechanism.

Any transactions undertaken pursuant to this paragraph 5 shall be deemed to have been undertaken at the request of the persons entitled to the lapsed provisional allotments and none of the Company, Nomura or any person procuring the subscribers shall be responsible for any loss or damage to any person (whether actual or alleged) arising from the terms, amount or timing of any such subscription or any decision not to endeavour to procure subscribers, or for failure to procure subscribers. Nomura will be entitled to retain any brokerages, commissions or other benefits received in connection with these arrangements.

6.	Times and dates

The dates set out in the timetable of events at the beginning of this document and mentioned throughout the document and in the Provisional Allotment Letters may be adjusted by agreement between the Company and Nomura in which event details of the new dates will be notified to the UKLA, a Regulatory Information Service and, where appropriate, to Qualifying Shareholders.

7.	Overseas Shareholders

The attention of Overseas Shareholders is drawn to the following in connection with the Rights Issue.

(a)	General

The making of the offer by way of the Rights Issue to persons resident in, or who are citizens of, countries other than the UK may be affected by the laws of the relevant jurisdiction.

No person receiving a copy of this document and/or a Provisional Allotment Letter and/or having Nil Paid Rights credited to a stock account in CREST in any territory other than the UK may treat the same as constituting an invitation or offer to him, nor should he in any event deal with or use such a Provisional Allotment Letter or Nil Paid Rights or Fully Paid Rights in CREST unless, in the relevant jurisdictions, such an offer or invitation can lawfully be made to him and the Provisional Allotment Letter or Nil Paid Rights or Fully Paid Rights in CREST can lawfully be used or dealt with without any contravention of any unfulfilled registration or other legal or regulatory requirements. In such circumstances, this document and the Provisional Allotment Letter, if any, are being sent for information only and should not be copied or redistributed.

Any person (including, without limitation, nominees and trustees) outside the UK wishing to accept the offer of New Ordinary Shares comprised in the Provisional Allotment Letter or (as appropriate) made when Nil Paid Rights (having been credited to his stock account in CREST) are enabled for settlement in CREST must satisfy himself as to the full observance of the laws of any relevant territory in connection therewith, including obtaining all requisite governmental or other consents, observing any other requisite formalities and paying any issue, transfer or other taxes due in such territory. Such Overseas Shareholders should consult their professional advisers as to whether they require any governmental or other consents or need to observe any other formalities to enable them to take up or renounce their rights to the New Ordinary Shares provisionally allotted to them.

Persons (including without limitation, nominees and trustees) receiving this document and/or a Provisional Allotment Letter or whose CREST stock account is credited with Nil Paid Rights or Fully Paid Rights should not, in connection with the Rights Issue, distribute or send the same into any jurisdiction where to do so would or might contravene local securities laws or regulations. If a Provisional Allotment Letter or credit of Nil Paid Rights or Fully Paid Rights in CREST is received by any person in any such jurisdiction or by the agent or nominee of such a person, he must not seek to take up New Ordinary Shares or renounce such Provisional Allotment Letter or otherwise deal with such rights except pursuant to an express agreement with the Company. Any person who does forward this document or a Provisional Allotment Letter into any such jurisdiction, whether pursuant to a contractual or legal obligation or otherwise, should draw the attention of the recipient to the contents of this paragraph 7.

Following consultation with Nomura the Company reserves the right to treat as invalid any acceptance or purported acceptance of the offer of New Ordinary Shares, or renunciation or purported renunciation of Nil Paid Rights, which appears to the Company or its agents to have been executed, effected or despatched in a manner which may involve a breach of the securities laws of any jurisdiction or if it believes that the same may violate applicable legal or regulatory requirements or if (in the case of a Provisional Allotment Letter) it provides an address for the delivery of share certificates for the New Ordinary Shares in any jurisdiction outside the UK in which it would be unlawful to deliver such share certificates. The attention of Shareholders who are not resident in, or who have registered addresses outside, the UK is drawn to sub-paragraphs (b) to (e) below.

Overseas shareholders who wish and are permitted to take up their entitlement should note that payments must be made in pounds sterling.

(b)	United States and Canada

None of the Nil Paid Rights, the Fully Paid Rights, the Provisional Allotment Letters nor the New Ordinary Shares have been or will be registered under the United States Securities Act of 1933, as amended (“Securities Act”) or under the securities laws of any state of the United States, and no clearances have been obtained from the securities commission of any province or territory of Canada. Accordingly, subject to certain exceptions, the offer by way of rights is not being made in the United States or Canada or to persons resident in those jurisdictions and Provisional Allotment Letters are not being sent to, and Nil Paid Rights will not be credited to the stock accounts in CREST of Shareholders that have registered addresses in the United States or Canada. Subject to certain exceptions, the Provisional Allotment Letters, the Nil Paid Rights and the Fully Paid Rights and the New Ordinary Shares are not being, and may not be, directly or indirectly offered, taken up, sold, renounced or transferred in or into the United States or Canada or for the account or benefit of a person resident in the United States or Canada.

This document is being sent to Shareholders with a registered address in the United States or Canada for information purposes only and should not be copied or redistributed by them and does not constitute an offer or an invitation to any Qualifying Shareholder with a registered address in the United States or Canada, to purchase or subscribe for any Nil Paid Rights, Fully Paid Rights or New Ordinary Shares.

Following consultation with Nomura the Company reserves the right to treat as invalid and reject any Provisional Allotment Letter or MTM Instruction that appears to it to have been executed in or despatched or sent from the United States or Canada or for the account or benefit of a person resident in the United States or Canada, or that provides an address in the United States for the receipt of share certificates.

Notwithstanding the above, if a Qualifying Shareholder with a registered address in the United States or Canada can demonstrate to the satisfaction of the Company and Nomura by 3.00 p.m. on 24 October 2002 that receipt, or acceptance, of the offer in such jurisdiction will not breach the relevant securities laws in such jurisdiction, then, with the agreement of Nomura, the Company in its absolute discretion may either arrange for him to be sent a Provisional Allotment Letter or, unless he is a Qualifying non-CREST Shareholder, arrange for Nil Paid Rights to be credited to the relevant CREST stock account.

The provisions set out in paragraph 5 will apply in respect of the entitlements to New Ordinary Shares of Qualifying Shareholders with registered addresses in the United States or Canada who have not been sent a Provisional Allotment Letter or had Nil Paid Rights credited to their CREST stock account in accordance with the preceding paragraph above.

Until 40 days after the commencement of the Rights Issue, an offer, sale or transfer of the Nil Paid Rights, the Fully Paid Rights or the New Ordinary Shares within the United States by a dealer (whether or not participating in the Rights Issue) may violate the registration requirements of the Securities Act.

(c)	Australia, Japan and the Republic of Ireland

No prospectus in relation to the New Ordinary Shares has been or will be lodged for registration with the relevant authorities in Australia, Japan or the Republic of Ireland. Accordingly the offer of New Ordinary Shares is not being made in Australia, Japan or the Republic of Ireland and the Provisional Allotment Letters will not be sent to, and Nil Paid Rights will not be credited to the stock accounts in CREST of,

Shareholders who have registered addresses in Australia, Japan or the Republic of Ireland. The Provisional Allotment Letters, the Nil Paid Rights and the New Ordinary Shares are not being, and may not be, directly or indirectly offered, taken up, sold, renounced or transferred in or into any of these countries or for the account or benefit of a person resident in any of these countries.

This document is being sent to Shareholders with a registered address in Australia, Japan or the Republic of Ireland for information purposes only and should not be copied or redistributed by them and does not constitute an offer or an invitation to any Qualifying Shareholder with a registered address in Australia, Japan or the Republic of Ireland, to purchase or subscribe for any Nil Paid Rights, Fully Paid Rights or New Ordinary Shares.

Following consultation with Nomura the Company reserves the right to treat as invalid and reject any Provisional Allotment Letter or MTM Instruction that appears to it to have been executed in or despatched or sent from Australia, Japan or the Republic of Ireland or for the account or benefit of a person resident in any such country, or that provides an address in any such country for the receipt of share certificates.

Notwithstanding the above, if a Qualifying Shareholder with a registered address in Australia, Japan or the Republic of Ireland can demonstrate to the satisfaction of the Company and Nomura by 3.00 p.m. on 24 October 2002 that receipt, or acceptance, of the offer in such jurisdiction will not breach the relevant securities laws in such jurisdiction, then, with the agreement of Nomura, the Company in its absolute discretion may either arrange for him to be sent a Provisional Allotment Letter or, unless he is a Qualifying non-CREST Shareholder, arrange for Nil Paid Rights to be credited to the relevant CREST stock account.

The provisions set out in paragraph 5 will apply in respect of the entitlements to New Ordinary Shares of Qualifying Shareholders with registered addresses in Australia, Japan and the Republic of Ireland who have not been sent a Provisional Allotment Letter or had Nil Paid Rights credited to their CREST stock account in accordance with the preceding paragraph above.

(d)	Overseas territories other than the United States, Canada, Australia, Japan or the Republic of Ireland

Provisional Allotment Letters will be posted to Qualifying non-CREST Shareholders other than those Qualifying non-CREST Shareholders who have registered addresses in the United States, Canada, Australia, Japan or the Republic of Ireland and Nil Paid Rights will be credited to the CREST stock accounts of Qualifying CREST Shareholders other than those Qualifying CREST Shareholders who have registered addresses in the United States, Canada, Australia, Japan or the Republic of Ireland. Such Qualifying Shareholders may, subject to the laws of their relevant jurisdiction, accept the Rights Issue in accordance with the instructions set out in this document and, in the case of Qualifying non-CREST Shareholders only, the Provisional Allotment Letter. In cases where any of the Overseas Shareholders referred to in this paragraph (d) do not take up the Nil Paid Rights provisionally allotted to them, the provisions of paragraph 5 of this Part 3 will apply.

Qualifying Shareholders resident in, or who are citizens of, other overseas territories should consult their professional advisers about whether they require any governmental or other consent or need to observe any other formalities to enable them to take up their rights.

(e)	General

Where Overseas Shareholders do not or are unable to take up New Ordinary Shares, the relevant number of New Ordinary Shares will be dealt with as described in paragraph 5. The provisions of this paragraph 7 and of any other terms of the Rights Issue relating to Overseas Shareholders may be waived, varied or modified as regards (a) specific shareholder(s) or (b) following consultation with Nomura on a general basis by the Company in its absolute discretion. Subject to this, the provisions of this paragraph 7 supersede any terms of the Rights Issue inconsistent herewith.

The comments set out in this paragraph 7 are intended as a guide only and, if you are in any doubt about your eligibility to accept the Provisional Allotment Letters or credit of Nil Paid Rights to a CREST account and/or take up your entitlements under the Rights Issue, you should consult your professional adviser without delay.

Information on UK taxation with regard to the Rights Issue is set out in paragraph 14 of Part 5.

8.	Representations and warranties

(a)	Qualifying non-CREST Shareholders

Any person accepting and/or renouncing a Provisional Allotment Letter or requesting registration of the New Ordinary Shares comprised therein represents and warrants to the Company that, except where proof has been provided to the Company’s satisfaction that such person’s use of the Provisional Allotment Letter will not result in the contravention of any applicable legal requirement in any jurisdiction, (a) such person is not accepting and/or renouncing the Provisional Allotment Letter from within the United States, Canada, Australia, the Republic of Ireland or Japan; (b) such person is not in any territory in which it is unlawful to make or accept an offer to subscribe for New Ordinary Shares or to use the Provisional Allotment Letter in any manner in which such person has used or will use it; (c) such person is not acting for the account or benefit of a person resident within the United States, Canada, Australia, the Republic of Ireland or Japan; and (d) such person is not acquiring New Ordinary Shares with a view to the offer, sale, resale, transfer, delivery or distribution, directly or indirectly, of any such New Shares into the United States, Canada, Australia, the Republic of Ireland or Japan. Following consultation with Nomura, the Company may treat as invalid any acceptance or purported acceptance of the allotment of New Ordinary Shares comprised in, or renunciation or purported renunciation of, a Provisional Allotment Letter if it (a) appears to the Company to have been executed in or despatched from the United States, Canada, Australia, the Republic of Ireland or Japan or for the account or benefit of anyone resident in any of these countries or otherwise in a manner which may involve a breach of the laws of any jurisdiction or if it believes the same may violate any applicable legal or regulatory requirements; (b) provides an address in the United States, Canada, Australia, the Republic of Ireland or Japan for delivery of definitive certificates for New Ordinary Shares (or any other jurisdiction outside the United Kingdom in which it would be unlawful to deliver such certificate(s)); or (c) purports to exclude the warranty required by this paragraph.

(b)	Qualifying CREST Shareholders

A CREST member or CREST sponsored member who makes a valid acceptance in accordance with the procedures set out in paragraph 4(b) of this Part 3 represents and warrants to the Company that, except where proof has been provided to the Company’s satisfaction that such person’s acceptance will not result in the contravention of any applicable legal requirement in any jurisdiction, (a) he is not within the United States, Canada, Australia, the Republic of Ireland or Japan; (b) he is not in any territory in which it is unlawful to make or accept an offer to subscribe for New Ordinary Shares; (c) he is not accepting for the account or benefit of a person resident within the United States, Canada, Australia, the Republic of Ireland or Japan; and (d) he is not acquiring New Ordinary Shares with a view to the offer, sale, resale, transfer, delivery or distribution, directly or indirectly, of any such New Ordinary Shares into the United States, Canada, Australia, the Republic of Ireland or Japan. Following consultation with Nomura, the Company may treat as invalid any MTM instruction that appears to the Company to have been executed or despatched from the US, Canada, Australia, the Republic of Ireland or Japan or for the account or benefit of a person resident in any of these countries or if it otherwise believes the same may violate any applicable legal or regulatory requirements.

9.	Arrangements in relation to ADSs

Because the Company has not registered the Rights Issue under the U.S. Securities Act of 1933, as amended, and no general exemption from that Act is available, the Depositary has entered into arrangements with Nomura for the sale of the Nil Paid Rights to be allocated to it or its agent under the Rights Issue (to the extent purchasers can be so procured), and that it will account for any sale proceeds to ADS holders in accordance with the terms of the Depositary Agreement.

10.	Governing Law

The terms and conditions of the Rights Issue, as set out in this document and in the Provisional Allotment Letters, shall be governed by and construed in accordance with the laws of England.

PART 4

RISK FACTORS

Prospective investors should be aware that an investment in Xenova involves a higher than normal degree of risk. In addition to the other information contained in this document, the following risk factors should be considered carefully in evaluating whether to make an investment in Xenova.

Financial information

As at 31 December 2001, the Group’s accumulated losses since its inception (as extracted from the consolidated accounts of the Group for the year ended 31 December 2001) were £103.1 million resulting principally from the costs incurred in the research and development of the Group’s drug candidates and from general and administrative costs associated with the Group’s operations. There is no assurance that the Group will ever achieve significant revenues or profitability, and thus there is also no assurance that the Group will ever pay dividends to shareholders. This could impair the Group’s ability to sustain operations and to obtain any required additional funds.

Development of pharmaceutical products

The Group is involved in the discovery and development of pharmaceutical products for itself and in collaboration with other pharmaceutical companies. The Group’s products are at varying stages of development and the Group has not yet completed the full clinical development of any of its products. Significant further investment will be required on an ongoing basis to undertake research and development. Laboratory and clinical testing and regulatory approvals will be required prior to the licensing or sale of any of the Group’s drug candidates. There is a substantial risk of adverse or inconclusive results from preclinical testing or clinical trials which may substantially delay, or halt entirely, any further development of the Group’s drug candidates.

Product testing and regulatory approval

The clinical evaluation, manufacture and marketing of the Group’s drug candidates and its ongoing research and development activities are subject to regulation by government and other regulatory agencies in the countries where the Group or any of its potential licensees or collaborators intend to test or market products. Of particular importance is the requirement in most countries to obtain and maintain regulatory approval for a product from the relevant regulatory authority to enable it to be marketed in that country. Such approval requires the clinical evaluation of data relating to the quality, safety and efficacy of a product for its proposed use. Many countries, including all members of the EU and the US, have very high standards of technical appraisal and, accordingly, the clinical trial process is, in most cases, very lengthy. The time taken to obtain such approval in particular countries varies, but it can be up to five years from the date of application. There can be no assurance that any of the Group’s drug candidates will successfully complete the clinical trial process or that regulatory approvals to manufacture and market the Group’s drug candidates will ultimately be obtained.

Furthermore, each regulatory authority may impose its own requirements (by, for instance, restricting a product’s indicated uses) and may refuse to grant, or may require additional data before granting, an approval, even though the relevant product may have been approved by another country’s authority. If regulatory approval is obtained, the product and its manufacturer are subject to continual review and there can be no assurance that such approval will not be withdrawn or restricted. Changes in the application of legislation or regulatory policies or the discovery of problems with the product or the manufacturer may result in the imposition of restrictions on the product or manufacturer.

Commercial collaborations

A significant part of the Group’s future revenues will be derived from licensing or collaboration agreements with other pharmaceutical companies.

There is no assurance that the Group will be able to negotiate commercially acceptable licensing or other agreements for its as yet unlicensed drug candidates or for the future exploitation of its technologies. There is also no assurance that the Group will be able to reserve any territorial marketing rights in any such licensing or other agreements. In addition, there can be no assurance that any company which enters into an agreement with the Group will not pursue alternative technologies either on its own or in collaboration with others, including the Group’s competitors, as a means of developing treatments for the conditions targeted by the Group’s products.

Furthermore, certain of the Group’s agreements with collaborators and other third parties contain indemnities which have been given by members of the Group and which relate to costs, damages, losses and other liabilities connected with matters such as infringement and unauthorised use of patents and other rights owned by other parties, product liability and the use of information and materials provided by members of the Group. There can be no assurance that any claim by a collaborator or other third party under one or more of these indemnities would not materially and adversely affect the Group’s business.

Manufacturing, marketing and sales

There can be no assurance that the Group’s product candidates will be capable of being produced in commercial quantities at an acceptable cost or that, if introduced, they will achieve market acceptance.

Where the Group is dependent upon third parties for the manufacture of certain drug candidates or future products, its ability to procure their manufacture in a manner which complies with regulatory requirements may be constrained, and its ability to develop and deliver such material on a timely and competitive basis may be adversely affected.

Competition and competing products

The Group’s competitors include, amongst others, major pharmaceutical and biotechnology companies with substantially greater resources than those of the Group. There is no assurance that the Group’s competitors will not succeed in developing technologies and products that are more effective or economical than any of those being developed by the Group or which would render its technologies and/or products obsolete and/or otherwise uncompetitive. Although the Group has collaborative arrangements with several of these companies, such arrangements usually do not prevent the collaborators from competing with the Group or from collaborating with its competitors.

Pharmaceutical pricing environment

The ability of the Group and its partners to commercialise their products also depends on the extent to which reimbursement for the cost of such products and related treatments will be available from government health administration authorities (including the United Kingdom National Health Service), private health coverage insurers and other organisations. There is uncertainty as to the reimbursement status of newly-approved healthcare products, and there is no assurance that adequate health administration or third party coverage will be available to the Group or its partners to obtain satisfactory price levels. In addition, there is increasing pressure from certain governments to contain healthcare costs by limiting both coverage and the level of reimbursement for new therapeutic products, and by refusing in some cases to provide any coverage for uses of approved products for disease conditions for which the relevant regulatory agency has not granted marketing approval.

Government actions

All governments reserve the right to amend their policies in relation to the full, partial or non-reimbursement of the price of pharmaceutical products. These policies are subject to change at any time in any country and can impact profoundly on the pharmaceutical industry as a whole or in part. As with all other pharmaceutical groups, the Group has no immunity from governmental actions.

Competition regulation

The Group’s activities are subject to competition law, including Article 81(1) (ex Article 85(1)) of the Treaty of Rome. Article 81(1) prohibits agreements (as well as arrangements and concerted practices) which restrict competition within the EU and which may affect trade between EU Member States. Provisions of agreements restricting competition within the meaning of Article 81(1) are void. The European Commission may impose fines on parties entering into such agreements of up to 10% of their respective worldwide turnover in the preceding business year. Persons who have suffered loss by reason of the anti-competitive restrictions may claim for damages against those parties. Agreements satisfying certain criteria are automatically exempt from the application of Article 81(1) by virtue of block exemptions. Parties to an agreement not covered by a block exemption may apply to the European Commission for an individual exemption. For practical purposes, a similar benefit to an individual exemption can be achieved by obtaining a non-binding “comfort letter” from the European Commission.

Provisions of a number of licensing and collaboration agreements to which members of the Group are a party are arguably restrictive of competition under Article 81(1). This may also be the case with future marketing and distribution agreements entered into by members of the Group. Xenova determines on an agreement-by-agreement basis whether an automatic block exemption from the application of Article 81(1)

applies to an agreement and, if it does not, whether to apply to the European Commission for an exemption under Article 81(3) from the application of Article 81(1). If a block exemption is not applicable, until such time as an individual exemption is obtained from the European Commission pursuant to a notification, agreements or provisions of an agreement which are restrictive of competition under Article 81(1) are unenforceable.

Since 1 March 2000, a broadly similar regime has been in operation in the United Kingdom under the Competition Act 1998. Like Article 81, it involves a notification and fining regime (fines may be up to 10 per cent. of United Kingdom, rather than worldwide turnover, but over a maximum of three years). The principal difference is that under the Competition Act there is no need for an effect on trade between EU Member States.

Intellectual property and patent protection

The commercial success of the Group depends to a great extent on its ability and/or that of its licensors to obtain patent protection for products in Europe, the US and other countries and to preserve the confidentiality of its own and its collaborators’ know-how. No assurance is given that the Group will develop products which are patentable, or that patents will be sufficiently broad in their scope to provide protection for the Group’s intellectual property rights and exclude competitors with similar technology. Substantial costs may be incurred if the Group is required to defend its intellectual property rights against third parties. There is no assurance that obligations to maintain the Group’s or its collaborators’ know-how will not be breached or otherwise become known in a manner which provides the Group with no recourse.

Patent applications, in general, are not published until 18 months after the date of priority applications, and in the US are not published until the time of grant. Details of new discoveries tend to become public knowledge only some time after the actual discovery and the Group cannot be certain that it or its licensors were the first to make the inventions covered by each pending application or that the Group or its licensors were the first to file patent applications for such inventions. No assurance can be given that any patent application will ultimately be granted.

The commercial success of the Group will also depend in part on non-infringement of patents granted to third parties. Competitors or potential competitors may have filed applications, or may have been granted, or may obtain patents that may relate to products competitive with those of the Group or its technology. If this is the case, the Group may have to obtain appropriate licences under these patents or cease and/or alter certain activities or processes, or develop or obtain alternative technology. There can be no assurance that, if any licences are required, the Group will be able to obtain any such licences on commercially favourable terms, if at all. This may have a materially adverse effect on the Group.

Rights of ownership over, and rights to license and use, intellectual property depend upon a number of factors, including the circumstances under which the intellectual property was created and the provisions of any agreements and other arrangements covering such intellectual property. In relation to certain contractual arrangements and in making patent applications the Group has relied upon, and will continue to rely upon, information and obligations in these respects provided by third parties. If the information which is or has been provided to the Group is inaccurate or incomplete or if such third parties breach their contractual obligations, if any, to the Group, this may affect the entitlement of the Group to be granted patents or to be licensed patents from others particularly in relation to those programmes in which patent applications have not yet proceeded to grant or have only recently been granted. There can be no assurance that this would not have a material and adverse effect on the Group’s business.

Where the Group’s right to use intellectual property is by way of a licence or an option to take a licence, such licences may restrict the Group’s rights to certain fields of use or product applications. Furthermore, such licences may be wholly or partly terminable or such options may be lost if certain circumstances arise, for example, if the Group fails to meet agreed performance targets. Similarly, where the Group owns intellectual property, it may have agreed to restrict itself in the use of such intellectual property to certain fields of use or product applications and may have granted or agreed to grant or reserve to collaborators and other third parties the right to use such intellectual property in other fields of use or product applications. In addition, if certain circumstances arise, for instance if the Group fails to meet agreed performance targets or no longer wishes to maintain or exploit such intellectual property, a collaborator or other third party may have the right or an option to be granted ownership or a licence over such intellectual property whilst giving limited, if any, compensation to the Group.

Product liability and insurance

The Group’s business exposes it to potential product liability risks which are inherent in research and development, preclinical studies, clinical trials, manufacturing, marketing and the use of human therapeutic products. In addition, it may be necessary for the Group to secure certain levels of insurance as a condition to the conduct of clinical trials. There can be no assurance that future necessary insurance cover will be available to the Group at an acceptable cost, if at all, or that, in the event of any claim, the level of insurance carried by the Group now or in the future will be adequate or that a product liability or other claim would not materially and adversely affect the business.

Environmental and safety regulations

Xenova is subject to environmental and safety laws and regulations, including those governing the use of hazardous material. The cost of compliance with these, and future, regulations is substantial. Although the Directors believe that Xenova’s procedures for handling and disposing of such materials comply with the standards prescribed by applicable laws and regulations, the risk of accidental contamination or injury from these materials cannot be eliminated. In the event of such an accident, resulting liabilities could have a material adverse impact on Xenova’s business, financial condition and/or results of operations.

Requirements for additional funds

The Group’s future capital requirements to continue the development of its technologies and to complete the commercialisation of its drug candidates will be substantial and will depend on many factors including, product sale revenues, technology fees, milestone payments received under collaboration, licensing or other agreements, the progress of research and development projects, the costs of preclinical testing and the filing, defence and enforcement of patent rights. The Group may have to raise additional funds to continue the commercialisation of its products. There can be no assurance that additional funds will be available. If additional funds should be raised by issuing equity securities, dilution to the then existing shareholders may result.

Retention of key employees

The Group has endeavoured to ensure that the principal members of its management and scientific team are suitably incentivised but the retention of such staff cannot be guaranteed and the loss of their services could adversely affect the ability of the Group to achieve its planned development objectives.

Share price volatility

The share price of publicly traded biotechnology and emerging pharmaceutical companies can be highly volatile. The price at which shares in the Company will be quoted and the price which investors may realise for their shares will be influenced by a large number of factors, which could include the performance of both the Group’s and its competitors’ research and development programmes, large purchases or sales of the Company’s shares, currency fluctuations, legislative changes in the healthcare environment and general economic conditions.

PART 5

ADDITIONAL INFORMATION

1.	Responsibility

The Directors, whose names appear in paragraph 2 below, accept responsibility for the information contained in this document. To the best of the knowledge and belief of the Directors (who have taken all reasonable care to ensure that such is the case) the information contained in this document is in accordance with the facts and does not omit anything likely to affect the import of such information.

2.	Directors

The names, positions and ages of the Directors are as follows:

John Bernard Haysom Jackson – Non-executive Chairman (73)

David Aufrere Oxlade – Chief Executive Officer (53)

Daniel Abrams – Chief Financial Officer (46)

Michael Moore – Chief Scientific Officer and Research Director (60)

John St Clair Roberts – Medical Director (48)

John Waterfall – Development Director (55)

Gerard Howard Fairtlough – Non-executive Director (72)

Peter Lewis Gillett – Non-executive Director (60)

Adrian Llewellyn Harris – Non-executive Director (52)

Thomas Ronald Irwin – Non-executive Director (67)

Howard Stanley Wachtler – Non-executive Director (53)

The business address of each of the Directors is 957 Buckingham Avenue, Slough, Berkshire SL1 4NL.

3.	The Company and its Registered Office

(A)	The Company was incorporated and registered in England on 19 March 1992 under the Act as a private company limited by shares with registered number 2698673 and with the name Trushelfco (No. 1796) Limited. On 22 May 1992, the name of the Company was changed to Xenova Group Limited. On 23 October 1992, the Company re-registered as a public limited company under the Act and changed its name to Xenova Group plc. The Company was floated on NASDAQ in 1994 and its Ordinary Shares were admitted to the Official List on 19 December 1996.

(B)	The Company’s registered office and principal place of business is at 957 Buckingham Avenue, Slough, Berkshire SL1 4NL.

(C)	Xenova is the holding company of the Xenova Group. The operations of the Group are currently carried out by its wholly owned subsidiaries, Xenova Limited and Xenova Research Limited, and by its joint venture, Phogen Limited.

4.	Share Capital

(A)	The authorised share capital of the Company at the date of this document is £20,000,000 divided into 200,000,000 Ordinary Shares of which 139,056,650 have been issued and are fully paid.

Immediately following the Rights Issue 172,767,353 Ordinary Shares will have been issued and fully paid or credited as fully paid. Of the balance of the unissued share capital amounting to 127,232,647 Ordinary Shares (representing approximately 42.4% of the then authorised Ordinary Share capital of the Company), 6,388,214 Ordinary Shares will be reserved for issue pursuant to the outstanding options granted under the Share Option Schemes. In addition, 29,450 Ordinary Shares will be reserved for issue pursuant to other outstanding options, as set out in paragraph 4(G). The numbers of Ordinary Shares so reserved for issue are subject to adjustment in certain circumstances, including by virtue of the Rights Issue.

(B)	At an Extraordinary General Meeting of the Company to be held on 4 October 2002, it is proposed that in addition to the authorities granted at the Annual General Meeting of the Company held on 3 July 2002:

(i)	the authorised share capital of the Company will be increased from £20,000,000 to £30,000,000 by the creation of 100,000,000 new Ordinary Shares (representing 50% of the current authorised share capital of the Company);

(ii)	the Directors will be generally and unconditionally authorised pursuant to and in accordance with Section 80 of the Act to exercise all the powers of the Company to allot relevant securities (within the meaning of that Section) up to a maximum nominal amount of £4,541,442 (representing approximately 32.6% of the current issued Ordinary Share capital of the Company, bringing the total authority to allot available to the Directors including pursuant to the AGM resolutions, up to a maximum nominal amount of £9,129,982 representing approximately 66% of the Company’s total issued share capital as at the date of this document and approximately 33% of the Company’s issued share capital immediately after the Rights Issue). The Directors have no intention at present of using any part of this authority to allot Ordinary Shares other than as required under the Rights Issue or as set out in this paragraph 4. This authority will lapse on the earlier of the date which is fifteen months after the date that Resolution 1 is passed and the Annual General Meeting of the Company is held in 2003; and

(iii)	the Directors will be empowered pursuant to Section 95 of the Act to allot equity securities (within the meaning of Section 94(2) of the Act) for cash under any rights issue or open offer pursuant to the authority referred to in paragraph (ii) above as if the pre-emption provisions of Section 89(1) of the Act did not apply to any such allotment. Other than such disapplication for rights issues and open offers (which will apply to the whole of the authority mentioned at (ii) above) the authority will be limited to an aggregate nominal amount of £337,203 of equity securities representing approximately 2.4% of the current issued Ordinary Share capital of the Company. Together with the AGM authorities, this would give the Directors authority to allot equity securities other than in accordance with the pre-emption rights in an amount equal to a maximum nominal amount of £1,727,673, representing approximately 12% of the Company’s total issued share capital as at the date of this document and approximately 10% of the Company’s issued share capital as it will be immediately after the Rights Issue. This is in excess of the standing authority of 5% permitted by the guidelines of the Investor Protection Committees. The additional 5% standing authority has been discussed with the Association of British Insurers and will only be used in connection with strategic alliances or other commercial arrangements entered into by the Company in the future.

(C)	On 1 March 2001 the Company announced a recommended offer for Cantab pursuant to which shareholders of Cantab were offered 11 new Ordinary Shares for every 7 shares held in Cantab. The offer was declared unconditional in all respects on 6 April 2001 and a compulsory acquisition of non- assenting shareholders was commenced in August 2001 which resulted in the acquisition of all outstanding shares by the Company on 28 September 2001. A total of 69,790,821 Ordinary Shares were issued as consideration for shares in Cantab pursuant to the merger offer.

(D)	The following table shows the closing middle market price for the Ordinary Shares as derived from the Daily Official List of the London Stock Exchange for (i) the first dealing day in each of the six months prior to the date of this document and (ii) 10 September 2002, being the latest practicable date before the publication of this document:

Date	Market Value
10 September 2002	43.25 pence
2 September 2002	53 pence
1 August 2002	43.5 pence
1 July 2002	51.25 pence
5 June 2002	58.5 pence
1 May 2002	60 pence
1 April 2002	64 pence

(E)	The New Ordinary Shares have neither been sold nor are they available in whole or part to the public otherwise than pursuant to or in connection with the Rights Issue.

(F)	The following table sets out details of options to subscribe for Ordinary Shares outstanding as at 10 September 2002 (being the latest practicable date prior to publication of this document) under the Share Option Schemes (all of which were granted for no consideration):

Number of Ordinary Shares	Exercise price per Ordinary Share (p)	Exercise Period
7,957	650 pence	1 May 1996–30 April 2003
15,562	674 pence	18 September 1996–17 September 2003
2,500	812 pence	28 February 1997–27 February 2004
43,700	335 pence	23 December 1997–22 December 2004
62,995	234 pence	9 August 1998–8 August 2005
45,950	272 pence	4 October 1999–3 October 2006
73,437	338 pence	23 June 2000–22 June 2007
8,000	335 pence	9 August 2000–23 December 2012
107,211	208 pence	13 March 2001–12 March 2008
14,000	45 pence	18 November 2001–17 November 2008
160,000	32 pence	15 December 2001–14 December 2008
100,000	117 pence	27 May 2002–26 May 2009
222,000	88 pence	17 August 2002–16 August 2009
60,218	10 pence	18 August 2002–17 August 2009
102,298	82 pence	1 September 2002–1 March 2003
10,000	72 pence	17 November 2002–16 November 2009
251,000	87 pence	20 December 2002–19 December 2009
111,663	10 pence	13 July 2003–12 July 2010
129,915	92 pence	1 December 2003–31 May 2004
40,000	32 pence	15 December 2003–14 December 2008
261,000	111 pence	18 December 2003–17 December 2010
656,717	48 pence	11 July 2004–10 July 2011
499,800	48 pence	16 August 2004–15 August 2011
533,580	10 pence	18 October 2004–17 October 2011
558,000	41 pence	18 December 2004–17 December 2011
635,637	49 pence	1 June 2005–30 November 2005
288,675	50 pence	20 June 2005–20 June 2012
38,900	50 pence	20 June 2005–20 June 2012
253,000	77 pence	13 July 2005–12 July 2010
66,255	49 pence	1 September 2005–28 February 2006
91,800	48 pence	11 July 2006–10 July 2011
292,400	48 pence	16 August 2006–15 August 2011
155,400	41 pence	18 December 2006–17 December 2011
16,750	50 pence	20 June 2007–20 June 2012

Note: 260,000 additional options have been approved in principle for grant, subject to further remuneration committee approval, but not yet granted. Of these, 200,000 are exercisable 3 years after grant and 60,000 are exercisable 5 years after grant.

(G)	The following table sets out details of other outstanding options to subscribe Ordinary Shares as at 10 September 2002 (being the latest practicable date prior to the publication of this document):

Name of optionholder	Number of Ordinary Shares	Exercise price (p)	Exercise period
S Kaye	7,500	88 pence	17 August 2002–16 August 2009
M Waterfield	1,950	650 pence	31 March 1996–31 March 2003
	5,000	105 pence	5 May 2002–5 May 2009
P Workman	5,000	88 pence	17 August 2002–16 August 2009
H Newell	5,000	88 pence	17 August 2002–16 August 2009
D Williams	5,000	105 pence	5 May 2002–5 May 2009

The above are members of the Scientific Advisory Board of Xenova.

The above options lapse if they are not exercised within six months of the optionholder ceasing to be a consultant to the Company, unless the Board resolves otherwise.

(H)	The following are holders of warrants over shares in MetaXen:

Name of Warrant holder	Number of MetaXen shares	Exercise price	Exercise period
MMC/GATX Partnership No. 1	14,516	725 cents	5 November 2002–1 July 2007

(I)	Save as disclosed in this paragraph 4 or in paragraph 6 below, no share or loan capital of the Company or any Group company is under option or agreed conditionally or unconditionally to be put under option.

5.	Rights attaching to Ordinary Shares

The Articles of Association of the Company (the “Articles”) contain, among other things, provisions to the following effect:

(A)	Voting Rights

Subject to any special terms as to voting, every member present in person at a general meeting has upon a show of hands one vote, and every member present in person or by proxy has upon a poll one vote for every £0.10 of nominal share capital held by him (Art. 1(C)). Unless the Board otherwise decides, voting rights may not be exercised by a member who has not paid to the Company all calls and other sums then payable by him in respect of shares in the Company (Art. 70), or by a member who has been served with a restriction notice after failure to provide the Company with information concerning interests in those shares required to be provided under the Act (Art. 1(D)).

(B)	Restrictions on Voting

The Board may preclude a member from attending or voting at any general meeting of the Company or from exercising any other right in relation to any meeting of the Company or members of a class if such member or other person appearing to be interested in the shares held by that member fails to comply with any notice served under the Act requiring the disclosure of information concerning the interests in the shares concerned within 14 days, in a case where the shares concerned represent at least 0.25% of the issued shares of that class, and 28 days in any other case, following the date of service or deemed service of such notice (Art. 1(D)).

(C)	Dividends and Other Distributions

The Company may by ordinary resolution from time to time declare dividends not exceeding the amount recommended by the Board (Art. 113). The Board may pay interim dividends, and also any fixed rate dividend, according to the financial position of the Company. If the Board acts in good faith, it is not liable to holders of shares with preferred rights for losses arising from the payment of interim dividends on other shares (Art. 114).

The Board may withhold payment of all or any part of any dividends or other moneys payable in respect of the Company’s shares from a person with a 0.25% interest (as defined in Art. 1(D)) in those shares or any class thereof if such a person has been served with a restriction notice after failure to provide the Company with information concerning interests in those shares required to be provided under the Act (Art. l(D)(vii)(b)).

Except insofar as the rights attaching to or the terms of issue of any share otherwise provide, all dividends will be apportioned and paid pro rata according to the amounts paid up on the shares during any portion of the period in respect of which the dividend is paid. Dividends may be declared or paid in any currency (Art. 115).

The Board may, if authorised by an ordinary resolution of the Company, offer ordinary shareholders in respect of any dividend the right to elect to receive Ordinary Shares by way of scrip dividend instead of cash (Art. 122).

Any dividend unclaimed after a period of 12 years from the date when it becomes due for payment will be forfeited and revert to the Company (Art. 120).

The Company may stop sending dividend warrants by post in respect of any shares if either (i) at least two consecutive payments have remained uncashed or are returned undelivered or (ii) one payment remains uncashed or is returned undelivered and reasonable inquiries have failed to establish any new address of the registered holder (Art. 119). The Company must resume sending warrants if the holder claims the arrears (Art. 119).

As the Company has only one class of shares, the holders of its shares will under general law be entitled to participate in any surplus assets in a winding-up in proportion to their shareholdings. A liquidator may, with the sanction of a special resolution, divide among the members in kind all or part of the assets of the Company (whether they shall consist of property of the same kind or not) as he deems fair (Art. 135).

(D)	Transfer of Shares

Any member may transfer all or any of his certificated shares by an instrument of transfer in any usual form or in any other form which the Board may approve (Art. 33(b)) or may transfer all or any of his uncertificated shares by means of a relevant system in the manner provided for by the Uncertificated Securities Regulations 2001 (the “Regulations”) (Art. 33(a)). In the case of certificated shares, the instrument of transfer must be executed by or on behalf of the transferor and (in the case of a partly-paid share) the transferee. In the case of both certificated and uncertificated shares, the transferor is deemed to remain the holder until the transferee’s name is entered in the register (Art. 34). The Board may decline to register any transfer of any share which is not a fully paid share (Art. 35), although the Company has given an undertaking to the UKLA that this right will not be used in circumstances in which it might prevent dealings in the shares from taking place on an open and proper basis. The Board may also decline to register a transfer of a certificated share unless the instrument of transfer:

(i)	is lodged with the Company accompanied by the relevant share certificate and such other evidence of the right to transfer as the Board may require;

(ii)	is in respect of only one class of share; and

(iii)	if to joint transferees, is in favour of not more than four such transferees (Art. 36(B)).

However, the Board may only decline to register a transfer of an uncertificated share in the circumstances set out in the Regulations (see above) and where, in the case of a transfer to joint holders, the number of joint holders exceeds four (Art. 36(A)).

The Board may decline to register a transfer of the Company’s shares by a person with a 0.25% interest (as defined in Art. 1(D)) in those shares or any class thereof if such a person has been served with a restriction notice after failure to provide the Company with information concerning interests in those shares required to be provided under the Act unless the transfer is shown to the Board to be pursuant to an arm’s length sale (as defined in Art. l(D)(vii)).

(E)	Uncertificated Shares

The Ordinary Shares are held and traded through CREST, a paperless settlement system enabling securities to be evidenced otherwise than by a certificate and transferred otherwise than by a written instrument. The Articles are consistent with CREST membership and specifically allow for the holding and transfer of shares in uncertificated form (Art. 1(H)).

(F)	Purchase of Own Shares

The Company is empowered to purchase its own shares provided the Company is authorised by such resolution as is required by the Act and by an extraordinary resolution of the holders of any class of shares carrying rights of conversion into equity share capital (Art. 7).

(G)	Untraced Members

The Company is entitled to sell the shares of untraced members if the shares have been in issue for at least 12 years, at least 3 cash dividends have been payable on the shares during that time, no such dividend has been claimed, no communication has been received from the member, the member has failed to respond within 3 months to advertisements giving notice of the Company’s intention to sell and the Company has given notice of such intention to the UKLA (Art. 39).

(H)	Notice to Overseas Shareholders

Members whose registered address is not within the United Kingdom are not entitled to receive notices from the Company unless they have given to the Company an address within the United Kingdom at which such notices may be served (Art. 130).

6.	Directors’ and Other Interests

(A)	The interests of the Directors in Ordinary Shares (all of which are beneficial unless otherwise stated), which (a) have been notified by each Director pursuant to Section 324 or Section 328 of the Act or (b) are required to be shown in the register maintained under Section 325 of the Act or (c) are interests of a connected person of a Director which would, if the connected person were a Director, be required to be disclosed under (a) or (b) above, and the existence of which is known to or could with reasonable diligence be ascertained by that Director, as at 10 September 2002 (being the latest practicable date prior to publication of this document) are, and immediately following Admission are expected to be, as follows:

Directors’ Shareholdings

	Prior to Admission			Immediately following Admission
Name of Director	Number of Ordinary Shares held	Percentage of share capital(a)	Number of Ordinary Shares under Option	Number of Ordinary Shares held(b)	Percentage of share capital(c)
M Moore	71,097	0.05	628,194	76,624	0.04
DA Oxlade	133,365	0.10	1,150,895	165,695	0.10
D Abrams	58,054	0.04	613,932	72,127	0.04
J Waterfall	4,612	<0.01	390,637	5,730	<0.01
JBH Jackson(d)	130,445	0.09	Nil	133,704	0.08
TR Irwin	20,082	0.01	Nil	24,950	0.01
HS Wachtler	Nil	Nil	Nil	Nil	Nil
PL Gillett	10,000	0.01	Nil	12,424	0.01
AL Harris	11,049	0.01	Nil	11,049	0.01
J St.C Roberts	83,742	0.06	186,987	104,043	0.06
GH Fairtlough	147,138	0.11	Nil	164,972	0.01

(a)	These percentages are of the issued share capital of the Company at 10 September 2002, being the latest practicable date prior to publication of this document.

(b)	These figures assume that the Directors participate in the Rights Issue as Qualifying Shareholders up to the amount in which they have undertaken to participate.

(c)	These percentages are of the issued share capital of the Company at 10 September 2002 (being the latest practicable date prior to publication of this document), as enlarged by the number of New Ordinary Shares to be issued under the Rights.

(d)	31,572 of JBH Jackson’s shares are held by John Jackson Consultants Limited, a company of which JBH Jackson owns 50% and his wife 50%.

Directors’ interests in share options

Name of Director	Note		Number of Options	Exercise Price	Exercise period
David Oxlade (k)	(e	)	8,875	£3.38	23 June 2000 – 22 June 2007
	(d	)	35,562	£3.38	23 June 2000 – 22 June 2007
	(d	)	40,000	£2.08	13 Mar 2001 – 12 Mar 2008
	(d	)	120,000	£0.32	15 Dec 2001 – 14 Dec 2008
	(g	)	7,088	£0.82	1 June 2002 – 30 Nov 2002
	(d	)	50,000	£0.88	17 Aug 2002 – 16 Aug 2009
	(h	)	29,218	£0.10	18 Aug 2002 – 17 Aug 2009
	(d	)	50,000	£0.87	20 Dec 2002 – 19 Dec 2009
	(h	)	41,920	£0.10	13 Jul 2003 – 12 Jul 2010
	(i	)	4,211	£0.92	19 Oct 2003 – 18 May 2004
	(d	)	60,000	£1.11	18 Dec 2003 – 17 Dec 2010
	(d	)	153,000	£0.48	16 Aug 2004 – 15 Aug 2011
	(h	)	213,432	£0.10	18 Oct 2004 – 17 Oct 2011
	(d	)	112,500	£0.41	18 Dec 2004 – 17 Dec 2011
	(j	)	15,589	£0.49	01 Jun 2005 – 30 Nov 2005
	(d	)	70,000	£0.77	13 Jul 2005 – 12 Jul 2010
	(d	)	102,000	£0.48	16 Aug 2006 – 15 Aug 2011
	(d	)	37,500	£0.41	18 Dec 2006 – 17 Dec 2011

Daniel Abrams (k)	(e	)	14,423	£2.08	13 Mar 2001 – 12 Mar 2008
	(d	)	52,788	£2.08	13 Mar 2001 – 12 Mar 2008
	(d	)	40,000	£0.32	15 Dec 2001 – 14 Dec 2008
	(d	)	25,000	£0.88	17 Aug 2002 – 16 Aug 2009
	(h	)	19,478	£0.10	18 Aug 2002 – 17 Aug 2009
	(d	)	40,000	£0.87	20 Dec 2002 – 19 Dec 2009
	(h	)	33,527	£0.10	13 Jul 2003 – 12 Jul 2010
	(d	)	40,000	£0.32	15 Dec 2003 – 14 Dec 2008
	(d	)	52,500	£0.41	18 Dec 2004 – 17 Dec 2011
	(d	)	30,000	£1.11	18 Dec 2003 – 17 Dec 2010
	(d	)	61,200	£0.48	16 Aug 2004 – 15 Aug 2011
	(h	)	106,716	£0.10	18 Oct 2004 – 17 Oct 2011
	(d	)	40,000	£0.77	13 Jul 2005 – 12 Jul 2010
	(d	)	40,800	£0.48	16 Aug 2006 – 15 Aug 2011
	(d	)	17,500	£0.41	18 Dec 2006 – 17 Dec 2011

Michael Moore (k)	(b	)	15,000	£3.35	23 Dec 1997 – 22 Dec 2004
	(b	)	15,000	£2.34	9 Aug 1998 – 8 Aug 2005
	(g	)	4,725	£0.82	1 June 2002 – 30 Nov 2002
	(d	)	65,000	£0.88	17 Aug 2002 – 16 Aug 2009
	(h	)	11,522	£0.10	18 Aug 2002 – 17 Aug 2009
	(d	)	35,000	£0.87	20 Dec 2002 – 19 Dec 2009
	(h	)	22,304	£0.10	13 Jul 2003 – 12 Jul 2010
	(i	)	4,211	£0.92	19 Oct 2003 – 18 May 2004
	(d	)	30,000	£1.11	18 Dec 2003 – 17 Dec 2010
	(d	)	61,200	£0.48	16 Aug 2004 – 15 Aug 2011
	(h	)	213,432	£0.10	18 Oct 2004 – 17 Oct 2011
	(d	)	52,500	£0.41	18 Dec 2004 – 17 Dec 2011
	(d	)	40,000	£0.77	13 Jul 2005 – 12 Jul 2010
	(d	)	40,800	£0.48	16 Aug 2006 – 15 Aug 2011
	(d	)	17,500	£0.41	18 Dec 2006 – 17 Dec 2011

Name of Director	Note		Number of Options	Exercise Price	Exercise period
John Waterfall (k)	(d	)	74,360	£1.17	27 May 2002 – 26 May 2009
	(e	)	25,640	£1.17	27 May 2002 – 26 May 2009
	(g	)	4,725	£0.82	1 June 2002 – 30 Nov 2002
	(d	)	20,000	£0.87	20 Dec 2002 – 19 Dec 2009
	(h	)	13,912	£0.10	13 Jul 2003 – 12 Jul 2010
	(d	)	30,000	£1.11	18 Dec 2003 – 17 Dec 2010
	(d	)	61,200	£0.48	16 Aug 2004 – 15 Aug 2011
	(d	)	52,500	£0.41	18 Dec 2004 – 17 Dec 2011
	(d	)	50,000	£0.77	13 Jul 2005 – 12 Jul 2010
	(d	)	17,500	£0.41	18 Dec 2006 – 17 Dec 2011
	(d	)	40,800	£0.48	16 Aug 2006 – 15 Aug 2011

John St Clair Roberts (k)	(e	)	62,500	£0.48	16 Aug 2004 – 15 Aug 2011
	(d	)	5,500	£0.48	16 Aug 2004 – 15 Aug 2011
	(d	)	30,000	£0.41	18 Dec 2004 – 17 Dec 2011
	(j	)	19,487	£0.49	01 Jun 2005 – 30 Nov 2005
	(d	)	59,500	£0.48	16 Aug 2006 – 15 Aug 2011
	(d	)	10,000	£0.41	18 Dec 2006 – 17 Dec 2011

Notes

(a)	1988 Share Option Scheme

(b)	1992 Share Option Scheme

(c)	Amendments to 1992 Share Option Scheme

(d)	1996 Share Option Scheme (non-approvable parts)

(e)	1996 Share Option Scheme (approved)

(f)	Savings-Related Scheme

(g)	Savings-Related Scheme 1999 offer

(h)	Deferred Share Bonus Plan

(i)	Savings-Related Scheme 2000 offer

(j)	Sharesave 2002

(k)	60,000 options in respect of David Oxlade and 30,000 options in respect of each of Daniel Abrams, Michael Moore, John Waterfall and John St Clair Roberts have been approved, in principle, for grant under (d), subject to further remuneration committee approval, but not yet granted. Of these, 45,000 in respect of David Oxlade and 22,500 in respect of the other Directors will be exercisable 3 years after grant, with the remainder exercisable 5 years after grant.

Options issued under certain of the Share Option Schemes are subject to performance criteria determined by the Company’s remuneration committee.

In January 2002, the executive directors received performance bonuses, of which the Remuneration Committee deemed that 25% could be in the form of options under (h). Under the rules of (h) executive directors are entitled to purchase qualifying shares in each year, the average purchase price being the qualifying share price, giving them the option to receive a certain number of further shares at a price of 10 pence per share. Shares purchased by directors under the Rights Issue will be qualifying shares for this purpose, and the options may be exercised between 3 and 10 years after purchase of the qualifying shares. The maximum amounts which may be applied in such initial purchase for each director are as follows: David Oxlade (£17,850), Daniel Abrams (£12,112), John Waterfall (£11,985), Michael Moore (£11,262), and John St Clair Roberts (£8,885). The minimum value of further shares that can be subscribed for is based on a 40% gross up of this figure and the maximum value is twice this figure, each dependent on certain performance criteria. The maximum number of further shares is calculated by dividing the maximum award value by the qualifying share price less 10 pence and the minimum number is calculated in the same way.

(B)	Save as disclosed above, none of the Directors (nor any person connected with any Director within the meaning of Section 346 of the Act) has any interest in the share capital of the Company.

(C)	As at 1 September 2002 (being the latest practicable date prior to the publication of this document), the Directors were aware of the following persons other than a Director who directly or indirectly hold an interest (within the meaning of Part VI of the Act) which represents 3% or more of the issued share capital of the Company:

Shareholder	Number of Ordinary Shares held	Percentage of issued share capital
RAB Europe Partners	10,228,552	7.36%
M&G Investment Management Limited	9,916,827	7.13%
Aberforth Partners	6,870,806	4.94%
Apax Ventures	6,279,590	4.52%
GlaxoSmithKline plc	4,291,374	3.09%
Hermes Investment Management	4,282,465	3.08%

The Company has also been notified that, as at 10 September 2002, The Bank of New York, acting as Depository in respect of the ADSs, each representing ten Ordinary Shares, held 5,642,620 Ordinary Shares, representing 4.06% of the issued share capital, as registered owner. This includes any Ordinary Shares held in ADS form by the parties referred to in the above table.

(D)	Save as disclosed above, the Directors are not aware of any person who is at present, either directly or indirectly, interested in 3% or more of the issued share capital of the Company.

(E)	The Directors are not aware of any person who, either directly or indirectly, jointly or severally, exercises, or could exercise, control over the Company.

(F)	No Director has, or has had, an interest in any transaction which is or was unusual in its nature or conditions or significant to the business of the Group effected in the current or immediately preceding financial year or during an earlier financial year and which remains in any respect outstanding or unperformed.

(G)	There are no outstanding loans granted by any member of the Group to any of the Directors nor any guarantees provided by any of such companies for their benefit.

(H)	In the year ended 31 December 2001, the aggregate remuneration (including pension contributions and fees payable to or in respect of non-executive directors and the value of all benefits in kind) paid by any member of the Group to directors of the Company amounted to £1,917,000. No money was paid to third parties for the services of directors.

7.	Directors’ Service Contracts

(A)	Save as disclosed below, there are no existing or proposed service contracts between any Director and any member of the Xenova Group with a notice or contract period of one year or more or with provisions for predetermining compensation on termination of an amount which equals or exceeds one year’s salary and benefits in kind.

(i)	On 12 February 2001, Xenova entered into a service contract with John St Clair Roberts conditional on the implemetation of the merger with Cantab (previous to 12 February, 2001, Dr. Roberts’ period of continuous employment with Cantab commenced on 1 April 1994). The contract will continue (subject to earlier termination as provided therein) until terminated by either party giving to the other not less than 12 months’ notice or salary in lieu of notice in respect of any part of this period. The contract terminates automatically on Dr. Roberts reaching the age of 60. Under the contract, Dr. Roberts is entitled to an annual salary of £125,000 and a bonus of up to a maximum of 40% of the basic salary payable during such periods. The bonus payable to Dr. Roberts is determined according to performance-related criteria established for him by the Board. Xenova contributes a sum equal to 16.5% of Dr. Roberts’ annual salary into Xenova’s occupational pension scheme on behalf of Dr. Roberts, having first contributed a minimum of 7.5% of his pensionable salary to the scheme. Dr. Roberts is eligible to be considered for participation in any Xenova Group employee share scheme. Dr. Roberts is entitled to participate at Xenova’s expense in permanent health insurance and life insurance schemes. In addition, Xenova provides medical expenses insurance for Dr. Roberts and certain members of his family. Dr. Roberts is also entitled to medical screening at Xenova’s expense; however, the cost of any further medical examination is the responsibility of Dr. Roberts. He is further entitled to a car allowance equal to 15% of his annual salary (but not to exceed a maximum of £15,000).

(ii)

On 2 June 1999, the Company entered into a service contract with Dr. John Waterfall. The contract will continue (subject to earlier termination as provided therein) until terminated by either party giving to the other not less than 52 weeks’ prior notice of termination expiring at any time. The contract terminates automatically on Dr. Waterfall reaching the age of 65, or by mutual agreement at any time after his 60th birthday. Dr. Waterfall is entitled to an annual salary of £148,000 and a bonus calculated by, reference to accounting reference periods of the Company equal to a maximum of 40% of the basic salary, payable during such periods. The bonus payable in respect of each period is determined according to performance-related criteria from time to time agreed between the Company and Dr. Waterfall. Dr. Waterfall’s basic salary is reviewed annually by the Board. Dr. Waterfall is eligible to participate in the Xenova Share Option Schemes, subject to the rules and regulations thereof. The Company contributes sums determined by Company policy (currently equal in aggregate to 16.5% of Dr. Waterfall’s basic salary) into the Company’s approved personal pension plan. Dr. Waterfall is entitled to participate at the Company’s expense in permanent health insurance and life insurance schemes. In addition, the Company provides medical expenses insurance for Dr. Waterfall and certain members of his family. Dr. Waterfall is also entitled to the use of a company car. Dr. Waterfall is also entitled to liquidated damages if his service contract is terminated within one year of a change of control of Xenova or any other significant change in the operational structure of Xenova’s business, equal to his then annual basic salary, together with the monetary value of his insurance, car and pensions benefits, for one year. In the last two years of employment before retirement the Company, has also contracted to pay for an additional retirement benefits fund with an estimated value of £78,500 for Dr. Waterfall.

(iii)	On 31 March 1998, the Company entered into a service contract with David Oxlade which was amended twice by agreement on 26 June and 30 July 1998. The contract will continue (subject to earlier termination as provided therein) until terminated by either party giving to the other not less than 104 weeks’ prior notice of termination expiring at any time. The contract terminates automatically on Mr. Oxlade reaching the age of 65, or by mutual agreement at any time after his 60th birthday. Mr. Oxlade is entitled to an annual salary of £220,000 and a bonus calculated by reference to accounting reference periods of the Company equal to a maximum of 40% of the basic salary payable during such periods. The bonus payable in respect of each period is determined according to performance-related criteria from time to time agreed between the Company and Mr. Oxlade. Mr. Oxlade’s basic salary is reviewed annually by the Board. Mr. Oxlade is eligible to participate in the Xenova Share Option Schemes, subject to the rules and regulations thereof. The Company contributes sums determined by Company policy (currently equal in aggregate to 22.5% of Mr. Oxlade’s basic salary) into an approved personal pension plan. Mr. Oxlade is entitled to participate at the Company’s expense in the permanent health insurance and life insurance schemes. In addition, the Company provides medical expenses insurance for Mr. Oxlade and certain members of his family. Mr. Oxlade is also entitled to the use of a company car. Mr. Oxlade is also entitled to liquidated damages if his service contract is terminated within one year of a change of control of Xenova or any other significant change in the operational structure of Xenova’s business, equal to his then annual basic salary, together with the monetary value of his insurance, car and pension benefits, for two years.

(iv)	On 31 March 1998, the Company entered into a service contract with Daniel Abrams. The contract will continue (subject to earlier termination as provided therein) until terminated by either party giving to the other not less than 52 weeks’ prior notice of termination expiring at any time. The contract terminates automatically on Mr. Abrams reaching the age of 65, or by mutual agreement at any time after his 60th birthday. Mr. Abrams is entitled to an annual salary of £148,000 and a bonus calculated by reference to accounting reference periods of the Company equal to a maximum of 40% of the basic salary payable during such periods. The bonus payable in respect of each period is determined according to performance-related criteria from time to time agreed between the Company and Mr. Abrams. Mr. Abrams’ basic salary is reviewed annually by the Board. Mr. Abrams is eligible to participate in the Xenova Share Option Schemes, subject to the rules and regulations thereof. The Company contributes sums determined by Company policy (currently equal in aggregate to 16.5% of Mr. Abrams’ basic salary) into an approved executive personal pension plan. Mr. Abrams is entitled to participate at the Company’s expense in permanent health insurance and life insurance schemes. In addition, the Company provides medical expenses insurance for Mr. Abrams and certain members of his family. Mr. Abrams is also entitled to the use of a company car. Mr. Abrams is also entitled to liquidated damages if his service contract is terminated within one year of a change of control of Xenova or any other significant change in the operational structure of Xenova’s business, equal to his then annual basic salary, together with the monetary value of his insurance, car and pension benefits, for one year.

(v)

On 5 November 1992, Xenova Limited entered into a service contract with Dr. Michael Moore, which was amended by agreement on 1 August 1995 and 30 August 1996. The contract will continue (subject to earlier termination as provided therein) until terminated by either party giving to the other not less than 52 weeks’ prior notice of termination expiring at any time or salary in lieu of notice in respect of any part of this period. The contract terminates automatically on Dr. Moore reaching the age of 65, or by mutual agreement at any time after his 60th birthday. Dr. Moore is entitled to an annual salary of £140,000 and a bonus calculated by reference to the accounting reference periods of Xenova Limited equal to a maximum of 40% of the basic salary payable during such periods. The bonus payable in respect of each period is determined according to performance related criteria from time to time agreed between Xenova Limited and Dr. Moore. Dr. Moore’s basic salary is reviewed annually by the Board. Dr. Moore is eligible to participate in the Xenova Share Option Schemes, subject to the rules and regulations thereof. Dr. Moore is eligible to participate in the Xenova Limited Pension Scheme subject to the trust deeds and rules thereof from time to time, and Xenova Limited pays into the plan in Dr. Moore’s name sums determined by Xenova Limited’s policy (currently 16.5% of the basic salary). In addition, Xenova Limited provides medical expenses insurance for Dr. Moore and certain members of his family. Dr. Moore is also entitled to the use of a company car. Dr. Moore is also entitled to liquidated damages if his service contract is terminated within one year of a change of control of Xenova or any other significant change in the operational structure of Xenova’s business, equal to his then annual basic salary together with the monetary value of his insurance, car and pensions benefits, for one year.

(vi)	Xenova Limited entered into a consultancy agreement with John Jackson, non-executive Chairman, which commenced on 2 February 1990 and may be terminated by either party giving to the other not less than one month’s notice. Mr. Jackson is entitled to annual total fees of £45,000.

(B)	The non-executive Directors (except for John Jackson) have entered into terms of appointment with Xenova on the following terms:

(i)	On 16 June 2000, Xenova entered into a letter of appointment with Ronald Irwin confirming him as a non-executive director at a fee of £16,000 per annum. Mr. Irwin’s appointment as a non-executive director may be terminated in accordance with the Company’s Articles of Association.

(ii)	On 16 June 2000, Xenova entered into a letter of appointment with Professor Adrian Harris confirming him as a non-executive director at a fee of £16,000 per annum. Professor Harris’s appointment as a non-executive director may be terminated in accordance with the Company’s Articles of Association.

(iii)	On 31 January 2000, Xenova entered into a letter of appointment with Peter Gillett appointing him as a non-executive director at a fee of £19,000 per annum. Mr. Gillett’s appointment as a non-executive director may be terminated in accordance with the Company’s Articles of Association.

(iv)	On 16 June 2000, Xenova entered into a letter of appointment with Howard Wachtler confirming him as a non-executive Director at a fee of £16,000 per annum. Mr. Wachtler’s appointment as a non-executive director may be terminated in accordance with the Company’s Articles of Association.

(v)	On 11 April 2001, Xenova entered into a letter of appointment with Dr Gerard Fairtlough confirming him as a non-executive Director at a fee of £19,000 per annum. Dr Fairtlough’s appointment as a non-executive Director may be terminated in accordance with the Company’s Articles of Association.

(C)	The Directors are now (or have in the five years immediately preceding the date of this document been) directors or partners of the following companies (other than the Company or its subsidiary undertakings) and partnerships at any time during the past five years:

Director	Company/partnership
J B H Jackson	Arkios Ltd
BH-Billiton plc
BH-Billiton Ltd
Brown & Jackson plc
Burdale Financial Holdings Ltd
Cambridge Animation Systems Ltd (past)
Celltech Group plc
Concept Broadcast Development Ltd (past)
Envision Licensing Ltd (past)
Grant Leisure Group Ltd (past)
Graseby Ltd (past)

Director	Company/partnership
Hilton Employee Share Trust Ltd (past)
Hilton Group plc (past)
History Today Ltd
John Jackson Consultants Ltd
M.V. Capital Ltd
Neos Interactive Limited
Nicaragua Health Fund
One World Action
Opendemocracy Ltd
Oxford Technology Venture Capital Trust plc
Oxford Technology 2 Venture Capital Trust plc
Oxford Technology 3 Venture Capital Trust plc
Twenty Five Ennismore Garden Ltd (past)
Urban Catalyst Ltd
WPP Group plc
Wyndeham Press Group plc
G H Fairtlough	Plant Bioscience Ltd (past)

P L Gillett	Ernst & Young (past)
EY Securities Ltd
E & Y Trustees Ltd (past)
Laindon Holdings Ltd

T R Irwin	CeNes Pharmaceuticals plc
CeNes Drug Delivery Ltd (past)
Echo International Health Services Limited
Bovis Tanvec Group Ltd (past)

H S Wachtler	Exocell Inc.

(D)	None of the Directors has any unspent convictions in relation to indictable offences nor has any been a director of a company (wherever incorporated) or a partner in a partnership at any time which has gone into administration, company or partnership voluntary arrangements, or any composition or arrangement with creditors generally or any class of creditors, receiverships, compulsory liquidations or creditors’ voluntary liquidations, where he was a partner or a director with an executive function at the time or in the preceding 12 months, nor has any of them ever been personally bankrupt, in an individual voluntary arrangement with creditors or been publicly criticised by any statutory or regulatory authority (including designated professional bodies) or disqualified by a court from acting as a director of a company or from acting in the management or conduct of the affairs of any company nor has any asset of any Director or of a partnership of which a Director was a partner at the time or in the preceding 12 months been placed into receivership.

8.	Significant Change

There has been no significant change in the financial or trading position of the Group since 30 June 2002, the date to which the latest interim financial statements of the Group were drawn up.

9.	Litigation

European Patent Opposition

When Cantab acquired its drugs-of-abuse vaccine treatment programme from ImmuLogic Pharmaceutical Corporation (“ImmuLogic”) in December 1998, one of the incidents related to the programme was ImmuLogic’s interest as opponent in (i.e. as party to) a European patent opposition filed against a third party patent, which sought to claim the preparation of vaccines for treatment of drug dependence by conjugating the drugs with carrier materials. That opposition proceeding developed satisfactorily from Cantab’s viewpoint and led to a European Patent Office decision, after a hearing in March 2000, which revoked the opposed patent in its entirety. The patent proprietor lodged notice and grounds of an appeal against the revocation decision. Xenova, on behalf of ImmuLogic as respondent to the appeal, lodged a reply in September 2001 and is currently waiting for the further course of this proceeding to be determined by the European Patent Office Board of Appeal. Xenova believes that there remain good grounds to expect that the opposition decision will in due course be upheld on appeal and the patent will stand revoked. However, the existing decision might possibly be reversed by the result of the appeal, and the third party patent could then be maintained in force. The likely timeframe for a ruling on the appeal and the size of the resulting litigation is not possible to determine. This might have a negative impact on Xenova’s ability to commercialise the TA-CD and TA-NIC product candidates in Europe unless it could obtain a licence from the other party. If the patent were to survive the appeal at the European Patent Office, Xenova would still have the opportunity to seek its invalidation in the national jurisdictions of the European contracting states for which the European patent would stand granted.

In connection with the acquisition referred to above, Xenova commenced an arbitration proceeding on 15 August 2002 against ImmuLogic, on the basis that ImmuLogic had misrepresented its patent position to Cantab in light of the existence of a third party patent relating to vaccination against cocaine addiction. Xenova will seek to offset any costs arising (for example, from any license entered into with the owner of such patent) from any payments which become due to ImmuLogic under that agreement. The likely timeframe for the outcome of the arbitration and any costs that might be relevant are not possible to determine.

Save as disclosed above, there are no and have not been any legal or arbitration proceedings by or against the Group, including any such proceedings which are pending or threatened by or against any member of the Group of which the Company is aware, which may have, or have had in the 12 months preceding the date of this document, a significant effect on the Group’s financial position.

10.	Material Contracts

The following contracts, not being contracts entered into in the ordinary course of business, have either been entered into by the Group during the 2 years immediately preceding the date of this document and are, or may be, material or are contracts which contain provisions under which any member of the Group has an obligation or entitlement which is material to the Group as at the date of this document:

(A)	the underwriting agreement, dated 11 September 2002, between the Company and Nomura (the “Underwriting Agreement”) whereby Nomura has agreed, subject to the terms and conditions set out in the Underwriting Agreement, to underwrite the New Ordinary Shares, other than to the extent of the Directors’ Undertakings, to be issued pursuant to the Rights Issue at the Rights Issue Price (the “Underwritten Shares”).

The Underwriting Agreement is conditional upon, inter alia, the passing of Resolution 1 set out in the notice of Extraordinary General Meeting at the end of this document and Admission taking place not later than 8.00 a.m. on 7 October 2002 or such later date as Nomura may agree (but no later than 8.00 a.m. on 15 October 2002). The Underwriting Agreement contains warranties given by the Company in favour of Nomura which are usual for a document of this nature. In addition, the Company has agreed to indemnify Nomura in relation to certain liabilities it may incur in respect of the Rights Issue. Nomura has the right to terminate the Underwriting Agreement prior to Admission in certain circumstances including, inter alia, if there has been a material breach of warranty or other obligations contained in the Underwriting Agreement. Nomura may also prior to Admission terminate the Underwriting Agreement in certain circumstances, which include certain material and adverse changes in the condition (financial or otherwise), prospects or earnings of the Group as a whole or on the occurrence of certain force majeure events more fully set out in the Underwriting Agreement.

The Company has agreed to pay to Nomura (together with any applicable valued added tax):

(i)	a commission of 0.5% of the value at the Rights Issue Price of the Underwritten Shares (the “Gross Proceeds”);

(ii)	a commission of 0.125% of the Gross Proceeds for each period of seven days (or part of seven days) after the first thirty days of Nomura’s commitment from and including the date of the Underwriting Agreement to (and including) the completion of the underwriting or, if earlier, the date on which Nomura’s obligations under the Underwriting Agreement terminate (together with (i) above the “Commitment Commissions”);

(iii)	a commission of 0.5% of the Gross Proceeds;

(iv)	a commission of 3% of the Gross Proceeds; and

(v)	a documentation and corporate advisory fee of £150,000 (together with (iii) and (iv) above, the “Conditional Fee and Commissions”).

Out of the commissions referred to above, Nomura will pay to sub-underwriters (to the extent that any sub-underwriters are procured) commissions at the rates referred to in sub-paragraphs (i) to (iii) above. The Conditional Fee and Commissions will not be payable by the Company if Nomura’s obligations under the Underwriting Agreement do not become unconditional or the Underwriting

Agreement is terminated, in which case the Company will pay to Nomura, in addition to the Commitment Commissions, a termination fee of £70,000.

The Directors are mindful of the Competition Commission’s recommendations with regard to competitive tendering of sub-underwriting commissions. However, the Directors believe that by virtue of the size of the fund raising such a process would be unlikely to result in any significant benefit to the Company and that the commissions being offered to sub-underwriters under the Rights Issue are competitive and, as such, have not sought to offer the sub-underwriting for tender as to commissions payable. Additionally, the Company has agreed to pay, inter alia, all costs and expenses of, or in connection with, Admission, the Rights Issue, the EGM, the allotment and issue of the New Ordinary Shares and those relating to the Underwriting Agreement itself;

(B)	a merger offer, dated 1 March 2001, pursuant to which the Company made a recommended offer to acquire all the issued share capital of Cantab on the basis of 11 new Ordinary Shares for every 7 Cantab shares held (the “Merger Offer”). On the basis of a closing price of 69 pence per Ordinary Share on 28 February 2001, the Merger Offer valued the entire issued share capital of Cantab at approximately £48.2 million. The Merger Offer was declared unconditional as to acceptances on 6 April 2001. On 17 August 2001 the Company sent notices of compulsory acquisition to those Cantab shareholders who had not accepted the Merger Offer informing them that their Cantab shares would be compulsorily acquired pursuant to the Act. On 28 September 2001, all the outstanding issued shares in Cantab were compulsorily acquired by the Company on the terms of the Merger Offer;

(C)	an asset purchase agreement dated 18 December 1998 between Cantab and ImmuLogic Pharmaceutical Corporation (“ImmuLogic”). Under this agreement Cantab agreed to purchase from ImmuLogic two development stage vaccine programmes for the treatment of cocaine (the “cocaine programme”) and nicotine addiction (the “nicotine programme”). The consideration for the sale consisted of an initial payment of US$9,000,000 satisfied by the issue to ImmuLogic of 2,556,845 ordinary shares of 2 pence each in Cantab in the form of American Depositary Shares (“Cantab ADSs”), as well as an undertaking by Cantab to pay ImmuLogic up to a further US$11,000,000 either in cash or additional Cantab ADSs or a combination of the two (at Cantab’s discretion). Of this further consideration:

(a)	US$3,000,000 is payable within 30 days following successful completion of Phase I of the nicotine programme;

(b)	US$6,000,000 is payable on the earlier of 180 days following the date of successful completion of Phase II of the nicotine programme or 30 days following the later of (i) successful completion of Phase II of the nicotine programme or (ii) the date of successful completion of Phase II of the cocaine programme; and

(c)	US$2,000,000 is payable on the earlier of 180 days following the date of successful completion of Phase II of the cocaine programme or 30 days following the later of (i) successful completion of Phase II of the cocaine programme or (ii) successful completion of Phase II of the nicotine programme.

For these purposes,

(i)	successful completion of Phase I of the nicotine programme means the earlier of the date of completion of all activities and satisfaction of all conditions necessary to commence Phase II clinical trials in relation to the nicotine programme or 180 days following the issue by a contract research organisation of a final trial report testifying to successful completion of Phase I clinical trials in relation to the nicotine programme;

(ii)	successful completion of Phase II of the nicotine programme means the earlier of the date of completion of all activities and satisfaction of all conditions necessary to commence Phase III clinical trials in relation to the nicotine programme or 180 days following the issue by a contract research organisation of a final trial report testifying to successful completion of Phase II clinical trials in relation to the nicotine programme; and

(iii)	successful completion of Phase II of the cocaine programme means the earlier of the date of completion of all activities and satisfaction of all conditions necessary to commence Phase III clinical trials in relation to the cocaine programme or 180 days following the issue by a contract research organisation of a final trial report testifying to successful completion of Phase II clinical trials in relation to the cocaine programme.

Cantab further undertook to pay ImmuLogic a percentage of net royalties received from vaccine sales in proportion to the level of worldwide product sales achieved in respect of both programmes. In addition to the vaccine programmes, Cantab received worldwide rights to the underlying intellectual property and US$6,000,000 in cash to fund the development of the programmes through to the end of the year 2000. In the event that Cantab elects to abandon the cocaine and nicotine vaccine programmes, the agreement gives ImmuLogic the right to repurchase such programmes from Cantab. Given the current stage of development of the nicotine and cocaine programmes, no further consideration or royalties have been paid. The agreement contains standard representations and warranties for a transaction of this type. Although the time limit for claims has generally expired, Cantab can still claim under certain warranties in particular those warranting ImmuLogic’s title to the intellectual property being transferred;

Save as disclosed above no member of the Group has entered into any contract which is or may be material within the 2 years preceding the date of this document or which contains provisions under which any member of the Group has an obligation or entitlement which is material to the Group as at the date of this document, other than in the ordinary course of business.

11.	Working Capital

The Company is of the opinion that, having regard to the Group’s existing cash resources and the net proceeds of the Rights Issue, the Group has sufficient working capital for its present requirements, that is, for at least the next 12 months from the date of publication of this document.

12.	Auditors

The accounts of the Group for the three years ended 31 December 1999, 31 December 2000 and 31 December 2001 have been audited by PricewaterhouseCoopers of Harman House, 1 George Street, Uxbridge, Middlesex UB8 1Q0. PricewaterhouseCoopers are Chartered Accountants and Registered Auditors.

13.	Subsidiaries

The Company is the ultimate parent of a group of companies. Its subsidiary undertakings are as follows:

Subsidiary undertakings	Country (state) of registration or incorporation	Class of share	Holding	General nature of business
Held directly
Xenova Limited	England and Wales	Ordinary	100%	drug discovery
Cantab Pharmaceuticals plc	England and Wales	Ordinary	100%	holding
Xenova Discovery Limited	England and Wales	Ordinary	100%	drug discovery
Xenova UK Limited	England and Wales	Ordinary	100%	holding
Oncocene Limited	England and Wales	Ordinary	100%	dormant

Held indirectly
MetaXen LLC	USA (Delaware)	Class A Preferred	100%	dormant
Xenova Research Limited	England and Wales	Ordinary	100%	drug discovery
Cantab Pharmaceuticals Inc	USA (Delaware)	Ordinary	100%	drug discovery
The Xenova Pension Trustee Company Limited	England and Wales	Ordinary	100%	dormant
Phogen Limited	England and Wales	Ordinary	45%	Joint venture involved with development of novel drug candidates

14.	United Kingdom Taxation

The following is a guide only to the general United Kingdom tax treatment of acceptance of the Rights Issue based on current United Kingdom law and Inland Revenue practice as at the date of this document. The comments are of a general nature only and are not a full description of all relevant tax considerations. Unless otherwise stated, they only apply to Qualifying Shareholders who are individuals who are resident or ordinarily resident in the United Kingdom for tax purposes and who hold their Ordinary Shares beneficially as an investment (and not as securities to be realised in the course of a trade). These comments do not deal with certain types of shareholders, such as persons holding or acquiring shares in the course of a trade, collective investment schemes and insurance companies. Qualifying Shareholders who are in any doubt as to their tax position, or who are resident or subject to tax in any jurisdiction other than the United Kingdom, should consult their professional adviser without delay.

(A)	United Kingdom Taxation of chargeable gains

The issue of New Ordinary Shares to Qualifying Shareholders under the terms of the Rights Issue, up to a Qualifying Shareholder’s maximum pro rata entitlement, should be treated as a reorganisation of the Company’s share capital for the purposes of United Kingdom tax on chargeable gains. Accordingly any New Ordinary Shares issued to a Qualifying Shareholder under the terms of the Rights Issue up to a Qualifying Shareholder’s maximum pro rata entitlement should be treated as the same asset as, and acquired at the same time as, the Qualifying Shareholder’s existing holding of Ordinary Shares to which they relate and the price paid by such Qualifying Shareholder for his New Ordinary Shares should be added to the base cost of such Qualifying Shareholder’s existing holding. A subsequent disposal of New Ordinary Shares may, depending on the Qualifying Shareholder’s particular circumstances, and subject to any available exemption or reliefs, give rise to a liability to United Kingdom tax on chargeable gains.

In the case of a Qualifying Shareholder within the charge to corporation tax, indexation allowance in respect of the amount subscribed for the New Ordinary Shares will only be available, however, from the date on which that Qualifying Shareholder became liable to make, or made, that payment. Taper relief may be available to an individual Qualifying Shareholder to reduce the percentage of any gain which becomes chargeable on a subsequent disposal of New Ordinary Shares provided that such Qualifying Shareholder has retained those New Ordinary Shares for the relevant period.

A Qualifying Shareholder who is an individual and who has, on or after 17 March 1998, ceased to be resident or ordinarily resident in the United Kingdom for tax purposes for a period of less than five years and who disposes of Ordinary Shares during that period may also be liable to United Kingdom tax on any chargeable gains arising from such disposal. The tax on such gains will be charged in the year of assessment of such Qualifying Shareholder’s return to the United Kingdom.

A Qualifying Shareholder who is neither resident nor, in the case of an individual, ordinarily resident for United Kingdom tax purposes in the United Kingdom will not, generally, be liable to United Kingdom taxation on chargeable gains arising on a disposal of New Ordinary Shares unless such Qualifying Shareholder carries on a trade, profession or vocation in the United Kingdom through a branch or agency and has used, held or acquired the New Ordinary Shares for the purposes of such trade, profession or vocation, or such branch or agency.

(B)	Stamp duty and stamp duty reserve tax (“SDRT”)

(i)	The comments which follow are intended as a guide to the general position and do not relate to persons such as market makers, brokers, dealers, intermediaries and persons connected with depositary arrangements or clearance services, to whom special rules apply.

Under current United Kingdom legislation relating to stamp duty and SDRT no liability to stamp duty or SDRT should arise on the allotment and issue of New Ordinary Shares by the Company pursuant to the Rights Issue.

Any subsequent conveyance or transfer on sale of New Ordinary Shares will usually be subject to ad valorem stamp duty, normally at the rate of 0.5% (rounded up, if necessary, to the nearest multiple of £5) of the amount or value of the consideration paid. Stamp duty is normally paid by the purchaser. A charge to SDRT at the rate of 0.5% of the amount or value of the consideration paid for the New Ordinary Shares will arise in relation to an unconditional agreement to transfer New Ordinary Shares. However, if within six years of the date of the agreement (or, if the agreement was conditional, the date on which the agreement became unconditional) an instrument of transfer is executed pursuant to the agreement and stamp duty is paid on that instrument, the stamp duty will normally cancel, or give rise to a repayment in respect of, the SDRT liability. SDRT is normally the liability of the purchaser.

There will be no stamp duty or SDRT on a transfer of New Ordinary Shares into CREST where such a transfer is made for no consideration. A transfer of New Ordinary Shares effected on a paperless basis through CREST will generally be subject to SDRT at the rate of 0.5% of the amount or value of the consideration payable. CREST is obliged to collect SDRT on relevant transactions settled within the system.

(ii)	Where New Ordinary Shares are issued or transferred to issuers of depositary receipts or providers of clearance services (or their nominees or agents) stamp duty or SDRT (as appropriate) may be payable (in the case of stamp duty) at the rate of 1.5% (rounded up, if necessary, to the nearest multiple of £5) of the amount or value of the consideration provided or (in the case of SDRT) at the higher rate of 1.5% of the amount or value of the consideration payable (if in money or money’s worth) or the open market value of the New Ordinary Shares. Where such stamp duty or SDRT (as appropriate) is payable, such amounts may be charged by the depositary or clearance service to the Shareholder to whom the New Ordinary Shares would otherwise have been issued or to whom the New Ordinary Shares are being transferred. Clearance services may opt, under certain conditions, for the normal rates of stamp duty and SDRT to apply to a transfer of shares into, and to transactions within, the service instead of the higher rate of 1.5% applying to an issue or transfer of shares into that clearance service.

(iii)	Certain categories of person are not liable to stamp duty or SDRT and others may be liable at a higher rate as mentioned above or may, although not primarily liable for the tax, be required to notify and account for it.

(C)	Tax on dividend income

The general tax treatment of dividends paid by the Company should be as set out below.

Under current United Kingdom tax legislation, the Company is not required to withhold at source any amount in respect of tax from any dividend payments it makes.

An individual Shareholder who is resident for United Kingdom tax purposes in the United Kingdom will generally be entitled to a tax credit in respect of any dividend received by him from the Company. The tax credit will be equal to one-ninth of the dividend (or 10% of the aggregate of the dividend and the related tax credit (the “gross dividend”)). The gross dividend is treated as the top slice of the Shareholder’s income.

The tax credit will, however, be treated as discharging the individual’s liability to income tax in respect of the gross dividend, unless and except to the extent that the gross dividend falls above the threshold for the higher rate of income tax, in which case the individual will, to that extent, pay tax on the gross dividend, calculated by applying the “Schedule F upper rate”, which is 32.5%, to the gross dividend and deducting the tax credit from that sum. So, for example, a dividend of £80 will carry a tax credit of £8.89 and the income tax payable on the dividend by an individual liable to income tax at the higher rate will be 32.5% of £88.89, namely £28.89, less the tax credit of £8.89, leaving a net tax charge of £20.00.

There will be no payment of the tax credit or any part of it to an individual whose liability to income tax on the dividend and the related tax credit is less than the tax credit except where the individual holds the relevant New Ordinary Shares through a personal equity plan or individual savings account and the dividend is paid on or before 5 April 2004.

UK resident Shareholders who are not liable to UK tax on dividends, including exempt approved pension funds and charities, will not be entitled to claim any payment of any part of the tax credit in respect of dividends paid by the Company, although charities may be entitled to a payment by the Inland Revenue of a specified proportion of any dividend paid by the Company to the charity on or before 5 April 2004, that proportion on a declining year by year basis.

Subject to certain exceptions for some insurance companies with overseas business a shareholder that is a company resident for tax purposes in the United Kingdom will not generally be subject to corporation tax on any dividend it receives from the Company, but will not be entitled to the payment of any tax credit with respect to the dividend.

Whether a Shareholder who is resident for tax purposes in a country other than the United Kingdom is entitled to a tax credit in respect of dividends received from the Company and to claim payment of any part of that tax credit will depend, in general, upon the provisions of any double taxation convention or agreement which may exist between that Shareholder’s country of residence and the the United Kingdom. However, where a non-UK resident Shareholder is entitled to claim payment of any part of a tax credit the amount payable will generally be less than 1% of the dividend to which it relates. A non-UK resident shareholder may be subject to foreign taxation on dividend income in that Shareholder’s country of residence.

15.	General

(A)

The net proceeds of the Rights Issue are expected to be approximately £9.9 million. The total expenses of or incidental to the Rights Issue which are payable by the Company (including underwriting commission, professional fees, printing and advertising costs) are estimated to amount to approximately £1.1 million (excluding amounts in respect of value added tax where appropriate). Of this sum £0.6 million is payable to financial intermediaries.

(B)	The New Ordinary Shares will be in registered form and are capable of being held in both certificated and uncertificated form. It is expected that definitive share certificates will be posted by 4 November 2002 and that the New Ordinary Shares in uncertificated form will be credited to the appropriate CREST accounts on 29 October 2002.

(C)	The Rights Issue Price represents a premium of 22.5 pence over the nominal value of 10 pence for each New Ordinary Share.

(D)	The existing Ordinary Shares are admitted to trading only on the London Stock Exchange and the ADSs are listed on NASDAQ. No application is being made for the New Ordinary Shares to be admitted to trading on any stock exchange other than the London Stock Exchange.

(E)	The Rights Issue has been underwritten in full by Nomura (except to the extent of the Directors’ Undertakings) pursuant to the Underwriting Agreement described in paragraph 10(A) of this Part 5. Nomura’s registered office is Nomura House, 1 St Martin’s-le-Grand, London ECIA 4NP.

(F)	Nomura has given and has not withdrawn its consent to the inclusion of its name and of the references to its name in the form and context in which they respectively appear.

16.	Sources of Information

Part 2 of this document contains a number of references to facts, figures and statistics extracted from certain source materials. Where this is the case, a note number immediately follows the relevant text. The sources are listed here, adjacent to the relevant note number:

(1)	European Journal of Cancer, 1999, Vol. 35, Number 10, pp. 1431-1439; Pharmacotherapy, 1993 Vol. 13, Number 2; Leukemia Research, 1997, Vol. 21, Number 4, pp. 313-319. (The range of figures has been compiled from a large number of studies, of which these are examples).

(2)	Datamonitor, Cancer Overview 2001; Cancer Outlook 2000; Marshall, L.

(3)	Cancer Facts and Figures 2002, American Cancer Society.

(4)	IMS, NDT1 2001;

(5)	Clinical Cancer Research Vol. 6, 820-824, 2000

(6)	Journal of Nuclear Medicine Vol. 39, 228-234, 1998 and Vol. 38, 1003-1008, 1997

(7)	Japanese Journal of Surgery Vol. 29, 1141-1147, 1999

(8)	ING Barings report, 20 February 2002.

(9)	WHO Information Office press release, 19 February 1999.

(10)	Van Beurden et al 1995; Bosch et al 2002.

(11)	US National Household Survey, 2000.

(12)	Lewin Group, 1997.

(13)	Arch Gen Psychiatry 1999.

(14)	Tobacco control country profiles, American Cancer Society, 2000.

(15)	Datamonitor, Substance Abuse Disorders 2002.

(16)	Lancet, vol. 351, 1998.

(17)	Stanberry et al, 2000.

(18)	IMS Health MIDAS report, 2000.

17.	Documents Available for Inspection

Copies of the following documents may be inspected at the offices of Slaughter and May, One Bunhill Row, London EC1Y 8YY during normal business hours on any weekday (Saturdays and public holidays excepted) so long as the Rights Issue remains open for acceptance:

(i)	this document;

(ii)	the Directors’ Undertakings referred to in the paragraph entitled “Directors’ Entitlements” in Part 1 of this document;

(iii)	the Memorandum and Articles of Association of the Company;

(iv)	the material contracts referred to in paragraph 10 above;

(v)	the consolidated report and accounts of the Company and its subsidiary undertakings for the two financial years ended 31 December 2000 and 2001 together with Xenova’s unaudited statement of results for the six months ended 30 June 2002;

(vi)	the amended rules of the Share Option Schemes as proposed;

(vii)	the service contracts referred to in paragraph 7 above; and

(viii)	the documents as listed in Sources of Information in paragraph 16 above.

Prospectus dated 11 September 2002

Glossary of technical terms

To assist the reader in understanding the descriptions contained in this document, a glossary of scientific and other terms is set out below.

absorption	the process of entry into the body of a drug administered by a particular route

angiogenesis	the growth and development of blood vessels

ano-genital neoplasia	abnormal cell growth and division in the ano-genital area

atypical MDR	multi-drug resistance which is effected by downregulation of topoisomerases I or II or by mutation

bioavailability	the extent to which a chemical is absorbed and distributed in the blood in an unchanged form following administration to a living organism

blood-brain barrier	the division between the blood circulation and the tissue of the brain, which is permeable only to specific molecules, always below a certain size

CD56+ cells	a subset of white blood cells expressing the P-gp pump

cell-line	a defined population of cells which have usually been grown in vitro

chemokine	member of a family of regulatory proteins, involved in the inflammatory response

CIN	cervical intraepithelial neoplasia, abnormal cell growth and division in the tissue of the cervix

combination therapy	the use of two or more drugs in the management of malignant disease

cytotoxic	an agent which possesses a specific destructive action on certain cells

DISC	disabled infectious single cycle, describing the non-replicating viral vector used in certain of the Group’s programmes

DNA	deoxy ribonucleic acid, the chemical basis of genes

drug candidate	a drug lead that has been optimised and has been selected to enter preclinical development and clinical trials

drug screening	extensive analysis of possible therapeutic molecules to ensure that only the most promising candidates enter the lead identification stage

drug lead	an active chemical that affects the target in the desired way and has been selected to enter lead evaluation and/or lead optimisation

enzyme	a protein produced in a living organism that acts as a catalyst for a chemical process

excretion	the process of elimination from the body of a drug

FDA	The Food and Drug Administration of the US

formulation	the combination of active drug and pharmacologically inactive ingredients used to achieve adequate bioavailability

fusion protein	a protein formed by the expression of a hybrid gene made by combining two gene sequences

GMCSF	granulocyte macrophage colony stimulating factor, an immune system stimulating protein

HPV	human papilloma virus, believed to be a causal factor in a number of ano-genital cancers

immunogenic	triggering a response from the immune system

indication	a relevant patient condition

in vitro	a biochemical process, or a biological process, such as the growth of a cell culture, carried out in a test-tube or similar vessel

in vivo	a biological or biochemical process carried out in a living organism

lead evaluation	extensive biological and chemical evaluation to select drug leads for lead optimisation

lead optimisation/optimisation	the process of improvement of a selected drug lead to develop a chemical that has the optimum profile of action for particular clinical and market needs

ligand	the molecule that binds to a specific receptor

MDR/multi-drug resistance	the resistance of cancer cells to a range of anti-cancer drugs

MDR modulator	any compound that reverses cancer multi-drug resistance

medicinal chemistry	the design and synthesis of chemicals to achieve a desired biological profile of action

melanoma	a type of skin cancer

metabolism	the process of chemical change that a chemical undergoes in a living organism due to the action of enzymes

metastasis	the spread of a cancer from the primary tumour to other sites in the body

MRP	multidrug resistance protein

murine	pertaining to the mouse

NSCLC	non small cell lung cancer

oligonucleotide	a short sequence of DNA

oncology	the study and practice of cancer research and treatment

open-labelled	a study where the test drug is known to all parties involved

OX40	a receptor on white blood cells which is a co-stimulatory factor in the immune response cascade

OX40 Ligand	a protein which binds to the OX40 receptor

PA	refers to international patent application

PAI-1	plasminogen activator inhibitor, a protein released by platelets and cells lining the blood vessels which regulates the blood clot clearance system in humans

peptide	a short chain of amino acid molecules

P-gp/P-glycoprotein	a protein which pumps alien chemicals, including certain cancer drugs, out of living cells

P-gp-inhibitor	a compound that acts as an MDR modulator by the inhibition of P-gP

pharmacokinetic	the study of the absorption, distribution, metabolism and excretion of a drug

pharmacology	a study of the action of chemicals on living organisms

Phase I	a clinical trial with the objective of evaluating the safety and tolerability of a drug candidate

Phase II	a clinical trial with the objective of evaluating the safety and preliminary efficacy of a drug candidate

Phase IIa	an early stage Phase II clinical study involving patients which usually aims to examine pharmacokinetic data

Phase IIb	a late phase II trial involving patients and primarily aimed at the documentation of a drug candidate’s efficacy in order to determine if further testing of the drug is warranted

Phase III	a clinical trial with the objective of evaluating the definitive safety and efficacy of a drug candidate

PK	pharmacokinetic (see glossary definition above)

plasma	the constituents of blood, excluding blood cells

potency	the activity of a chemical relative to its concentration

preclinical	the testing of an experimental drug, in vitro or in animals, before regulated clinical trials are carried out

prime-boost	a two part dosing regimen in which a primer dose (or doses) is followed by a booster dose

profile of action	the combination of pharmacological and other properties of a drug

prophylactic vaccine	a vaccine which specifically stimulates the immune system to prevent infection with a certain disease

protein screening test/screening	an in vitro test replicating a disease mechanism in which chemicals are screened to determine if they are active against that disease mechanism

second generation drug	a drug with a profile of action that is a significant improvement on the first drug of its class

series (of chemicals)	a series of analogues designed and synthesised around a drug lead

serine protease inhibitor	a group of enzymes with amino acid at the active site which are involved in the control of blood clotting

systemic	involving the whole body

target	a disease mechanism defined at a molecular level that can be the subject for therapeutic intervention

therapeutic area	a group of diseases or conditions, generally all belonging to the same physiological system or treated with similar drugs

therapeutic vaccine	a vaccine which specifically stimulates the immune system for treatment of a certain pre-existing disease

thrombosis	the blockage of a blood vessel by a blood clot

topoisomerases	a family of enzymes involved in the process of duplication of DNA, of which there are two major types, topoisomerase I and II

vaccine	a preparation containing killed or living cells (or antigens derived therefrom) of a disease causing organism, which is used to stimulate the immune system to develop defences against a disease

vaccinia viruses	DNA viruses used as vector systems, as they can hold a large amount of DNA and can therefore be used to make more than one protein at once in a single cell

vector system	a system, usually involving a harmless virus, by which foreign genetic material can be transported into the nucleus of target cells and expressed there

Xenova Group plc

(Registered in England and Wales with registered number 2698673)

Notice of Extraordinary General Meeting

NOTICE IS HEREBY GIVEN that an Extraordinary General Meeting of Xenova Group plc (the “Company”) will be held at Nomura House, 1 St. Martin’s-le-Grand, London EC1A 4NP on 4 October 2002 at 10.00 a.m. for the purposes of considering and, if thought fit, passing the following resolutions, the first of which will be proposed as a special resolution:

SPECIAL RESOLUTION (Resolution 1)

(1)	THAT, conditional on the admission to listing by the UK Listing Authority and to trading, nil paid, on the London Stock Exchange’s market for listed securities of the new ordinary shares to be issued pursuant to the rights issue (the terms of which are set out in a prospectus dated 11 September 2002 circulated to shareholders):

(a)	the authorised share capital of the Company be and is hereby increased from £20,000,000 to £30,000,000 by the creation of 100,000,000 ordinary shares of l0p each, forming a single class with the existing ordinary shares of l0p each in the Company;

(b)	in addition to any other such authority previously conferred on them, the directors of the Company be and are hereby generally and unconditionally authorised for the purposes of Section 80 of the Companies Act 1985 (the “Act”) to exercise all the powers of the Company to allot and issue relevant securities (within the meaning of that Section) up to an aggregate nominal amount of £4,541,442 for a period expiring (unless previously renewed, varied or revoked by the Company in general meeting) on the earlier of fifteen months from the date this resolution is passed and the conclusion of the Annual General Meeting of the Company in 2003, save that the Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the directors of the Company may allot relevant securities in pursuance of such offer or agreement as if the power conferred hereby had not expired; and

(c)	in addition to any other such authority previously conferred on them, the directors of the Company be and are hereby empowered pursuant to Section 95 of the Act to allot equity securities (as defined in Section 94 of the Act) pursuant to the authority conferred by paragraph (b) above as if Section 89(1) of the Act did not apply to any such allotment provided that this power shall be limited:

(i)	to the allotment of equity securities in connection with a rights issue or open offer in favour of shareholders where the equity securities respectively attributable to the interests of all shareholders are proportionate (as nearly as may be) to the respective numbers of shares held by them (but subject to such exclusions or other arrangements as the directors may deem necessary or expedient to deal with legal or practical problems under the laws of any territory or the requirements of any regulatory body or any stock exchange or in connection with fractional entitlements or arising by virtue of shares being represented by American depositary shares or otherwise howsoever); and

(ii)	to the allotment (otherwise than pursuant to sub-paragraph (i) above) of equity securities up to an aggregate nominal amount of £337,203,

and shall expire (unless previously renewed, varied or revoked by the Company in general meeting) on the earlier of fifteen months from the date this resolution is passed and the conclusion of the Annual General Meeting of the Company in 2003, save that the Company may before such expiry make an offer or agreement which would or might require equity securities to be allotted after such expiry and the directors of the Company may allot equity securities in pursuance of such offer or agreement as if the power conferred hereby had not expired.

ORDINARY RESOLUTION (Resolution 2)

(2)	THAT:

(a)	Rules 13.03, 13.04 and 13.05 are deleted from Xenova Group 1996 Share Option Scheme in respect of options granted after the date of the Extraordinary General Meeting;

(b)	Rule 16.03 is deleted from the Xenova Group 1996 Savings Related Share Option Scheme in respect of options granted after the date of the Extraordinary General Meeting; and

(c)	Rules 3(3) and 3(4) are deleted from the Xenova Deferred Share Bonus Plan in respect of awards made after the date of the Extraordinary General Meeting.

Dated: 11 September 2002	By Order of the Board

D. Abrams Secretary

Registered office

957 Buckingham Avenue

Slough

Berks SL1 4NL

Notes:

1.	A member entitled to attend and vote at the above meeting may appoint one or more proxies to attend and, on a poll, to vote instead of him. A proxy need not also be a member of the Company.

2.	A form of proxy is enclosed which, to be effective, must be completed and lodged with Computershare Investor Services PLC, PO Box 1075, The Pavilions, Bridgwater Road, Bristol BS99 3FA not later than 48 hours before the time fixed for the meeting (or any adjournment thereof).

3.	Completion and return of a form of proxy does not preclude a member from attending and voting in person.

4.	Pursuant to Regulation 41 of the Uncertificated Securities Regulations 2001, only those shareholders registered in the register of members of the Company as at 48 hours prior to the time fixed for the meeting (or, in the case of an adjournment, as at 48 hours before the time of the adjourned meeting) shall be entitled to attend or vote at the general meeting in respect of the number of shares registered in their name at that time. Changes to entries on the register of members after such time shall be disregarded in determining the rights of any person to attend and/or vote at the meeting.

5.	Shareholders (and any proxies or representatives they appoint) agree, by attending the meeting, that they are expressly requesting and that they are willing to receive any communications (including communications relating to the Company’s securities) made at that meeting.